    As filed with the Securities and Exchange Commission on February 26, 2001
                                                      REGISTRATION NO. 333-_____
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       ----------------------------------
                        WORLDWIDE WEB NETWORX CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE                  7389                     58-2280078
       (State or Other        (Primary standard           (I.R.S. Employer
       Jurisdiction of            industrial               Identification
       Incorporation or         classification                  Number)
        Organization)            code number)

                    ------------------------------------
                         521 FELLOWSHIP ROAD, SUITE 130
                          MT. LAUREL, NEW JERSEY 08504
                                 (856) 914-3100
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 CAROL C. KNAUFF
                        WORLDWIDE WEB NETWORX CORPORATION
                         521 FELLOWSHIP ROAD, SUITE 130
                          MT. LAUREL, NEW JERSEY 08504
                                 (856) 914-3100
    (Name, Address, Including Zip Code, and Telephone Number, Including Area
                           Code, of Agent for Service)
                      ------------------------------------
                                 WITH A COPY TO:

                            G. DAVID ROSENBLUM, ESQ.
                        WorldWide Web NetworX Corporation
                         521 FELLOWSHIP ROAD, SUITE 130
                              MT. LAUREL, NJ 08054
                                 (856) 914-3149

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________________

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
                              CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                          AMOUNT OF
                                         SHARES TO BE     OFFERING PRICE       PROPOSED MAXIMUM               AMOUNT OF
      TITLE OF SHARES TO BE REGISTERED    REGISTERED       PER SHARE (1)    AGGREGATE OFFERING PRICE       REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.001 par value            19,814,802         $ 0.11             $ 2,179,628                   $ 545.00
------------------------------------------------------------------------------------------------------------------------------

==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended, based on the average of the bid and asked prices of our common stock as quoted on the OTC Electronic Bulletin Board on February 23, 2001.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission, hereafter, the SEC, is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                             DATED FEBRUARY 26, 2001

                                   PROSPECTUS

                        WORLDWIDE WEB NETWORX CORPORATION

                        19,814,802 SHARES OF COMMON STOCK

      This prospectus is part of a registration statement that covers the following:

      1. 5,964,522 shares of common stock purchased by our stockholders in our private placement offerings;

      2. 4,910,849 shares of common stock issued in connection with acquisitions;

      3. 198,950 shares of common stock issued as a placement agent fee in connection with the offering of our Series A 6% Cumulative Convertible Debentures;

      4. 705,014 shares of common stock issued upon the conversion of our outstanding Series A 6% Cumulative Convertible Debentures, dated March 22, 1999;

      5.    95,000 shares of common stock issued for legal services rendered;

      6. Up to 560,000 shares of common stock that are issuable upon the conversion of our outstanding Series A 6% Cumulative Convertible Debentures, in the principal amount of $125,000;

      7. Up to 6,240,000 shares of common stock that are issuable to the holder upon the conversion of our Convertible Promissory Note, dated August 22, 2000, in the principal amount of $3,600,000;

      8. Up to 200,000 shares of common stock that are issuable upon exercise of warrants issued to individuals who rendered consulting services to the company; and

      9. Up to 940,467 shares of common stock that are issuable upon exercise of warrants issued to the placement agent in connection with our private placement offering and the purchase of shares of our common stock by the placement agent.

      This prospectus relates to the offer and sale of outstanding shares of our common stock by the selling stockholders identified on pages 19-22 of this prospectus. We will not receive any proceeds from the sale of our common stock by the selling stockholders. The selling stockholders may offer and sell some, all or none of the common stock under this prospectus. The selling stockholders may determine the prices at which they will sell their shares of common stock, which may be at market prices prevailing at the time of sale or some other price. In connection with such sales, the selling stockholders may use brokers or dealers who may receive compensation or commissions for such sales. The selling stockholders may also attempt to sell their shares in isolated private transactions, at negotiated prices, with institutional or other investors.

      The shares of our common stock are listed on the OTC Electronic Bulletin Board under the symbol "WWWX." On February 23, 2001, the closing price of one share of our common stock on the OTC Electronic Bulletin Board was $0.094 per share.

      You should read this prospectus carefully before you invest.

      INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE THE RISK FACTORS SECTION BEGINNING ON PAGE 7.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------


                The date of this prospectus is February 26, 2001.

                                TABLE OF CONTENTS

                                                                        Page
SUMMARY                                                                  4
RISK FACTORS                                                             7
FORWARD-LOOKING STATEMENTS                                              18
USE OF PROCEEDS                                                         18
DIVIDEND POLICY                                                         18
CAPITALIZATON                                                           19
SELLING SECURITY HOLDERS                                                20
PLAN OF DISTRIBUTION                                                    23
INTERESTS OF NAMED EXPERTS AND COUNSEL                                  24
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING
INFORMATION                                                             24
SUPPLEMENATARY FINANCIAL INFORMATION                                    25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION                                                25
OUR BUSINESS                                                            37
MARKET FOR OUR COMMON STOCK                                             58
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK              59
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE                                                60
MANAGEMENT                                                              60
EXECUTIVE COMPENSATION AND OTHER INFORMATION                            63
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT             69
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                          71
DESCRIPTION OF CAPITAL STOCK                                            77
ANTI-TAKEOVER CONSIDERATIONS AND SPECIAL PROVISIONS                     78
TRANSFER AGENT                                                          79
SHARES ELIGIBLE FOR FUTURE SALE                                         79
LEGAL MATTERS                                                           83
EXPERTS                                                                 83
WHERE YOU CAN FIND MORE INFORMATION                                     83


      You should rely only the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                     SUMMARY

      THIS SUMMARY CONTAINS BASIC INFORMATION ABOUT US AND THE OFFERING. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES TO THOSE STATEMENTS INCLUDED IN THIS PROSPECTUS. EXCEPT AS OTHERWISE REQUIRED BY THE CONTEXT, REFERENCES IN THIS PROSPECTUS TO "WE," "OUR," "US," "THE COMPANY" AND "OUR COMPANY" REFER TO WORLDWIDE WEB NETWORX CORPORATION. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OPTION TO PURCHASE ADDITIONAL SHARES OF COMMON STOCK.

ABOUT WORLDWIDE WEB NETWORX CORPORATION

      WorldWide Web NetworX Corporation is a holding company that enters into joint ventures with or acquires ownership interests in off-line business-to-business companies in order to migrate the traditional business transactions of those companies onto the Internet and new business-to-business opportunities which improve the efficiency of transactions, and that makes other opportunistic investments. We currently have joint ventures with or have acquired ownership interests in eleven companies. Although we still have ownership interests in all of these companies, we have written off our interests in four of these companies, WWWX-Jencom, LLC ("WWWX-Jencom"), InterCommerce China, LLC ("InterCommerce China"), VideoNet Corporation ("VideoNet") and Vision Technologies, Inc. ("Vision"), because we have been unable to confirm that they presently have any value.

      We currently derive revenues from two companies, ATM Service, Ltd. ("ATM") and The Intrac Group, Ltd. ("Intrac"). ATM and Intrac principally derive revenue by providing off-line inventory liquidation and asset recovery services and from the purchase and resale of advertising, merchandise or business services. However, ATM's web site has not, to date, consummated any meaningful transactions or produced any meaningful revenue.

OUR OFFICES

      We maintain our principal executive offices at 521 Fellowship Road, Suite 130, Mt. Laurel, New Jersey 08054. Our telephone number is (856) 914-3100.


                                  THE OFFERING

Common stock offered by the Selling   The 19,814,802 shares registered with this
Stockholders                          prospectus include:

                                      5,964,522 shares of our common stock
                                      purchased by stockholders in our private placement offerings;

                                      4,910,849 shares of our common stock
                                      issued in connection with acquisitions;

                                      198,950 shares of our common stock issued as a placement agent fee in connection with the offering of our Series A 6% Cumulative Convertible Debentures;

                                      705,014 shares of our common stock issued upon the conversion of certain of our Series A 6% Cumulative Convertible Debentures;

                                      95,000 shares of our common stock issued for legal services rendered;

                                      Up to 560,000 shares of our common stock issuable upon the conversion of the remaining Series A 6% Cumulative Convertible Debentures;

                                      Up to 200,000 shares of our common stock issuable upon exercise of warrants issued to individuals who rendered consulting services to the company;

                                      Up to 940,467 shares of our common stock issuable upon exercise of warrants issued to the placement agent in connection with our private placement offering and the purchase of shares of our common stock by the placement agent; and

                                      Up to 6,240,000 shares of our common stock issuable upon conversion of our Convertible Promissory Note.

Common stock to be outstanding after  The conversion of the convertible
the offering (1)                      promissory note and the outstanding
                                      convertible debentures, and the exercise of the warrants, will result in the issuance of additional shares. For purposes of this prospectus, we have assumed that an additional 7,940,467 shares will be issued upon conversion or exercise of these securities. Because the number of shares issuable upon conversion of the outstanding convertible debentures is based on a formula that varies with the market price of our common stock, because we do not know whether the holder of our convertible promissory note will exercise its option to extend the maturity date for up to two years, and because there is no obligation on the holders of the convertible promissory note, convertible debentures or warrants to convert or exercise these securities, we may issue more or less than the additional 7,940,467 shares covered by this prospectus.

Use of Proceeds                       We will receive no proceeds from the
                                      sale of the common stock by the Selling
                                      Stockholders. Any proceeds received
                                      by us upon exercise of our warrants may
                                      be used for general working capital or
                                      for acquisitions.

OTC Electronic Bulletin Board         WWWX
Trading symbol

(1) Does not include shares issuable upon exercise of all options under (i) our 1999 Equity Compensation Plan, of which 1,240,000 have been granted and remain outstanding, none of which have been exercised as of February 21, 2001, or (ii) our 2000 Incentive Option Plan, of which 9,475,000 have been granted and remain outstanding, none of which have been exercised as of February 21, 2001.

                                  RISK FACTORS


      An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this annual report in evaluating the Company and its business before purchasing shares of common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

      IF WE DO NOT RAISE ADDITIONAL FUNDS FROM THIRD PARTY SOURCES OR IMMEDIATELY BECOME PROFITABLE, WE MAY BE UNABLE TO CONTINUE OUR OPERATIONS.

      Our recurring operating losses and growing working capital needs will require us to obtain additional capital to operate our business before we have established that our business will generate significant revenue. As of February 21, 2001, we have accumulated significant losses from our business operations. The continuation of our operations is dependent upon obtaining long-term financing and achieving a profitable level of operations. While we are expending our best efforts to meet our financing needs, there can be no assurance that we will be successful in raising capital from third parties or generating sufficient funds from operations and continued development. In the event that we do not raise sufficient funds from third parties, we may not have adequate financial resources to continue our business. If additional financing is obtained, the terms of the financing may be adverse to the interests of existing stockholders, including the possibility of substantially diluting their ownership position. These circumstances raise substantial doubt about our ability to continue as a going concern.

      WE MAY HAVE DIFFICULTY OBTAINING FUTURE FUNDING SOURCES, IF NEEDED, AND WE MIGHT HAVE TO ACCEPT TERMS THAT WOULD ADVERSELY AFFECT OUR STOCKHOLDERS.

      Expenses are expected to continue to exceed revenue in fiscal 2001, and we will need to raise funds from additional financings. Any financings may result in dilution to our existing stockholders. We may have difficulty obtaining additional funding, and we may have to accept terms that would adversely affect our stockholders. For example, the terms of any future financing may impose restrictions on our right to declare dividends or on the manner in which we conduct our business. Also, lending institutions or private investors may impose restrictions on a future decision by us to make capital expenditures, acquisitions or significant asset sales. Or we may not be able to locate additional funding sources at all. If we cannot raise funds on acceptable terms, if and when needed, we will not be able to continue our operations and to pursue our goal of future strategic acquisitions.

      WE ANTICIPATE THAT WE WILL INCUR CONTINUED LOSSES FOR THE FORESEEABLE FUTURE.

      We expect to incur significant losses for the foreseeable future. To date, we have not been profitable. Even if we are able to obtain additional financing, we expect to incur significant costs associated with the pursuit of future strategic acquisitions. Our revenue may not be sufficient to fund our expenses. We may never be profitable or, if we become profitable, we may be unable to sustain profitability. Some of our expenses are or will be fixed, including non-cancelable agreements, equipment leases and real estate leases. Expenses may also increase due to the potential impact of goodwill and other charges from any future acquisitions.

      OUR TWO REVENUE GENERATING SUBSIDIARIES, ATM SERVICE, LTD. AND THE INTRAC GROUP, LTD., HAVE LIMITED OPERATING HISTORIES UPON WHICH YOU MAY EVALUATE THEIR OPERATIONS.

      We formed ATM in December 1998 and acquired Intrac in July 1999. Accordingly, we have limited operating history upon which you may evaluate us. Our lack of operating history, and evolving revenue model make it difficult to evaluate our future prospects and evaluate our business strategy.

      This means that you will have only limited information upon which to base an investment decision. Because of our lack of operating history, we also believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance.

      We will encounter risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets. Many of these risks are described in more detail in this "Risk Factors" section. We may not successfully address any of these risks. If we do not successfully address these risks, our business would be seriously harmed.

      THE MARKET FOR OUR SOLUTIONS IS AT AN EARLY STAGE AND WE REQUIRE A CRITICAL MASS OF BUYING ORGANIZATIONS AND THEIR SUPPLIERS TO IMPLEMENT OUR SOLUTIONS.

      The market for Internet-based electronic commerce applications and services is at an early stage of development. Our success depends on a significant number of buying organizations, marketplaces and exchanges implementing our products and services. The implementation of our products and services by these organizations is complex, time consuming and expensive. In many cases, these organizations must change established business practices and conduct business in new ways. Our ability to attract additional customers for our products and services will depend on using our existing customers as reference accounts. Unless a critical mass of buying organizations, their suppliers, marketplaces and exchanges utilize our products and services join, our solutions may not achieve widespread market acceptance and our business would be seriously harmed.

      OUR STRATEGY OF ESTABLISHING INTERNET MARKETPLACES AS TRADING COMMUNITIES IS UNPROVEN AND MAY NOT BE SUCCESSFUL.

      As part of our business strategy, we intend, directly and through relationships with strategic partners, to establish and maintain electronic marketplaces where buyers and suppliers can conduct business-to-business commerce. If this business strategy is flawed, or if we are unable to execute it effectively, our business, operating results and financial condition will be substantially harmed. To date, we have not generated significant revenue from our marketplaces.

      OUR CUSTOMER BASE IS CONCENTRATED AND OUR SUCCESS DEPENDS IN PART ON OUR ABILITY TO RETAIN EXISTING CUSTOMERS.

      In fiscal 2000, four customers in the aggregate provided 65% of the company's total revenue. One customer accounted for 20% of our total revenues, one customer accounted for 20%, one customer accounted for 15% and one customer accounted for 10%. If one or more of our major customers were to substantially reduce or stop their use of our products or services, our business, operating results and financial condition would be harmed. We do not have long-term contractual commitments from any of our current customers and our customers may terminate their contracts with us with little or no advance notice and without penalty. As a result, we cannot assure you that any of our current customers will be customers in future periods. A customer termination would not only result in lost revenue, but also the loss of customer references that are necessary for securing future customers.

      WE RELY ON THIRD PARTIES TO EXPAND, MANAGE AND MAINTAIN THE COMPUTER AND COMMUNICATIONS EQUIPMENT AND SOFTWARE NEEDED FOR THE DAY-TO-DAY OPERATIONS OF OUR BUSINESS.

      We rely on several third parties to provide hardware, software and services required to expand, manage and maintain the computer and communications equipment and software needed for the day-to-day operations of our business. Services provided by these parties include managing our web server, maintaining communications lines and managing network data centers, which are the locations on our network where data is stored. We may not successfully obtain these services on a timely and cost effective basis. Since the installation of the computer and communications equipment and software needed for the day-to-day operations of our business to a significant extent will be managed by third parties, we will be dependent on those parties to the extent that they manage, maintain and provide security for such equipment and software.

      WE COULD BE SUBJECT TO POTENTIAL PRODUCT LIABILITY CLAIMS AND THIRD PARTY LIABILITY CLAIMS RELATED TO PRODUCTS AND SERVICES PURCHASED THROUGH OUR COMMERCE SERVICES NETWORK.

      Our customers use our products and services to manage their goods and services procurement and other business processes. Any errors, defects or other performance problems could result in financial or other damages to our customers. A product liability claim brought against us, even if not successful, would likely be time consuming and costly and could seriously harm our business. Although our customer license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions.

      Our commerce services network provides our customers with indices of products that can be purchased from participating suppliers. The law relating to the liability of providers of listings of products and services sold over the Internet for errors, defects or other performance problems with respect to those products and services is currently unsettled. We will not pre-screen the types of products and services that may be purchased through our commerce services network. Some of these products and services could contain performance or other problems. We may not successfully avoid civil or criminal liability for problems related to the products and services sold through our commerce services network or other electronic networks using our market maker applications. Any claims or litigation could still require expenditures in terms of management time and other resources to defend ourselves. Liability of this sort could require us to implement measures to reduce our exposure to this liability, which may require us, among other things, to expend substantial resources or to discontinue certain product or service offerings or to take precautions to ensure that certain products and services are not available through our commerce services network or other electronic networks using our market maker applications.

      ACQUISITIONS AND NEW STRATEGIC ALLIANCES MAY DISRUPT OR OTHERWISE HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

      As part of our business strategy we have made and expect to continue to make investments in, or acquisitions of businesses that offer complementary products, services and technologies. Our investments and acquisitions are subject to the risks commonly encountered in such activities, including, among other things:

      o acquisitions may cause a disruption in our ongoing business, distract our relatively new management team and make it difficult to maintain our standards, controls and procedures;

      o we may acquire companies or make strategic alliances in markets in which we have little experience;

      o we may not be able to successfully integrate the services, products and personnel of any acquisition or new alliance into our operations;

      o we may be required to incur debt or issue equity securities to pay for acquisitions, which may be dilutive to existing stockholders;

      o our acquisitions may not result in any return on our investment and we may lose our entire investment; and

      o If we were to suffer from one or more of these risks, our business, financial condition and results of operation could be materially harmed.

      IF INTERNET USAGE DOES NOT GROW, WE MAY BE UNABLE TO EXECUTE OUR BUSINESS PLAN TO INCREASE OUR OPERATIONS.

      Our business will be unable to succeed if Internet usage does not continue to grow or grows at significantly lower rates compared to current trends. The continued growth of the Internet depends on various factors, many of which are outside our control. These factors include, but are not limited to the following factors:

      o the Internet infrastructure's ability to support the demands placed on it;

      o the public's concerns regarding security and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and

      o the public's concern regarding privacy issues, including those related to the ability of web sites to gather user information without the user's knowledge or consent.

      OUR SUCCESS IS DEPENDENT ON RETAINING OUR CURRENT KEY PERSONNEL.

      We believe that our success will depend on continued employment of our management team and our ability to attract large businesses to use our on-line web sites for the effective management, purchase and sale of inventory and other assets. Their experience in e-commerce asset management, sales and procurement is important to the establishment of our on-line web sites. We do not maintain key-man life insurance on our key personnel. The loss of the services of one or more of our management personnel could seriously harm our business. Our success also depends on having a trained sales force, telesales group and technical and customer support personnel. We will need to continue to hire additional personnel as our business grows. Competition for personnel, particularly for employees with technical expertise, is intense. New hires also frequently require extensive training before they achieve desired levels of productivity. If we cannot hire and retain suitable personnel, we may not be able to expand and develop new business communities effectively or support those that are developed, resulting in loss of customers and revenues.

      WE MAY NOT ACQUIRE EMARKETPLACES INTERNATIONAL, INC.

            Our proposed acquisition of eMarketplaces International, Inc. is conditioned upon a number of factors. See "Subsequent Events - Letter of Intent Concerning the Acquisition of eMarketplaces International, Inc." There can be no assurance that the transaction will be consummated. We will incur certain expenses in connection with the proposed transaction, even if it is not consummated, including the cost of obtaining a fairness opinion and legal and accounting fees. In addition, if the transaction is not consummated and the $500,000 loan that we have made to eMarketplaces International, Inc. in connection with the letter of intent is not repaid, as agreed, our ability to continue our operations will be impaired.

      THE INTERESTS OF OUR SIGNIFICANT STOCKHOLDERS MAY CONFLICT WITH OUR INTERESTS AND THE INTERESTS OF OUR OTHER STOCKHOLDERS.

      Our current directors, officers and holders of more than 5% of the outstanding shares of our common stock collectively own approximately 30% of our outstanding common stock. As a result of their stock ownership, one or more of these stockholders may be in a position to affect significantly our corporate actions, including, for example, mergers or takeover attempts, in a manner that could conflict with the interests of our public shareholders.

      D.H. Blair Investment Banking Corp. is our largest shareholder and Blair Ventures-Fund I, Inc. ("Fund"), an affiliate of D.H. Blair, is our largest creditor and holds a $3.6 million convertible promissory note which is secured by all of our assets. D.H. Blair's interest as a shareholder may conflict with Fund's interest as a creditor and Fund's exercise of its rights with respect the collateral may conflict with the interests of other shareholders.

      Warren Rothstein, who was our interim chairman, president and chief executive officer from September 23, 1999 to April 26, 2000, and who continued to serve as one of our directors until August 24, 2000, also served as the chairman of ATM from December 1998 until October 19, 2000 and as chairman of Intrac from July 23, 1999 until October 19, 2000. Mr. Rothstein's duties and responsibilities with respect to certain of these positions may have been in conflict with his duties and responsibilities with respect to others.

      Thomas Settineri, who was one of our directors from September 23, 1999 until December 27, 2000, was also the president and chief executive officer of ATM and Intrac from July 23, 1999 to October 19, 2000 and has been the chairman of ATM and Intrac since October 19, 2000. Mr. Settineri's duties and responsibilities with respect to certain of these positions may have been in conflict with his duties and responsibilities with respect to others.

      FLUCTUATIONS IN OUR QUARTERLY RESULTS MAY ADVERSELY AFFECT OUR STOCK
PRICE.

      Our quarterly operating results will likely vary significantly in the future. Our operating results will likely fall below the expectations of investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the market price of our common stock. Our quarterly operating results may vary depending on a number of factors, including:

      o demand of buyers and sellers to use our web sites to list and purchase or sell products and/or services;

      o actions taken by our competitors, including new product introductions, fee schedules, pricing policies and enhancements;

      o     size and timing of sales of our services;

      o     our ability to control costs;

      o budget cycles of buyers and sellers of products and/or services and changes in these budget cycles; and

      o     general economic factors.

      OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

      The market price of our common stock is likely to be highly volatile, as the stock market in general, and the market for Internet-related and technology companies in particular, has been highly volatile. Our stockholders may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to this volatility. The trading prices of many technology and Internet-related companies' stocks have been highly volatile and have reached historical highs and lows within the past 18 months and have reflected relative valuations substantially above historical levels. We cannot assure you that our stock will trade at the same levels as other Internet stocks or predict the market prices for Internet stocks in general.

      Factors that could cause this volatility may include, among other things:

            o actual or anticipated variations in quarterly operating results;

            o     announcements of technological innovations;

            o     new sales formats or new products or services;

            o     changes in financial estimates by securities analysts;

            o     conditions or trends in the asset management industry;

            o     conditions or trends in the Internet industry;

            o     changes in the market valuations of other Internet companies;

            o announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

            o     changes in capital commitments;

            o     additions or departures of key personnel;

            o     sales of our common stock; and

            o     adequacy of liquidity and capital resources.

      Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

      THE PREVAILING MARKET PRICE OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED BY SALES OF A SUBSTANTIAL NUMBER OF SHARES INTO THE PUBLIC MARKET.

      As of the date of this registration statement, there were 38,915,596 shares of our common stock outstanding. Of the outstanding shares, 27,624,513 are subject to the volume limitations on sale set forth in Rule 144 under the Securities Exchange Act of 1934. Sales of the shares issued in private transactions, as well as the common stock issuable upon conversion of the convertible promissory note or the outstanding convertible debentures and upon exercise of our warrants, may affect the market price of our common stock. If our existing stockholders sell in the public market substantial amounts of our common stock, then the market price of our common stock could fall.

      OUR E-COMMERCE BUSINESS MAY NOT DEVELOP ADDITIONAL REVENUE SOURCES.

      We plan to generate revenues through relationships with strategic partners for the sale of assets and services. To generate significant revenues from Internet business-to-business e-commerce, we will have to continue to build these business relationships through our contacts and the expertise of our current or future personnel. We may not be able to form new strategic alliances due to a lack of sufficient financial resources or expertise in a newly targeted industry. If we are not able to build these relationships with strategic partners, we will have difficulty developing additional businesses to generate revenues.

      MARKETING AND DISTRIBUTION ALLIANCES MAY NOT GENERATE REVENUES OR MAY BE TERMINATED.

      We intend to use marketing, distribution and strategic alliances with other Internet companies to create traffic on our on-line business communities and, consequently, to generate revenues. These marketing and distribution alliances will allow us to link our on-line web sites to Internet search engines and other web sites. The success of these relationships depends on the amount of increased traffic we receive from the alliance partners' web sites.

      We may have difficulty entering into marketing and distribution alliances. Also, these arrangements may not generate revenue. Some of the marketing and distribution alliances and arrangements that we have previously entered into have not, to date, generated revenue. We also cannot assure you that we will be able to enter into these marketing and distribution alliances or renew any marketing and distribution alliances that we are able to establish or that any or all of these arrangements will generate revenue. If we are unable to establish these alliances or if any of these agreements is terminated, no revenue will be generated.

      BECAUSE OUR INDUSTRY IS HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO ENTRY, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH OTHER PROVIDERS OF E-COMMERCE SERVICES.

      We believe that the strongest potential competition for e-commerce services does not come from traditional service groups but rather the evolution of the Internet and the types of business-to-business service providers that such evolution will create. The market for Internet based, business-to-business electronic commerce solutions is extremely competitive. As applications for business-to-business e-commerce begin to proliferate and mature, we will continue to compete with other technology companies and traditional service providers that seek to integrate on-line business technologies with their traditional service mix.

      Competition for Internet products and services and electronic business commerce is intense. We expect that competition will continue to intensify. Barriers to entry are minimal, and competitors can launch new web sites at a relatively low cost. We expect that additional companies will establish competing on-line business communities on a stand-alone basis.

      E-commerce applications are in the early stages of development. Currently, the principal focus of e-commerce business-to-business groups is to provide information and generate revenues for advertisement. As e-commerce evolves, however, we expect that other entrepreneurs and large, well-known leaders in various industries will create other niche business-to-business services that may compete with our services.

      These large industry leaders would have better name recognition in the markets that we may target. We also expect competition from large consulting firms and software solution providers, which have begun developing e-commerce applications for their existing clients. The larger financial resources of these competitors may enable them to market to potential buyers and sellers of inventory and other assets and launch more widespread marketing campaigns that would make it more difficult for us to compete.

      IF WE FAIL TO DEVELOP OUR PRODUCTS AND SERVICES IN A TIMELY AND COST-EFFECTIVE MANNER, OR IF OUR PRODUCTS AND SERVICES DO NOT ACHIEVE MARKET ACCEPTANCE, OUR BUSINESS WOULD BE SERIOUSLY HARMED.

      We may fail to introduce or deliver new releases or new potential offerings on a timely and cost-effective basis or at all, particularly given the expansion of our product offering as a result of our recent and contemplated acquisitions. The life cycles of our products are difficult to predict because the market for our products is new and emerging, and is characterized by rapid technological change, changing customer needs and evolving industry standards. The introduction of products employing new technologies and emerging industry standards could render our existing products or services obsolete and unmarketable. In addition, we have experienced delays in the commencement of commercial shipments of our new releases in the past. If new releases or potential new products are delayed or do not achieve market acceptance, we could experience a delay or loss of revenues and customer dissatisfaction.

      OUR SUCCESS DEPENDS, IN PART, ON OUR ABILITY TO USE EFFECTIVE INTERNET AND OTHER MARKETING STRATEGIES THAT DEPEND ON INTERNET GOVERNANCE AND REGULATION, WHICH ARE UNCERTAIN.

      The future success of our business is dependent, in part, on our ability to use an effective Internet marketing strategy. Because the original role of the Internet was to link the government's computers with academic institutions' computers, the Internet was historically administered by organizations that were involved in sponsoring research. Private parties have assumed larger roles in the enhancement and maintenance of the Internet infrastructure. Therefore, it is unclear what organization, if any, will govern the administration of the Internet in the future, including the authorization of domain names.

      The lack of an appropriate organization to govern the administration of the Internet infrastructure and the legal uncertainties that may follow pose risks to the commercial Internet industry and our specific web site business. In addition, the effective operation of the Internet and our business is also dependent on the continued mutual cooperation among several organizations that have widely divergent interests, including the government, Internet service providers and developers of system software language. These organizations may find that achieving a consensus may become difficult, impossible, time-consuming and costly.

      Although we are not subject to direct regulation in the United States other than federal and state business regulations generally, changes in the regulatory environment could result in the Federal Communications Commission or other United States regulatory agencies directly regulating our business. Additionally, as Internet use becomes more widespread internationally, there is an increased likelihood of international regulation.

      We cannot predict whether or to what extent any new regulation affecting e-commerce will occur. New regulation could increase our costs. For example, we do not collect sales or other similar taxes with respect to the equipment, inventory and other products sold through our on-line communities. One or more states may seek to impose sales tax collection obligations on out-of-state companies like ours that engage in or facilitate e-commerce. State and local governments have made proposals that would impose additional taxes on the sale of goods and services over the Internet. A successful assertion by one or more states or any foreign country that we should collect sales and other taxes on the exchange of equipment, inventory and other goods on our system could increase costs that we could have difficulty recovering from users of our web sites.

      Governmental agencies and their designees regulate the acquisition and maintenance of web addresses generally. For example, in the United States, the National Science Foundation had appointed Network Solutions, Inc. as the exclusive registrar for the ".com," ".net" and ".org" generic top-level addresses. Although Network Solutions no longer has exclusivity, it remains the dominant registrar. The regulation of web addresses in the United States and in foreign countries is subject to change. As result, we may not be able to acquire or maintain relevant web addresses in all countries where we conduct business that are consistent with our brand names and marketing strategy. Furthermore, the relationship between regulations governing web site addresses and laws protecting trademarks is unclear.

      WE MAY FACE INCREASED ACCESS COSTS FROM BROWSER PROVIDERS AND INTERNET DISTRIBUTION CHANNELS.

      Leading web site, browser providers and other Internet distribution channels may begin to charge us to provide access to our products and services. If any of these expenses are not accompanied by increased revenues, our e-commerce business will be negatively impacted.

      CONCERNS REGARDING SECURITY OF TRANSACTIONS AND TRANSMITTING CONFIDENTIAL INFORMATION OVER THE INTERNET MAY NEGATIVELY IMPACT OUR E-COMMERCE BUSINESS.

      We believe that concern regarding the security of confidential information transmitted over the Internet, including, for example, business and supply requirements, credit card numbers and other forms of payment methods, prevent many potential customers from engaging in online transactions. If we do not add sufficient security features to future product releases, our services may not gain market acceptance or we may face additional legal exposure.

      Despite the measures we have taken in the area of security, our infrastructure is potentially vulnerable to physical or electronic break-ins, computer viruses, hackers or similar problems caused by employees, customers or other Internet users. If a person circumvents our security measures, that person could misappropriate proprietary information or cause interruptions in our operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. These risks may require us to make significant investments and efforts to protect against or remedy security breaches, which would increase the costs of maintaining our web sites.

      WE MAY BE SUBJECT TO LEGAL LIABILITY FOR PUBLISHING OR DISTRIBUTING CONTENT OVER THE INTERNET.

      We may be subject to legal claims relating to the content in our industry-specific on-line web sites, or the downloading and distribution of content. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. The representations as to the origin and ownership of licensed content that we generally obtain may not adequately protect us.

      In addition, we draw some of the content provided in our on-line business communities from data compiled by other parties. This data may have errors. If our content is improperly used or if we supply incorrect information, it could result in unexpected liability. Our insurance may not cover claims of this type, or may not provide sufficient coverage. Costs from these claims that are not covered by our insurance or exceed our coverage would damage our business and limit our financial resources.

      IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR ARE HELD LIABLE FOR INFRINGING ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WE MAY BE FORCED TO DEVOTE SIGNIFICANT TIME, ATTENTION AND MONEY TO DEFEND THESE CLAIMS.

      Litigation regarding intellectual property rights is common in the Internet and software industries. We expect third-party infringement claims involving Internet technologies and software products and services to increase. If an infringement claim is filed against us, we may be prevented from using certain technologies and may incur significant costs to resolve the claim.

      Third parties may infringe or misappropriate our trademarks or other proprietary rights, which could injure our reputation and business. We may be subject to or may initiate proceedings in the United States Patent and Trademark Office, which may demand significant financial and management resources. While we enter into confidentiality agreements with our employees and consultants, and generally control access to and distribution of our proprietary information, the steps we have taken to protect our proprietary rights may not prevent misappropriation. In addition, we do not know whether we will be able to defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving.

      Many parties are actively developing e-commerce and other Internet related technologies, as well as a variety of online business models and methods. We believe that these parties will continue to take steps to protect these technologies, including, but not limited to, seeking patent protection. As a result, disputes regarding the ownership of these technologies and rights associated with online business are likely to arise in the future.

      Although we believe our products and information system do not infringe upon the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against us. From time to time in the ordinary course of business we may be subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. These claims and any resultant litigation, should this occur, could further subject us to significant liability for damages. In addition, even if we prevail, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention and a reduction in any potential profits. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

      WE DEPEND ON THE CONTINUOUS INTRODUCTION OF ENHANCED SOFTWARE CAPABILITIES AND EXPANSION OF OUR SOFTWARE SERVICES, WHICH WE MAY NOT BE ABLE TO PROJECT ACCURATELY.

      If traffic in our on-line businesses develops, we may need to expand and upgrade our technology, transaction processing systems and network hardware and software. We are not able to predict these needs. In addition, we may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate our future needs. If we do not appropriately upgrade our systems, network hardware and software on an ongoing basis, we may have difficulty competing effectively.

      The life cycles of the software used to support our e-commerce services are difficult to predict because the market for our e-commerce web sites for sales and procurement of inventory and other assets is new and emerging and is characterized by changing customer needs and industry standards. The introduction of on-line products employing new technologies and industry standards could render our existing system obsolete and unmarketable. If a new software language becomes the industry standard, we may need to rewrite our software to remain competitive. We may not be able to respond in a cost-effective way and lose business as a result.

      ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF THE COMPANY DIFFICULT OR DILUTE THE VOTING RIGHTS OF THE HOLDERS OF OUR COMMON STOCK.

      WorldWide Web NetworX Corporation is a Delaware corporation. Anti-takeover provisions of the Delaware law could make it more difficult for a third party to acquire control of us, even if a change in control would be beneficial to our stockholders.

      Our articles of incorporation provide that our Board of Directors may issue preferred stock without shareholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us. Our Board of Directors may issue preferred stock with voting or conversion rights that may have the effect of delaying, deferring or preventing a change of control of us and would adversely affect the market price of our common stock and voting and other rights of holders of our common stock.

      Further, if our Board of Directors issues preferred stock with greater voting rights than our common stock, the voting rights of the holders of our common stock will be diluted. See "Letter of Intent Concerning the Acquisition of eMarketplaces International, Inc."

      WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS, AND WE MAY INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS. PROPRIETARY RIGHTS ARE IMPORTANT TO OUR SUCCESS AND OUR COMPETITIVE POSITION.

      We have registered the name "ATMcenter.com" as a service mark for use in connection with our electronic commerce services on the Principal Register of the United States Patent and Trademark Office.

      Although we seek to protect our proprietary rights, our actions may be inadequate to protect any trademarks and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. We may not be able to protect our domain names for our on-line industry-specific web sites as trademarks because those names may be too generic or perceived as describing a product or service or its attributes rather than serving a trademark function.

      If we are unable to protect our proprietary rights in trademarks, service marks and other indications of origin, competitors will be able to use names and marks that are identical to ours or sufficiently similar to ours to cause confusion among potential customers between us and our services and our competitors and their services. This confusion may result in the diversion of business to our competitors or the loss of potential or existing customers. Also, to the extent these competitors have problems with the quality of their services, this confusion may injure our reputation for quality.

      Except for a search for the name ATMcenter.com, we have not conducted searches to determine whether our service marks, trademarks and similar items may infringe on the rights of third parties.

   DIFFICULTY OF PROTECTING PROPRIETARY RIGHTS IN OTHER COUNTRIES.

      Copyrights and trademarks may receive limited or no protection in some countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our work.

                           FORWARD-LOOKING STATEMENTS

      Some information contained in this prospectus may contain forward-looking statements. The use of any of the words "anticipate," "continue," "estimate," "expect," "may," "will," "project," "should," "believe" and similar expressions are intended to identify uncertainties. We believe the expectations reflected in those forward-looking statements are reasonable. However, we cannot assure you that these expectations will prove to be correct. You should not unduly rely on forward-looking statements included in this prospectus. These statements speak only as of the date of this prospectus. In particular, this prospectus contains forward looking statements pertaining to the following:

      o     potential growth in our operations;

      o     geographic location or focus of our operations;

      o potential investments of the proceeds of this offering pending the application of the net proceeds; and

      o     expected sources or uses of funds.

      Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors set forth in, or incorporated by reference into, this prospectus:

      o financial market conditions, and the availability of financing on terms acceptable to our company;

      o the success or failure of our efforts to implement our business strategy;

      o     the availability of experienced employees; and

      o     the factors discussed under "Risk Factors."

      Many of those factors are beyond our ability to control or predict. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

                                 USE OF PROCEEDS

      We will not receive any part of the proceeds from the sale by our stockholders of our common stock. Any proceeds received by us upon exercise of our options or warrants may be used for general corporate purposes to grow our business. The use of any proceeds from the exercise of these securities, or the timing of such use, will depend on the availability to us of cash from other sources.

      We will bear the expenses of this registration of the shares of common stock offered herein and estimate that these expenses will be approximately $35,725.

                                 DIVIDEND POLICY

      We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, operating results, capital requirements and other factors that the board deems relevant.

                                 CAPITALIZATION

      Our Certificate of Incorporation authorizes the issuance of an aggregate of 100,000,000 shares of common stock at $0.001 par value and 10,000,000 shares of preferred stock at $0.001 par value. As of February 21, 2001, there were 38,915,596 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

                            SELLING SECURITY HOLDERS

                                                 Shares Beneficially                   Shares  Beneficially
                                                       Owned                                Owned After
                                                Prior to the Offering                        Offering
                                                --------------------                   --------------------
                                                                         Shares to be
                                            Number of                      Sold in      Number of
                                             Shares         Percent        Offering       Shares   Percent
                                            ---------       -------      ------------     ------   -------
NAME OF SELLING SECURITY HOLDER

Gary Fragin IRA (Bear Stearns                100,000          *             100,000       100,000     *
Sec. Corp. Custodian)                        100,000          *             100,000       100,000     *
TPR Investment Associates Inc.               100,000          *             100,000       100,000     *
Ralph H. Isham                               100,000          *             100,000       100,000     *
The M&B Weiss Family LP of 1996               66,667          *              66,667        66,667     *
JenCom Digital Technologies, LLC           2,403,302         6%           2,403,302     2,403,302    6%
The TechDepartment.com, Inc.                 426,075         1%             426,075       426,075    1%
Henry Kauftheil                              265,550          *             265,500       265,500     *
Arthur Kohn                                    8,279          *               8,279         8,279     *
Milan Panic                                   66,667          *              66,667        66,667     *
Richard Fry                                   22,222          *              22,222        22,222     *
Swanson Estates                              184,086          *             184,086       184,086     *
Filter International Corporation               8,279          *               8,279         8,279     *
Irwin Brown                                    7,547          *               7,547         7,547     *
Sean McNamara                                 81,551          *              81,551        81,551     *
RER Corporation                               33,333          *              33,333        33,333     *
Albert Millstein                              33,333          *              33,333        33,333     *
Rhoda Chase                                  110,000          *             110,000       110,000     *
Martin Lerner                                 66,667          *              66,667        66,667     *
Putnam Investment Corporation                 16,667          *              16,667        16,667     *
World Financial Exchange, Inc.               109,999          *             109,999       109,999     *
John Livingston                                4,077          *               4,077         4,077     *
Weiss Capital Group, LLC                      66,667          *              66,667        66,667     *
Martin Chopp                                  40,775          *              40,775        40,775     *
Schon Family Foundation                       33,333          *              33,333        33,333     *
Scott and Amy Koppelman JTROS                 50,000          *              50,000        50,000     *
Jay Kestenbaum                                33,333          *              33,333        33,333     *
Glenn Fishman                                 20,000          *              20,000        20,000     *
Bernard Cohen                                 10,000          *              10,000        10,000     *
Jay Fialkoff                                  66,667          *              66,667        66,667     *
Michael Bollag                                66,667          *              66,667        66,667     *
Harold Altman                                 20,000          *              20,000        20,000     *
Jacob and Channah Borenstein                  33,333          *              33,333        33,333     *
Gail Mulvihill                               100,000          *             100,000       100,000     *
Barington Capital Group                      100,000          *             100,000       100,000     *
Mark Honigsfeld  Rev. Living Trust            66,667          *              66,667        66,667     *
Paul Saunders                                100,000          *             100,000       100,000     *
Oscar Rosenberg                                7,547          *               7,547         7,547     *
Optic Express                                 30,667          *              30,667        30,667     *

Emile Mimran c/f Carolyn M                    12,000          *              12,000        12,000     *
Emile Mimran c/f Reina Mimran                 12,000          *              12,000        12,000     *
Emile Mimran c/f Adam Mimran                  12,000          *              12,000        12,000     *
Estate of Phyllis Trenk                      100,000          *             100,000       100,000     *
Paul Friedman                                 12,667          *              12,667        12,667     *
Martin Sirotkin                               66,667          *              66,667        66,667     *
Ethel Sirotkin R/T                            66,667          *              66,667        66,667     *
Judith Boim                                   16,667          *              16,667        16,667     *
James D. Wolfensohn                          333,333          *             333,333       333,333     *
Jerry Finkelstein                             68,000          *              68,000        68,000     *
Ann Oestricher                                66,667          *              66,667        66,667     *
Aaron Shpayher                                30,000          *              30,000        30,000     *
Robert B. Meares Retirement Plan             100,000          *             100,000       100,000     *
Harry & Susan Dubow                            8,158          *               8,158         8,158     *
Susan Dubow                                    8,158          *               8,158         8,158     *
Michael Vail                                   4,077          *               4,077         4,077     *
New America Network, Inc.                  1,725,000         4%           1,500,000     1,725,000    4%
Robert Milstein                               12,150          *              12,150        12,150     *
Richard & Grace Johnson                        8,125          *               8,125         8,125     *
Neil Leibman                                   2,038          *               2,038         2,038     *
Harusy & Susan Mininberg                     100,000          *             100,000       100,000     *
Joseph Giamonco                              100,000          *             100,000       100,000     *
The Lionel Trust                             133,333          *             133,333       133,333     *
L.F. Global Investments                      148,334          *             148,334       148,334     *
Michelle Kain                                 95,000          *              95,000        95,000     *
JLV Investments                               33,333          *              33,333        33,333     *
Raymond and Susan Drapkin                     66,667          *              66,667        66,667     *
L&H Family Foundation                         20,000          *              20,000        20,000     *
Simon & Leah Barber                           26,667          *              26,667        26,667     *
John & Biancotti Sandell                      33,333          *              33,333        33,333     *
Peter Hand                                     4,077          *               4,077         4,077     *
Roman Kent                                    33,333          *              33,333        33,333     *
Academy Partners                              66,667          *              66,667        66,667     *
Melvin Katten                                 33,333          *              33,333        33,333     *
JBA International, Inc. Retirement Plan       16,667          *              16,667        16,667     *
Joel & Shana Blumberg                         16,667          *              16,667        16,667     *
Barry Ogrin                                   15,000          *              15,000        15,000     *
Frederick Todd                               131,100          *             131,100       131,100     *
Philip & Janice Sirianni                      40,775          *              40,775        40,775     *
Paul Sirotkin                                 66,667          *              66,667        66,667     *
Larry Dorfman                                 66,667          *              66,667        66,667     *
Jack Forgash                                  23,333          *              23,333        23,333     *
Ruth Robles                                    5,000          *               5,000         5,000     *
Irma Cruz-Quinones                             1,500          *               1,500         1,500     *
Diane Vanderlinden                             2,000          *               2,000         2,000     *
Gil Jackson                                    5,000          *               5,000         5,000     *
Ronald Johnson                                 4,500          *               4,500         4,500     *
Deborah Cook                                  10,000          *              10,000        10,000     *
Martin A. Bell                               100,000          *             100,000       100,000     *
Alison Brown                                  25,000          *              25,000        25,000     *
Jonathan  Turkel                              36,000          *              36,000        36,000     *

Andrew Plevin                                 18,000          *              18,000        18,000     *
Louis Herlands                                 6,000          *               6,000         6,000     *
Leonard Katz                                  36,000          *              36,000        36,000     *
David Nachamie                                 5,000          *               5,000         5,000     *
Engex, Inc.                                  150,000          *             150,000       150,000     *
D.H. Blair Investment Banking              2,214,967         6%           2,214,967     2,214,967    6%
Lorraine Hickson                               2,500          *               2,500         2,500     *
OTATO Limited Partnership                    203,878          *             203,878       203,878     *
David Shamilzadeh                             50,000          *              50,000        50,000     *
Sage Capital Investments Limited              81,551          *              81,551        81,551     *
John & Jean Echternach                         8,155          *               8,155         8,155     *
Herman Howard                                 66,667          *              66,667        66,667     *
Ruki Renov                                   166,667          *             166,667       166,667     *
Ruki Renov c/f Benjamin Renov                109,804          *             109,804       109,804     *
Ruki Renov c/f Emily Renov                   109,804          *             109,804       109,804     *
Ruki Renov c/f Yael Renov                    109,804          *             109,804       109,804     *
Ruki Renov c/f Ari Renov                     109,804          *             109,804       109,804     *
Ruki Renov c/f Yoni Renov                    109,804          *             109,804       109,804     *
Ruki Renov c/f Eli Renov                     109,804          *             109,804       109,804     *
Tani Family Partnership                      109,804          *             109,804       109,804     *
Tova Family Partnership                      109,804          *             109,804       109,804     *
Esther Stahler c/f Lisa  Stahler             109,804          *             109,804       109,804     *
Esther Stahler c/f Jamie Stahler             109,804          *             109,804       109,804     *
Esther Stahler c/f Eli Stahler                66,667          *              66,667        66,667     *
Esther Stahler c/f David Stahler             109,804          *             109,804       109,804     *
Esther Stahler c/f Daniel Stahler            109,804          *             109,804       109,804     *
Esther Stahler c/f Avi Stahler               109,804          *             109,804       109,804     *
Gitel Family Limited Partnership              66,667          *              66,667        66,667     *
Sigmund Freundlich                            50,000          *              50,000        50,000     *
Felice Gross                                  42,000          *              42,000        42,000     *
Ace Investments                               33,333          *              33,333        33,333     *
Jack Burstein                                 30,667          *              30,667        30,667     *
Stifel Nicolaus c/f Hanna Bresler             33,333          *              33,333        33,333     *
Stifel Nicolaus c/f Bresler & Bresler         33,333          *              33,333        33,333     *
Arnold Kling                                 102,200          *             100,000       102,200     *
Raymond Reaback                               25,000          *              25,000        25,000     *
Louis Reaback                                 25,000          *              25,000        25,000     *
Miriam Stern                                  33,333          *              33,333        33,333     *
Tom Grant                                     10,000          *              10,000        10,000     *
Mary Sandell                                  26,667          *              26,667        26,667     *
David & Gabriella Gandara Sandell             20,000          *              20,000        20,000     *
Morris Friedman                               30,000          *              30,000        30,000     *
Louis Weisbach                                16,667          *              16,667        16,667     *
Zakeni Limited                               203,878          *             203,878       203,878     *
Karen Seeman                                  12,232          *              12,232        12,232     *
Blair Ventures-Fund I, Inc.                6,240,000        16%           6,240,000     6,240,000    16%
Thomas Settineri                             750,000         2%             750,000       750,000     2%
Gary Levi                                    250,000          *             250,000       250,000     *
Goldplate Holdings                           198,950          *             198,950       198,950     *
Marian Morrison                                7,547          *               7,547         7,547     *

*     Less than one percent

(1) percentages are based on 38,915,596 shares of our common stock outstanding as of February 21, 2001.


                              PLAN OF DISTRIBUTION

      The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     short sales;

      o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Stockholders. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

      Neither the company's counsel, nor any of the experts named in this registration statement as having prepared or certified any part hereof, had, or is to receive in connection with this offering, a substantial interest, direct or indirect, in the company or any of its subsidiaries.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

      You should read the following selected financial information in conjunction with our consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Report. The statement of operations data for the last three years ended September 30, and for the three month period ended December 31, 2000, and the balance sheet data as of September 30, 2000, 1999 and 1998 and December 31, 2000 are derived from our audited financial statements, which are included elsewhere in this Report. The statement of operations data for the year ended September 30, 1997 and the balance sheet data as of September 30, 1997 are that of Instra Corp., a predecessor company, and have been derived from Instra Corp.'s audited financial statements that are not included in this Report. We have not included financial information for periods prior to September 30, 1997, as the prior operations are not meaningful.

                                                    YEAR ENDED SEPTEMBER 30,
                                               ---------------------------------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                 2000        1999         1998          1997
                                               --------    --------     --------      --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues .........................            $  6,772     $  1,339     $     50      $     --
Loss from operations .............             (19,091)        (139)        (166)
Impairment of investments ........             (19,786)          --           --            --
Impairment of intangible asset ...              (3,901)          --           --
Impairment of investments in and
  advances to Affiliated Companies              (2,350)          --           --
Loss on sale of investments ......              (2,328)          --           --            --
Gain on sale of subsidiary .......                  --       25,426           --            --
Net (loss) income ................             (37,081)       1,612         (219)         (165)
Net (loss) income per share:
Basic ............................                (.97)         .07         (.03)         (.08)
Diluted ..........................                (.97)         .07         (.03)         (.08)

                                                    YEAR ENDED SEPTEMBER 30,
                                               ---------------------------------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                 2000        1999         1998          1997
                                               --------    --------     --------      --------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...............        $  2,271   $  7,234     $    792          1
Investments.............................           6,005     29,475            -          -
Investments in and advances to
  Affiliated Companies..................           3,319      2,744            -          -
Total assets............................          15,707     47,511          986         25
Convertible debt........................           3,725        990            -          -
Total stockholders' equity..............           4,692     34,475          923         25

The fluctuations from 1998 to 1999 and 2000 reflected in the above tables are explained in detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations" below. The detail descriptions can be found in the subtitles listed above.

                       SUPPLEMENTARY FINANCIAL INFORMATION

      The supplementary financial information required by Item 503 of Regulation S-K is included in our consolidated financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

      THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS REPORT.

OVERVIEW OF THE NATURE OF THE COMPANY'S BUSINESS

      WorldWide Web NetworX Corporation is a holding company that enters into joint ventures with or acquires ownership interests in off-line business-to-business companies in order to migrate the traditional business transactions of those companies onto the Internet, new business-to-business opportunities which improve the efficiency of transactions, and to make other opportunistic investments.

PLAN OF OPERATIONS

      On September 1, 2000, new management came to the Company. The immediate focus of the new management team was on rationalizing the operating expenses and assessing the value-creating potential of our affiliated companies. Their intent was to reduce operating expenses, thereby conserving working capital, while evaluating the investments the Company had previously made and seeking opportunities for new investment.

      We took several steps to significantly reduce expenses going forward. These actions, initiated beginning in late August 2000, included elimination of positions, closing facilities no longer needed, eliminating services not essential to our continuing operations and to that of our wholly or majority owned affiliated companies, ATM and Intrac, negotiating lower prices from vendors for services still essential to continuing operations, and negotiating agreements that required funding by the Company. These steps included, among other things, the actions described below.

      In late August and September 2000, we took a series of actions that reduced the corporate workforce by 40% and our recurring payroll expense by 22%. These actions included the elimination of positions no longer critical to our continuing operations.

      In September 2000, we decided to close our Mt. Laurel, New Jersey office and began the process of procuring a subtenant for the space. Excluding payroll expense, the cost of operating the Mt. Laurel facility was approximately $325,000 in the fiscal year ended September 30, 2000. Until June 2000, Entrade shared this facility with us and paid for 70% of the costs.

      Also in September 2000, we restructured our relationship with NAI Direct. This action eliminated our obligation to provide NAI Direct with an additional $2,660,000 in working capital by March 2001. See "Business - New America Network, Inc. and Real Quest, Inc."

      In October 2000, ATM and Intrac each terminated its management services contract with Warren Rothstein. Coincident with termination of these contracts, the ATM facility at Tarrytown, New York was closed and all jobs at that facility were eliminated. Excluding facility related expenses, the expenses related to the terminated contracts and eliminated jobs totaled $1.1 million for the fiscal year ended September 30, 2000.

      Limited impact of these changes is reflected in operating results for the year ended September 30, 2000, because these actions were initiated late in the fiscal year and there were implementation costs associated with certain actions. However, monthly general and operating expenses are lower due to the decreased payroll and professional services resulting from the actions described above and our working capital requirements have also been reduced as a result of the restructured relationship with NAI Direct. Our "burn rate" of cash has been reduced to $120,000 per month and the "burn rate" for our wholly-owned subsidiary, The Intrac Group, Ltd., and our majority-owned subsidiary, ATM Service Ltd., has been reduced to $150,000 a month, in the aggregate, down from $280,000 and $250,000, in the aggregate, respectively.

      The foregoing actions have the cumulative effect, to date, of enabling the Company to continue to operate through at least May 2001. Had these actions not been taken, cash and cash equivalents would have been expected to have been depleted by late October 2000.

      Our intention is to maintain these rates of monthly expenditures while seeking new funding for new investment opportunities and continued operations. Management expects to continue its efforts to reduce expenses, including the subletting of the Mt. Laurel facility and the further reduction of payroll expenses.

      We currently intend to pursue the following plan of operations during the next twelve months:

         INCREASE REVENUES BY DEVELOPING OUR OPERATING COMPANIES. ATM and Intrac will continue to develop their customer bases through the efforts of their present sales and marketing team. ATM and Intrac will also look to develop emerging markets through their own efforts or through representatives.

            SEEK NEW INVESTMENT OPPORTUNITIES. We intend to seek new investment opportunities, using our cash, stock and/or Internet expertise as our capital contributions or to create joint ventures. See "Letter of Intent Concerning the Acquisition of eMarketplaces International, Inc."

      If we are successful in raising additional capital for new investment opportunities, we anticipate that our operating expenses will increase over the next twelve months. Without additional sources of funding, we will continue our efforts to reduce our operating expenses. However, without funding, we will not be able to continue beyond approximately May 2001. These conditions raise substantial doubt about our ability to continue as a going concern. Our actual operating and financial results and actual plan of operations may differ materially from the stated plan of operations. Factors which may cause a change from our actual results or actual plan of operations vary but include, without limitation, decisions of our board of directors not to pursue the stated plan of operations based on its reassessment of the plan, changes in the Internet business or in our business strategy, the wholesaling and asset recovery business and general economic conditions.

GENERAL

      We had declining and comparatively small operations until May 18, 1998 when we entered our current line of business by acquiring Keiretsu Corporation. See "Our Business," page 34. Over the past three fiscal years, we have had $8.2 million in revenues from operations, $33.2 million in losses from operations, other expenses of $2.5 million and net losses of $35.7 million. Administrative costs incurred to date have been expended in connection with software development, marketing expenses, and operating expenses. Operating expenses have also included general and administrative expenses related to all of our activities.

EFFECT OF VARIOUS ACCOUNTING METHODS ON OUR RESULTS OF OPERATIONS

      The various interests that we acquire in the companies in which we own interests are accounted for under one of three methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on our voting interest in a company in which we own an interest unless significant minority rights are present.

      CONSOLIDATION. Affiliated companies in which we directly or indirectly own more than 50% of the outstanding voting securities and exercise control are generally accounted for under the consolidation method of accounting. Under this method, an affiliated company's results of operations are reflected within our Consolidated Statements of Operations. At September 30, 2000, the consolidated financial statements include the Company, its majority owned and controlled subsidiary, ATM Service, Ltd., and its wholly owned subsidiary, The Intrac Group, Ltd. Additionally, the results of operations of Real Quest, Inc. have been included in the consolidated statement of operations through September 27, 2000 at which point, our investment was restructured and we commenced accounting for this investment under the cost method of accounting. ATM was recorded using the equity method from December 1998 through July 23, 1999, when we acquired a controlling interest.

      EQUITY METHOD. Affiliated companies whose results are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an affiliated company depends on an evaluation of several factors including, among others, representation on the affiliated company's Board of Directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the company, including voting rights associated with our holdings in common, preferred and other convertible instruments in the company. Under the equity method of accounting, the detail of an affiliated company's results of operations are not reflected within our Consolidated Statements of Operations; however, our share of the earnings or losses of the affiliated company is reflected in the caption "Equity (income) loss" in the Consolidated Statements of Operations. During the fiscal year ended September 30, 2000, we accounted for WWWX-Jencom, LLC and InterCommerce China under the equity method of accounting. In fiscal 2000, we recorded our share of WWWX-Jencom's losses until our investment was reduced to zero. At September 30, 2000, we determined that our investment in InterCommerce China was impaired and accordingly, recorded a valuation allowance of $2.3 million. ATM was accounted for using the equity method from December 1998 through July 23, 1999, when we acquired a controlling interest, and we commenced accounting for ATM under the consolidation method of accounting.

      COST METHOD. Affiliated companies not accounted for under the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, the Company's share of the earnings or losses of these companies is not included in the Consolidated Statements of Operations. However, cost-method impairment charges are recognized in the Consolidated Statements of Operations and deducted from the carrying value in the Consolidated Balance Sheet, while the new cost basis is not increased if circumstances suggest that the value of the affiliated company has subsequently recovered. As of September 30, 2000, we accounted for seven companies under the cost method of accounting. Of these seven companies, Vision Technologies and VideoNet were determined to have an impaired value with the value carried on the Consolidated Balance Sheet reduced by $850,000 and $100,000, respectively.

EFFECT OF VARIOUS ACCOUNTING METHODS ON THE PRESENTATION OF OUR FINANCIAL STATEMENTS

      The presentation of our financial statements may differ from period to period as a result of whether we apply the consolidation method of accounting, the equity method of accounting or the cost method of accounting.

RESULTS OF OPERATIONS - Three-year period ended September 30, 2000

REVENUES

      The Company principally derives its revenue by providing inventory liquidation and asset recovery services and from the purchase and resale of advertising media, merchandise or business services through its consolidated affiliated companies, ATM Service, Ltd. and The Intrac Group, Ltd.

      For the year ended September 30, 2000, the Company derived approximately 89% of its revenue from customers in the United States. Approximately 11% of revenue were derived from customers outside the United States, principally in Israel and Mexico. For the year ended September 30, 2000, four customers for whom the Company provided these services each accounted for 10% or more of the Company's total revenue. These four customers combined provided 65% of the Company's total revenue for the year ended September 30, 2000. For the year ended September 30, 1999, no customer for whom the Company provided these services accounted for 10% or more of the Company's total revenue.

      Revenues were $6.8 million for the year ended September 30, 2000, $1.3 million for the year ended September 30, 1999, and $50,000 for the year ended September 30, 1998. The growth in revenues is attributable to the acquisition of The Intrac Group, Ltd and the formation of ATM Service, Ltd., on July 23, 1999. For the year ended September 30, 2000, these two affiliated companies provided revenue for the entire fiscal year, but in fiscal year 1999 they provided revenue only for the period July 23, 1999 to the fiscal year's end on September 30, 1999. Prior to acquisition and formation of the two affiliated companies, revenue was primarily derived from consulting services provided by Entrade which was sold in September 1999.

      Deferred revenue from asset management, liquidation and cost-recovery, and media buying services, was $3.1 million and $470,000 as of September 30, 2000 and 1999, respectively.

      The Company will contract with a customer to sell for the customer large blocks of assets or inventory under asset management, liquidation, or cost recovery agreements. In an asset management agreement, the Company acts as an agent, sells the assets for cash, and receives a percentage of the sale as a commission. The Company records the commission received as revenue when the asset is shipped.

      Under most liquidation and cost-recovery agreements, the Company takes title to the assets but does not assume the risk of loss. The Company is not required, by either type of agreement, to make any cash payment to the customer for the assets purchased until such time as the Company sells the assets. These payments pertain to the portion of assets actually sold. The ultimate cost to the Company is a fixed percentage of the sale price of the inventory for, which is unknown until a sale occurs. Accordingly, the Company usually does not record inventory for any assets purchased under these agreements. Only when the Company assumes the risk of loss and the value of the goods purchased can be reasonably estimated is inventory recorded. Only one such cost recovery contract was in effect during the year ended September 30, 2000 and, as a general rule, the Company does not plan to enter into such agreements in the future.

      The transactions conducted under asset management and cost recovery agreements can also be settled, in part, in trade credits to purchase advertising media, merchandise, or business services ("trade credits"). The amount of trade credits issued to customers represents the difference between the contracted value of the inventory as negotiated with the customer and the cash paid to the customer upon the sale of the inventory. Trade credits are not redeemable by customers for cash. The contracted value of the inventory is mutually agreed upon by the Company and the customer at the time an agreement is reached and is usually in excess of the cash liquidation value. The Company is not required to remit cash or any other form of payment other than trade credits for the difference between the contracted value and the cash paid for the inventory.

      Revenues associated with asset management and cost recovery services are typically recognized when the inventory sold is shipped. However, if the transactions involve the issuance of trade credits, the Company will defer a portion of the revenue attributable to cash received under asset management and cost-recovery agreements to reflect the outstanding costs applicable to the future redemption of the trade credits.

      The Company issues two types of trade credits, "combination trade credits" and "straight trade credits." Under a combination trade credit arrangement, the customer purchases goods and services from the Company in exchange for trade credits and cash. The ratio of cash to combination trade credits that make up the total purchase price to be used in purchases from the Company are determined on a transaction-by-transaction basis. When the Company redeems combination trade credits, it recognizes revenue equal to the cash received from the customer for the goods and services plus, if applicable, the pro rata portion of the deferred revenue relating to the liquidation of the assets that gave rise to the trade credits. Cost of revenue is recognized for the cash the Company paid for the goods and services.

      Straight trade credits are issued to purchase goods and services from the Company without the requirement to pay us a portion of the purchase price in cash. Straight trade credits are issued to purchase pre-negotiated types of goods and services, which have readily estimable costs. The Company records deferred revenue for straight trade credits approximating the estimated cost to purchase future goods and services plus a normal profit margin. When the Company redeems straight trade credits, it recognizes revenue equal to the pro rata portion of the deferred revenue relating to straight trade credits. Cost of revenue is recognized for the cash the Company paid for the goods and services.

      The source of our revenue, and its attendant costs, has changed dramatically in the year ended September 30, 2000 from previous fiscal years. Nearly 57% of our revenue in fiscal year 1999 was from technology consulting services sold by Entrade. In the year ended September 30, 2000, that share of our total revenue dropped below 2%, with sales of cost recovery services and media by ATM and Intrac accounting for 94% of our revenue. The dramatic change in the source of our revenue was due to the sale of Entrade in September 1999, after which time Entrade's operating results, which included the revenues derived from the consulting services provided by Entrade, were no longer included in our consolidated financial statements, and the inclusion of Intrac's operations for an entire year. Intrac was not included in our consolidated operating results until July 23, 1999, when the Company acquired Intrac.

      Revenues were $1.2 million for the three months ended December 31, 2000, compared to revenues of $1 million for the three months ended December 31, 1999. For the three month period ended December 31, 2000, 39% of our revenue was provided by liquidation and cost recovery services and 61% of our revenue was from the purchase and resale of media. For the three months ended December 31, 1999, 46% of our revenue was from liquidation and recovery services, 41% of our revenue was from the purchase and resale of media services, 7% of our revenue was from asset management and 6% of our revenue was from consulting services. For the three months ended December 31, 2000, three customers for whom the Company provided services each accounted for more than 10% or more of the Company's total revenue and whom accounted, in the aggregate, for 97% of the total revenue.

COST OF REVENUE

      Cost of revenue consists of goods, freight, warehousing of inventory held for sale, media purchases, commissions and, in 1999, also included salaries paid to programmers and consultants.

      Cost of revenue was $6.2 million for the fiscal year ended September 30, 2000, $792,000 for the fiscal year ended September 30, 1999 and $36,000 for the fiscal year ended September 30, 1998. The increases in cost of revenue from 1999 to 2000 corresponds with the increases in our revenues due to the inclusion of ATM and Intrac in our consolidated financial statements for the entire year in fiscal 2000 as compared to only 2 months in fiscal 1999. The increase in cost of revenue from 1998 to 1999 also corresponds to an increase in revenue from the inclusion of Entrade, ATM and Intrac in 1999.

      With the dramatic change in the source of our revenue described in "REVENUES" above, came a corresponding change in the cost of our revenue. The cost of producing technology-consulting revenues is significantly lower than the cost of producing either media sales or cost recovery revenue. Therefore, with the bulk of revenue in the year ended September 30, 2000 derived from sources with higher costs of production, the total cost of revenue as a percentage of total revenue has grown dramatically in 2000 over 1999.

      Cost of revenue was $1.4 million and $931 thousand for the three months ended December 31, 2000 and 1999, respectively. As the proportion of revenue has shifted from consulting services to asset recovery, liquidation and cost recovery, and media buying services there has been a corresponding increase in our cost of revenue when viewed as a proportion of revenue. The cost of producing technology-consulting services is significantly lower than the cost of producing either media sales or cost recovery revenue. The cost of revenue for the three months ended December 31, 1999 had a greater proportion of salaries and fees paid to programmers and consultants than the quarter ended December 31, 2000, which had no consulting revenues.

      The cost of revenues exceeds revenues in the quarter ended December 31, 2000. This is due to two intertwined factors. First, a large media buy was purchased from Intrac primarily with excess inventory. The media was utilized in October 2000, requiring Intrac to outlay cash to purchase the media before the excess inventory could be converted into cash. Although some of the inventory was sold in December 2000, the bulk of the sales occurred after the quarter under report ended. Thus, the revenues from sales of the excess inventory were not recorded in the quarter ended December 31, 2000 and were unavailable to offset the cost of purchasing the media.

      The second factor is the unusual timing of the transaction. This type of transaction, which allows media buys for other than cash, is basic to our business. But, generally, these transactions don't overlap quarters, as this one has. In addition, this transaction occurred in what is, traditionally, our slowest quarter for sales of excess inventory. Thus, revenues generated from other business were insufficient in the quarter to make-up the timing shortfall.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

      General and administrative expenses consist primarily of payroll and related costs, professional fees, consulting fees, facilities cost and marketing expenses.

      General and administrative expenses were $14.3 million, $5.3 million, and $140,000 for the years ended September 30, 2000, 1999 and 1998, respectively. The increases from 1998 to 1999 and to 2000 were primarily due to an increase in the operations of Entrade, and the acquisitions of Entrade, ATM Service, Ltd., The Intrac Group and Real Quest, Inc. As the number of our employees grew to support our operations and those of our subsidiary companies, our general and administrative costs increased.

      The increases from 1999 to 2000 were primarily due to the inclusion of the consolidated affiliated companies for the entire year, development of ATMcenter.com, development and launch of the NAIDirect.com web site, severance agreements, and costs associated with the registration filing of the Company. Increases were in payroll and related costs of $5.8 million, professional fees of $1.4 million, consulting fees of $376,000, advertising and promotion expense of $754,000, travel and entertainment expense of $1.1 million and rent of $399,000.

      The increases from 1998 to 1999, excluding $1.6 million attributable to the operations of entrade.com, which was sold in September 1999, were primarily due to increases in payroll and related costs of $2.1 million, professional fees of $524,000, consulting fees of $372,000, software development expense of $366,000, travel and entertainment expense of $227,000 and rent of $118,000.

      General and administrative expenses were $1.4 million and $2.7 million for the three months ended December 31, 2000 and 1999, respectively. The decrease is largely the result of cost reducing initiatives implemented in late August and September of 2000. In September 2000, we decided to close our Mt. Laurel, New Jersey office, which we no longer needed, and we began to search for a subtenant. This enabled us to eliminate or consolidate certain administrative functions and to eliminate certain positions. In October 2000, ATM and Intrac each terminated its management services contract with Warren Rothstein. Following the termination of these contracts, the ATM facility at Tarrytown, New York was closed and all jobs at that facility were eliminated. The Tarrytown space has been sublet, since January 1, 2001, for a monthly base rent of $12,500. ATM will be required to pay the difference between the rent payable by ATM under the prime lease, which ranges from approximately $17,326 to $18,055, and the rent payable to ATM under the sublease.

      Unless we are able to obtain additional financing, we will be unable to continue to pay these expenses.

DEPRECIATION AND AMORTIZATION

      Amortization expense consists of amortization of goodwill and other intangible assets. Depreciation expense consists of depreciation of furniture, fixtures, machinery and computer equipment.

      Depreciation and amortization was $1.5 million, $597,000 and $13,000 for the years ended September 30, 2000, 1999 and 1998, respectively. The increase in depreciation and amortization in fiscal 2000 was primarily due to the amortization of goodwill of $1.1 million and $277,000 for the acquisitions of Intrac in July 1999 and Real Quest in September 1999, respectively. The increase in depreciation and amortization in fiscal 1999 was primarily due to goodwill amortization of $109,000 relating to The Intrac Group acquisition, and $430,000 relating to Entrade, which was sold in September 1999.

      Depreciation and amortization expense was $30,000 and $374,000 for the three months ended December 31, 2000 and 1999, respectively. The depreciation and amortization in the three months ended December 31, 2000 was due to amortization of deferred financing costs and depreciation of fixed assets. The depreciation and amortization in the three months ended December 31, 1999 was primarily due to goodwill amortization relating to the acquisition of Intrac. In fiscal year 2000, the remaining goodwill related to the Intrac acquisition was written down to zero, eliminating the need for amortization in the quarter ended December 31, 2000.

WRITE-OFF OF PURCHASED RESEARCH AND DEVELOPMENT

      In March 1999, we acquired projects in various stages of development from JenCom Digital Technologies, Inc. The total cost of the acquisition was $3 million through the issuance of 2 million shares of our common stock. In conjunction with the acquisition of these projects, we recorded a charge to operations of $3 million for in-process research and development at the time of the acquisition, representing the fair value of products under development that had not reached technological feasibility at the time of the acquisition. We transferred our ownership interest in these assets to our 50% owned joint venture WWWX-Jencom, LLC.

      The in-process technology acquired consist of four research and development projects. WWWX-Jencom discontinued development of these projects due to the lack of funds. The technologies acquired are VuCam, a remote-control real-time streaming video software; True Sound, a sound compression format; Student Network Application, an interactive web-based system designed to facilitate involvement in school activities and the flow of school-related information; and Power Broker, a communications and trading management program.

      The nature of the efforts required to develop the acquired in-process technology into commercially viable products principally relates to the completion of all planning, designing, and testing activities that are necessary to establish that the product or service can be produced to meet its design requirements, including functions, features, and technical performance requirements.

WRITE-OFF OF INTANGIBLES

      We evaluate impairment of our intangible and long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and Accounting Principles Board Opinion No. 17, "Intangible Assets." In making such determination, management compares the estimated future cash flow performance, on an undiscounted basis, of the underlying operations or assets as compared with their carrying value to determine if any impairment charge is necessary. At September 30, 2000, we compared the estimated future cash flows from Intrac's known and consummated transactions with the carrying value of the goodwill recorded on this investment. As a result of the evaluation, we wrote-off the remaining unamortized goodwill related to Intrac totaling $3.9 million.

      During fiscal year 1999, we determined that the ATM Center System technology did not meet ATM Service, Ltd.'s current business model and decided that it would no longer use this technology to support its operations. We also determined that there was no value to the technology and recorded a charge to operations for the unamortized value of the technology of $5.6 million. In September 1999, ATM Service, Ltd. entered into a license agreement with entrade.com to use the Entrade Transaction Software to run the ATMcenter.com web sites.

LOSS FROM OPERATIONS

      During the year ended September 30, 2000, we incurred a loss from operations of $19.1 million compared with $13.9 million and $139,000 in the years ended September 30, 1999 and 1998, respectively. The increased loss is primarily the result of a $9 million increase in selling, general and administrative expenditures previously discussed, and a $1 million increase in depreciation and amortization expenses, offset by the non-recurring 1999 charges for the write-off of acquired in-process research and development costs of $3 million and decrease in the impairment of intangible assets of $1.7 million. The increased loss from 1998 to 1999 is primarily the result of increased operations and the inclusion of our consolidated subsidiaries.

      During the three months ended December 31, 2000, we incurred a loss from operations of $1.5 million compared with a loss of $2.6 million for the three months ended December 31, 1999. The reduced loss is primarily the result of the reductions in general and administrative expenses mentioned previously. These reductions were necessary to properly align the cost of managing the business with the business we currently operate. They were also necessary to allow us more time to seek out new investment opportunities and additional sources of funding as we continue operations.

GAIN ON SALE OF SUBSIDIARY

      In September 1999, we completed the sale of Entrade to Artra Group resulting in a gain of $25.4 million. On the date of the closing, we received cash of $1.3 million and 1.8 million shares of Entrade common stock, which were valued at $29.5 million. Additionally, we received $1.3 million in funding for operations of Entrade from Artra for the period February 28, 1999 through September 23, 1999.

LOSS ON SALE OF INVESTMENT

      In fiscal year 2000, we raised working capital through the sale of shares of Entrade Inc. The shares, received as compensation from sale of a 90% owned subsidiary in 1999, were sold for prices ranging from $4.50 per share to $9.375 per share in the period May 2000 through August 2000. These prices, which reflected market transactions, were all less than our cost basis of $16.375 per share. The resulting loss from the sale of 225,000 shares of Entrade Inc. was $2.3 million. At September 30, 2000, we evaluated the financial position, results of operations, liquidity and capital resources, and the trend of the market price decline of Entrade Inc. We also considered the overall industry conditions in which Entrade Inc operates. Based upon our review, we believe that the decline in the market value of our investment in Entrade, Inc. is other than temporary. Accordingly, at September 30, 2000, we recorded an impairment loss of $19.8 million in the statement of operations and established at new cost basis of $3.8125 per share for our holdings in Entrade Inc.

IMPAIRMENT OF INVESTMENT IN AND ADVANCES TO AFFILIATED COMPANIES

      We continually evaluate the carrying value of our ownership interests in each of the companies in which we have interests for possible impairment based on the achievement of business plan objectives and milestones, the value of each ownership interest in each company relative to carrying value, the financial condition and prospects of each company, and other relevant factors.

      At September 30, 2000, we evaluated the carrying value of our ownership interest in VideoNet and InterCommerce China. Based on our review, we have recorded valuation adjustments of $2.4 million in the year ended September 30, 2000. At September 30, 1999, we evaluated the carrying value of our ownership interest in Vision Technologies, Inc. and WWWX-Jencom and recorded a valuation allowance of $1.1 million.

INTEREST EXPENSE

      Interest expense represents interest on our convertible debt and capital lease obligations. Interest expense was $67,000, $219,000 and $10,000 for the years ended September 30, 2000, 1999 and 1998, respectively.

EQUITY INCOME (LOSS)

      Equity income (loss) represents our share of the earnings or losses of our investments accounted for under the equity method. In the year ended September 30, 2000, equity income (loss) is wholly attributable to WWWX-Jencom and represents our share of its loss until the carrying value of this investment was reduced to $0. In the year ended September 30, 1999, equity income (loss) includes $417,000 of goodwill amortization relating to the amount by which our carrying value exceeded our share of the underlying net assets of ATM Service, Ltd. and $800,000 of stock compensation earned by Warren Rothstein, the former Chairman of ATM and Intrac and our former Chairman, President and CEO, for listings provided to ATM Service, Ltd. The operations of ATM Service, Ltd. are included in our consolidated operations from July 23, 1999, the date which we acquired a controlling interest, through September 30, 1999. Additionally, our fiscal 1999 equity loss includes our share of the loss from WWWX-Jencom of $361,000.

AMORTIZATION OF DEBT ISSUANCE COSTS

      Deferred finance costs consist of expenses related to the issuance of the convertible debt agreements entered into in March 1999 and the convertible promissory note issued in August 2000. Amortization of debt issuance costs was $156,000, $155,000 and $80,000 for the years ended September 30, 2000, 1999 and
1998, respectively.

INTEREST INCOME

      Interest income represents interest on the Company's cash and cash equivalents, which are primarily invested in money market accounts. Interest income was $193,000, $56,000 and $10,000 for the years ended September 30, 2000, 1999 and 1998, respectively.

INCOME TAX EXPENSE

      The deferred income tax benefit for the year ended September 30, 2000 of $6,863,000 principally results from the impairment loss recorded for the shares of Entrade Inc. A deferred tax liability for the same amount was created in prior year as a result of the initial investment in Entrade Inc.

NET INCOME (LOSS)

      For the year ended September 30, 2000, we had a net loss of $37.1 million, compared with net income of $1.6 million for the year ended September 30, 1999 and a net loss of $219,000 for the year ended September 30, 1998. The decrease in income resulted primarily from the impairment loss in the value of the Company's holdings in Entrade Inc., the realized losses on the sale of Entrade Inc. stock, the impairment of the goodwill recorded on the Intrac acquisition, the valuation adjustments in advances to other companies, and the increased operating loss, all of which have been previously discussed.

      For the three months ended December 31, 2000, we had net losses of $1.7 million compared to net losses of $2.6 million for the three months ended December 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

      During the three fiscal years ended September 30, 2000, 1999 and 1998, we funded our operations with a combination of cash proceeds from the sale of our common stock, our convertible debentures and our Entrade subsidiary. Since inception, we have raised approximately $12.9 million from the sale of our common stock and approximately $5.1 million from the sale of our convertible debentures. Proceeds from the sale of Entrade stock generated cash proceeds of approximately $1.4 million.

      Cash used in operations increased to $9.3 million in 2000 compared to $3.4 million in 1999, and $95,000 in 1998. The increased cash demand has been paid for almost entirely from cash flows from the financing activities mentioned above, a slight decrease in accounts receivable and a modest increase in net revenues being the only notable exceptions. Cash used in operations was $1.1 million in the three months ended December 31, 2000, down from $2.0 million in the three months ended December 31, 1999, as a result of our efforts to reduce operating and general and administrative expenses until revenues can be built up and additional funding obtained.

      Cash used in investing activities was $1 million in 2000 compared with $3.1 million in 1999 and $145,000 in 1998. The proceeds of $1.4 million from the sale of short-term investments offset the purchase of $314,000 of property and equipment. Cash used in investing activities during the three months ended December 31, 2000, was $3,000, compared to $191,000 in the three months ended December 31, 1999.

      No revenue from asset management, liquidation and recovery services and media buying services was deferred for the quarter ended December 31, 2000. Deferred revenue recognized in the three months ended December 31, 2000 was $206,000. November and December have traditionally been slow months for sales of cost recovery and asset management services. However, excess inventories of unsold goods usually build during those months. This build-up in excess inventory and the changing focus to new selling seasons provide opportunities for increased sales by ATM and Intrac after the beginning of the new year. The significant decrease in account receivables is a result of this seasonal slow-down in sales with the payment of existing receivables outpacing the creation of new ones. If tradition holds true, sales should pick up dramatically in February and March 2001. There has been some indication of this uptick in sales, but there can be no assurance that it will continue for the entire quarter.

      Our operations are not capital intensive and we have not incurred significant capital expenditures through December 31, 2000 and do not anticipate significant capital expenditures during the remainder of fiscal 2001. There were no material capital asset purchase commitments at December 31, 2000.

      In fiscal 2000, holders of $865,000 in principal amount of the Company's 6% cumulative convertible debentures elected to convert into common stock. If the remaining debentures are not converted into common stock in accordance with the terms of the debentures, the Company will have to pay the remaining $125,000 principal amount plus interest and related costs to the remaining holders.
      Management believes that cash and cash equivalents on hand at December 31, 2000, will be adequate to fund our current operating needs at current levels through approximately May 2001. In order to continue its operations, the Company will need to raise additional cash either from future equity offerings or other debt financing.

      On August 22, 2000, Blair Ventures-Fund I, Inc. ("Fund") made a loan to us in the principal amount of $3.6 million, which is due on September 1, 2001. We anticipate that Fund will extend the maturity date of the loan, however, there can be no assurance that it will do so. On October 26, 2000 and January 16, 2001, respectively, ATM Service, Inc. borrowed $200,000 and $75,000 from Marvel Worldwide, Ltd., which is due on February 23, 2001 and May 16, 2001, respectively. These loans are secured by certain of ATM's receivables. On February 9, 2001, ATM borrowed the additional sum of $200,000 from Joyce LaTerre, which is due on March 26, 2001. This loan is secured by the personal guarantees of Thomas Settineri and Gary Levi.

      Management believes that raising additional capital will be difficult and that sources of additional financing are limited. If we are able to obtain additional financing, the interests of our existing shareholders may be diluted, and we are unable to predict the amount of such possible dilution.

MARKET RISK AND IMPACT OF INFLATION

       We are exposed to equity price risks on our ownership interest in the common stock of Entrade Inc. which is a New York Stock Exchange publicly traded security denominated in U.S. dollars. From September 30, 2000 through February 21, 2001, the aggregate value of our Entrade stock fluctuated from a low of $787,500 on December 26, 2000 to a high of $5.3 million on October 2, 2000. A 20% decrease in equity prices would result in an approximate $1.2 million decrease in the fair value of our holdings of our Entrade stock at September 30, 2000. The value of our holdings may continue to fluctuate. We have not attempted to reduce or eliminate our market exposure on our holdings.

      We are exposed to interest rate risk on our holdings of money market instruments. Historically, our investment income has not been material to our financial results, and we do not expect that changes in interest rates will have a material impact on the results of operations. A 1/2% increase in interest rates would result in an approximate $5,000 increase in interest income.

      We also have issued fixed-rate debt, which is convertible into our common stock at a pre-determined conversion price. Convertible debt has characteristics that give rise to both interest rate risk and market risk because the fair value of the convertible security is affected by both the current interest rate environment and the underlying price of our common stock. As of September 30, 2000, $865,000 in principal amount of the convertible debentures have been converted into common stock and $125,000 in principal amount remains outstanding. In addition, we have a $3.6 million convertible loan due on September 1, 2001.

OUR BUSINESS

      WorldWide Web NetworX Corporation is a holding company that enters into joint ventures with or acquires ownership interests in off-line business-to-business companies in order to migrate the traditional business transactions of those companies onto the Internet and new business-to-business opportunities which improve the efficiency of transactions, and that makes other opportunistic investments. We currently have joint ventures with or have acquired ownership interests in eleven companies. Although we still have ownership interests in four of these companies, WWWX-Jencom, LLC ("WWWX-Jencom"), InterCommerce China, LLC ("InterCommerce China"), VideoNet Corporation ("VideoNet") and Vision Technologies, Inc. ("Vision"), we have written off our interests in these companies because we have been unable to confirm that they presently have any value. We currently derive revenues from two companies, ATM Service, Ltd. ("ATM") and The Intrac Group, Ltd. ("Intrac"). ATM and Intrac principally derive revenue by providing off-line inventory liquidation and asset recovery services and from the purchase and resale of advertising, merchandise or business services. However, ATM's web site has not, to date, consummated any meaningful transactions or produced any meaningful revenue.

      As of February 21, 2001, we owned majority voting and economic interests in the common stock of Intrac and ATM with the rights and in the approximate percentages stated in the following table:

-----------------------------------------------------------------------------------------------
Company                    Form of Interest    Our Ownership Rights     Our Percentage Interest
-----------------------------------------------------------------------------------------------
The Intrac Group, Ltd.     Common Stock        Voting and Economic      100%
-----------------------------------------------------------------------------------------------
ATM Service, Ltd.          Common Stock        Voting and Economic      68%
-----------------------------------------------------------------------------------------------

      We also own interests ranging from 9% to 50% in three companies with the rights and in the percentages stated in the following table:

-----------------------------------------------------------------------------------------------
Company                    Form of Interest    Our Ownership Rights     Our Percentage Interest
-----------------------------------------------------------------------------------------------
WWWX-Jencom, LLC           LLC Interest        Voting and Economic      50%
-----------------------------------------------------------------------------------------------
InterCommerce China, LLC   LLC Interest        Voting and Economic      33%
-----------------------------------------------------------------------------------------------
Entrade Inc.               Common Stock        Voting and Economic      9%
-----------------------------------------------------------------------------------------------

      As stated above, although we own 50% of WWWX-Jencom and 33% of InterCommerce China, we have written these investments down to zero because we have been unable to confirm that they have any value. For more information on WWWX-Jencom and InterCommerce China, see the section entitled "WWWX-Jencom, LLC and InterCommerce China, LLC." In addition, we have determined that the decline in the market value of our investment in Entrade during fiscal 2000 is other than temporary and, accordingly, we have written this investment down to its fair market value at September 30, 2000. See the section entitled "Entrade."

      Lastly, we own interests of 5% or less in the common stock of New America Network, Inc., One World Networks Integrated Technologies, Inc., Vision Technologies, Inc., VideoNet Corporation, AssetTRADE.com, Inc. and Real Quest, Inc.

LIQUIDITY

      New management came to the Company on September 1, 2000 with the appointment of Carol C. Knauff, a former AT&T executive, as our Chairman, President and Chief Executive Officer. The immediate focus of the new management team was on rationalizing our operating expenses and assessing the value-creating potential of our affiliated companies. Their intent was to reduce operating expenses, thereby conserving working capital, while evaluating the investments the Company had previously made and seeking opportunities for new investment.

      Management has taken several steps to significantly reduce our expenses going forward. These actions, which were initiated in late August and September 2000, included the reduction of employees, closing facilities that were no longer needed, eliminating services that are not essential to our continuing operations or to those of our majority owned or controlled affiliated companies, ATM and Intrac, negotiating lower prices from vendors for services that are still essential to our continuing operations, and renegotiating prior agreements that required funding by the Company.

      The specific actions that were taken by management are described in more detail elsewhere in this annual report, but include the following:

      o In late August and September 2000, we took a series of actions that reduced the corporate workforce by 40% and our recurring payroll expense by 22%.

      o In September 2000, we determined to close our Mt. Laurel, New Jersey office and began searching for a subtenant for the Mt. Laurel facility.

      o Also in September 2000, we restructured our relationship with NAI Direct, which eliminated our obligation to provide a substantial amount of additional working capital to NAI Direct.

      o In November 2000, ATM and Intrac each terminated its management services contract with Warren Rothstein. Coincident with termination of those contracts, we closed the ATM facility at Tarrytown, New York and eliminated all of the jobs at that facility. The Tarrytown facility has been sublet as of January 1, 2001.

      Our operating results for the year ended September 30, 2000 do not reflect substantial savings from the foregoing actions, because they were initiated late in the fiscal year and there were implementation costs associated with certain of these actions. However, management believes that the impact on operating results in fiscal year 2001 will be material, although the precise impact cannot be determined at this time. These actions have the cumulative effect, to date, of enabling the Company to continue to operate through at least May 2001. Had these actions not been taken, cash and cash equivalents were expected to have been depleted by late October 2000.

      Management contemplates further reductions in general and operating expenses. The cost of space that we no longer need or use will be reduced when the Mt. Laurel facility has been sublet.

      However, as of February 21, 2001, we have incurred recurring operating losses and have a working capital deficiency. In addition, we will not be able to meet our working capital needs after May 2001 or to satisfy our $3.6 million of convertible secured debt with a cash payment upon maturity unless we are able to raise additional capital. These conditions raise substantial doubt about our ability to continue as a going concern. We will not be able continue to operate beyond approximately May 2001 unless we secure additional funding and we cannot assure you that we will be successful in obtaining the necessary funding.

STRATEGY

      If we are able to secure adequate financing, we plan to continue to enter into joint ventures with or acquire ownership interests in off-line business-to-business companies in order to migrate the traditional business transactions of those companies onto the Internet; new business-to-business opportunities which improve the efficiency of business transactions; and makes other opportunistic investments. Our goal is to expand the markets, services and products and improve the efficiencies of these businesses by, among other things, initiating, increasing or changing their use of Internet technology. We are continually searching for new opportunities to forge relationships with companies which we believe would benefit from our business strategy. See "Letter of Intent Concerning the Acquisition of eMarketplaces International, Inc."

HISTORY

      WorldWide Web NetworX Corporation was originally incorporated in Idaho in July 1979 under the name "Gold Cache, Inc." We subsequently changed our name to "Instra Corp" in August 1988. In July 1996, we changed our domicile to Delaware by merging into a newly incorporated Delaware corporation named "Instra Corp."

      On September 3, 1996, we filed a disclosure statement pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934 with the National Association of Securities Dealers, Inc. for the purpose of including our common stock, $0.001 par value per share, for trading on the OTC Bulletin Board, a quotation service for securities which are not listed or traded on a national securities exchange. Our common stock is currently listed on the OTC Bulletin Board under the symbol "WWWX."

      After a period of relatively little operating activity, we entered into our current line of business in May 1998, when we acquired Keiretsu Corporation, a privately-held Nevada corporation, incorporated on September 26, 1997 ("Keiretsu"). The stockholders of Keiretsu exchanged all of their Keiretsu shares for shares of our common stock. Our then current management resigned, the management of Keiretsu became our new officers and directors, and we changed our name to "WorldWide Web NetworX Corporation."

      On June 12, 2000, we filed an amended registration statement with the Securities and Exchange Commission on Form 10.

OUR COMPANIES AND STRATEGIC RELATIONSHIPS

      The following is a description of our subsidiaries and the other companies in which we have interests. For each of the following companies, we discuss, to the extent applicable, the history of the company, joint venture partners, traditional lines of business, corporate governance provisions and significant agreements.

ATM SERVICE, LTD. AND THE INTRAC GROUP, LTD.

      ATM is an off-line business that assists companies to optimize their return on excess assets, closeouts, discontinued merchandise, excess plant capacity and production time and to develop new markets for their goods and services. ATM also engages in media buying for its customers and clients. ATM's customers include retailers, distributors, wholesalers, manufacturers (of consumer products, industrial machinery, equipment and supplies, and commodities such as petroleum products) and service providers such as printing companies, telecommunications companies and companies engaged in the travel industry.

      Intrac is also an off-line business that, prior to our acquisition, engaged in media buying for clients and purchased products and services for trade credits (which are described in more detail below) which could be used for or in connection with the purchase of advertising media and other products and services.

      For our fiscal year ended September 30, 2000, four of ATM and Intrac's customers, Exxon/Mobil, Budget Rent A Car Corporation, State of Israel and Candie's, each represented 10% or more of our consolidated revenues, totaling in the aggregate 65% of our consolidated revenues. The loss of any one of these four customers would be considered material.

HISTORY

      In December 1998, we formed ATM with Warren Rothstein, who served as our Interim Chairman, President and Chief Executive Officer until April 26, 2000, as one of our directors until August 22, 2000 and as the Chairman of both ATM and Intrac until October 19, 2000. Initially, WorldWide Web NetworX Corporation and Mr. Rothstein each owned a 50% equity interest in ATM. In connection with the formation of ATM, we agreed to issue 5,000,000 shares of our common stock to Mr. Rothstein, subject to forfeiture. See "Our Stock Issuance Agreement with Warren Rothstein." In July 1999, Mr. Rothstein relinquished his right to 1,000,000 of these shares, as well as to a 26% interest in ATM, in order to enable us to use those shares and a part of the 26% interest in ATM to acquire Intrac. Mr. Rothstein later relinquished an additional 2,600,000 of his shares of our common stock and the entire balance of his equity interest in ATM, in November 2000, in connection with his resignation as the Chairman of ATM and Intrac.

      In July 1999, we acquired Intrac, a privately held international marketing and asset management organization through a merger with our wholly-owned acquisition subsidiary, Intrac Acquisition Corporation, which later changed its name to The Intrac Group, Ltd. Our acquisition subsidiary acquired Intrac from its two stockholders, Thomas Settineri and Gary Levi, in exchange for (1) 1,000,000 shares of our common stock; (2) $1,500,000 in cash; and (3) 24% of ATM's outstanding stock. The 1,000,000 shares of our common stock that were issued to Messrs. Settineri and Levi were simultaneously released by Warren Rothstein, reducing the number of shares issued to Mr. Rothstein and subject to forfeiture to 4,000,000. The 24% interest in ATM that was issued to Messrs. Settineri and Levi was also transferred by Warren Rothstein and, together with an additional 2% of ATM released by Mr. Rothstein to us, reduced his interest in ATM to 24%. We also agreed to provide Intrac with a $1,000,000 working capital loan. We loaned this sum to ATM which, in turn, loaned this amount to Intrac.

      In connection with our acquisition of Intrac, Thomas Settineri became President and Chief Executive Officer of ATM and Intrac and Gary Levi became Chief Operating Officer of ATM and Intrac. On September 23, 1999, Thomas Settineri also became a director of WorldWide Web NetworX Corporation. Warren Rothstein remained as Chairman of ATM and became Chairman of Intrac, thereby making the management team for both companies identical.

      On October 19, 2000, Warren Rothstein resigned as Chairman of ATM and Intrac. Upon Mr. Rothstein's resignation, Thomas Settineri was elected Chairman of ATM and Intrac and Gary Levi was elected President. On November 15, 2000, in connection with Mr. Rothstein's resignation, he relinquished his entire equity interest in ATM and an additional 2,600,000 shares of our common stock which, together with the shares previously relinquished and shares sold by Mr. Rothstein, reduced the number of shares of our common stock held by Mr. Rothstein to 1,380,000.

BUSINESSES

      ATM and Intrac offer the following services:

            LIQUIDATION: In a simple liquidation, ATM purchases the assets of a customer for cash. This method offers the customer the lowest form of recovery for under-performing assets as the price ATM pays for the assets is usually below what it cost the customer to acquire or produce the assets. ATM typically sells the assets at a price greater than the price ATM paid for the assets to a buyer ATM has identified before actually purchasing the assets.

            PURCHASES AND RESALES OF MEDIA: Often, in connection with the utilization of trade credits, which are described more fully below, Intrac purchases and resells advertising media. Media is currently the predominant service that Intrac provides to its customers to redeem trade credits. Such media includes television air time, cable television air time, radio air time, print media, outdoor advertising, special programming and other types of media.

            ASSET MANAGEMENT: In an asset management transaction, ATM acts as an agent and remarkets a customer's assets for cash and receives a percentage of the sale as a commission. This method generally provides a greater recovery for customers than a liquidation because ATM is generally able to sell the assets at higher prices by selling them selectively and over time rather than selling the whole lot immediately. In some asset management transactions, ATM also issues trade credits.

            COST RECOVERY: In a cost recovery transaction, ATM buys the customer's assets for cash and trade credits (a non-monetary form of currency which are discussed in more detail below) at a price that is equal to the customer's cost to acquire or produce the assets. A cost recovery transaction is more complex than the previous two transactions and has various aspects that are negotiated at the inception and during the transaction.

            The following list outlines the initial steps in a typical cost recovery transaction:

      o ATM buys the assets from the customer and then sells the assets for cash.

      o ATM pays a negotiated portion of the cash received to the customer and ATM keeps the balance of the cash.

      o Along with the cash payment, ATM or Intrac issues the customer trade credits to make up the balance of the purchase price.

      The following example demonstrates a reason a company may enter into a cost recovery transaction:

            A company has inventory in its warehouse that it cannot use or market at the prices it expects and thus needs to dispose of this inventory. A liquidation sale for cash would only bring 20% of the amount it cost the customer to acquire or produce the inventory. In a cost recovery transaction, by using a combination of cash and trade credits, ATM can acquire the inventory for the same amount it cost the customer to acquire or produce the inventory. The cash portion of the purchase price is slightly less than 20% of the customer's cost to acquire or produce the inventory and the trade credits make up the balance. The customer benefits from this transaction by avoiding the loss associated with a liquidation sale by recovering its costs in cash and trade credits that can be used in the future to purchase goods and services it needs for its operations using, typically, some combination of cash and trade credits as discussed below. Recently our revenues have been concentrated in the media sales and cost recovery areas, however, we do not expect that we are, or will be, more dependent on any one of these services, or a group of any of these services, in future periods.

TRADE CREDITS

      The trade credits issued by ATM or Intrac represent the right to purchase assets or services from their issuer and, in most cases, may only be used if some portion of cash is also paid for the assets or services. A customer can use its trade credits to purchase media, merchandise or any business services that the customer would normally purchase on an all-cash basis. Trade credits typically expire within two to five years after they are issued, however, in certain cases, there is no specified expiration date for the trade credits issued by ATM. Many customers negotiate to obtain trade credits that represent the ability to purchase media, because they have a predetermined media budget and plan for each fiscal year. The advertising and media services Intrac can obtain include radio, television, print, Internet, and outdoor advertising, such as billboards and bus stop shelters. Intrac also provides a wide range of non-media trade credits which can include virtually any other asset or business service a customer normally purchases on an all-cash basis.

      The following is an actual example of such a transaction:

      Intrac developed a five-year reciprocal trade program between an oil company and a car rental company. The oil company had lubricant it desired to sell and the car rental company required a steady supply of lubricant for its rental fleet. The oil company agreed to sell to Intrac, for resale to the car rental company, lubricant at fixed purchase prices, subject to annual negotiation, for a five-year period. Intrac purchased the lubricant for a combination of cash and trade credits and sold the oil to the car rental company for cash. The oil company utilized the trade credits to purchase advertising media and special events marketing from Intrac for a purchase price of 30% trade credits and the remainder in cash.

      In connection with each of the services described above, the merchandise ATM purchases may remain in the custody of the seller until it is resold or ATM may take care, custody, and control of the merchandise it purchases from a customer. If ATM takes custody, ATM arranges for the transportation and storage of the merchandise in an insured commercial warehouse facility until it is resold. ATM may also manage the disposition process including shipping, handling, billing, collecting, and remitting to customers the proceeds of the sales made on their behalf.

ATM AND INTRAC'S RELATIONSHIP

      Intrac and ATM are currently conducting their businesses in the following manner:

            o Intrac refers to ATM all new transactions involving the buying and selling of assets and services and ATM refers to Intrac all transactions involving the purchase and sale of media and uses Intrac for the fulfillment of all of the trade credits issued by ATM in connection with its transactions.

            o ATM pays Intrac a fee for the fulfillment of the trade credits issued by either ATM or Intrac in connection with ATM's transactions equal to 110% of the costs incurred by Intrac, which include the cost of purchasing the advertising media, assets or services provided to ATM's customers in connection with their use of the trade credits.

            o Intrac also continues to provide fulfillment for the trade credits that it issued prior to our acquisition of Intrac.

            o Any cash paid by a customer in connection with the use of trade credits that exceeds the 110% fee payable to Intrac is retained by ATM.

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

            o ATM provides billing and collection for Intrac, at no additional cost.

            o ATM and Intrac each pay one-half of the salary of Thomas Settineri, the Chairman and Chief Executive Officer of both ATM and Intrac, and Gary Levi, the President and Chief Operating Officer of both ATM and Intrac.

            o Our management may determine to merge ATM and Intrac at some time in the future.

ATMCENTER.COM

      ATM is an off-line business that assists companies to optimize their return on excess assets, closeouts, discontinued merchandise, excess plant capacity and production time. ATM uses the ATMcenter.com web site as a marketing tool to list merchandise for sale and to elicit offers to buy or sell merchandise. ATM and Intrac refer their existing customers to the ATMcenter.com web site to obtain information about merchandise that is available for sale. However, ATM consummates all of its transactions off-line and we expect that this practice will continue.

INTERNATIONAL MARKETS

      ATM owns a number of URLs, which are branded for use in different countries and with various organizations. Each of these web sites is a customized, one-page "front door" that links onto the ATMcenter.com web site. The only difference between each country "front door" is the country's flag and name on the "front door" web page. The web pages are used to recruit in-country trading partners and distributors. ATM is planning to make available a Spanish language version of the ATMcenter.com web site during fiscal year 2001. By using these web sites in conjunction with its current and any future representatives in foreign countries, the ATMcenter.com web sites can assist manufacturers, retailers and industrial companies to promote their products to buyers around the world.

      ATMcenter.com and its related web sites offer a potentially cost-efficient solution to promote the merchandise that companies have available for sale to a larger market. By using translations of the ATMcenter.com web sites and in-country representatives, ATM can market products to buyers and sellers within a region or country to assist trade among such parties, and to encourage parties outside that region or country to buy or sell products in that region or country.

      ATM's approach to marketing in countries other than the United States is to recruit in-country representatives or master distributors that are established companies in their respective regions. An in-country representative may receive either the exclusive or the non-exclusive right to represent ATM in a specific territory and does not pay any up-front fee to ATM. A master distributor must pay an up-front fee to ATM and will receive the exclusive right to represent ATM in a designated area. The amount of the up-front fee will depend on the size of the territory and may be paid in either cash or in products or services, or by a combination of these three forms of payment. A master distributor may appoint sub-distributors within its territory, subject to ATM's approval.

      When their products are sold by ATM or through the ATMcenter.com site, sellers will pay transaction fees to ATM. A potential buyer is not required to pay any fee to utilize the ATMcenter.com service, but must register on the web site in order to purchase goods or services. An ATM representative will receive a negotiated percentage of the net revenues that ATM receives from the representative's territory, which will range from 25% to 30% depending upon the investment made and the services to be performed by the representative. A master distributor will receive 50% of any membership fees, annual renewals and transaction fees paid by members enrolled by the master distributor in its territory.

      Currently ATM has agreements with the following companies:

      MEXICO: CUARTO NIVEL, S.A. DE C.V.

      ATM formed a joint venture with Cuarto Nivel, S.A. de C.V. ("Cuarto Nivel"), a subsidiary of Operadora Protel, S.A. de C.V., ("Protel") in April 2000, to sell and promote the services provided by ATM in Mexico. In consideration for Cuarto Nivel's interest in the joint venture, Cuarto Nivel agreed to cause Protel to supply certain telecommunications services to the joint venture, for distribution by the joint venture. Pursuant to the agreement between the parties, ATM will share the net revenues derived from both the distribution of Protel's telecommunications services and the sale of ATM's services in Mexico. To date, ATM has not received any meaningful revenues from this joint venture and we cannot assure you that ATM will receive any such revenues. However, ATM has already commenced the distribution of Protel's telecommunication services between the United States and Mexico through Latino Communications Corp., an affiliate of Protel located in the United States, and ATM is entitled to receive commissions in connection with the distribution of those services.

      FUNDACION PRIMERO MEXICO

      Intrac entered into an agreement, in March 1999, with Fundacion Primero Mexico, a foundation for the development of social and welfare programs for the citizens of Mexico, to act as the exclusive on- and off-line remarketer of the assets donated to the Fundacion by Mexican corporations. The agreement has an initial 24-month term which automatically extends each year for an additional one year term until terminated by either party. The donated assets may include consumer products and services, commodities, real estate, industrial equipment, vehicles, construction services, building equipment/materials, or any other assets. On April 22, 1999, the agreement was amended in order to add ATM as a party to the contract.

      The agreement with the Fundacion requires that ATM and Intrac remarket donations on-line for each donating company. In return, ATM and Intrac will provide acceptable products and services that the Fundacion requires for the people of Mexico. The Fundacion has received donations of goods and ATM is in the process of marketing those goods. However, to date, neither ATM nor Intrac has received any revenues from their relationship with Fundacion Primero or ATM's related web sites and we cannot assure you that either ATM or Intrac will receive any such revenues.

      FREETRADEZONES.COM

      ATM entered into an agreement, in July 2000, with Juan Torrents & Assoc., whereby the parties agreed to form a joint venture known as FreeTradeZones.com. The purpose of the joint venture is to use the ATM e-commerce platform to provide asset management and disposition services, bulk and specific sales of products and services, both off-line and on-line, auction services and other transactions, such as trade and barter, to companies located within the Free Trade Zones. ATM advanced $12,500 to the joint venture, in November 2000, to cover the initial costs of travel and expenses of implementation. This advance is to be repaid from the first funds available to the joint venture. Representatives of both ATM and Juan Torrents & Association made a presentation of ATM's services to the Free Trade Zone World Federation, in Geneva, Switzerland, in September 2000. ATM has a 62% equity interest in the joint venture and the right to receive 50% of any distributions of available cash by the joint venture. However, to date, ATM has not received any revenues from the joint venture and we cannot assure you that either ATM will receive any such revenues. As of February 21, 2001, FreeTradeZones.com had not begun operations nor did it have any assets or liabilities.

      UNITED STATES HISPANIC CHAMBER OF COMMERCE FOUNDATION, INC.

      ATM entered into an agreement, on September 25, 2000 with the United States Hispanic Chamber of Commerce Foundation, Inc. (the "Foundation"), whereby ATM will remarket and sell merchandise, goods, services and other types of non-cash assets donated to the Foundation by various corporations and receive a sales commission equal to 20% of the sale proceeds, as well as reimbursement for the remarketing expenses incurred by ATM. The agreement has an initial 12-month term which automatically extends each year for an additional one year term until terminated by either party. The parties have approved the form of solicitation that ATM will use to solicit donations to the Foundation and expect to commence the solicitation process during the first quarter of 2001. However, to date, ATM has not received any revenues from its relationship with the Foundation and we cannot assure you that it will receive any such revenues.

SALES AND MARKETING

      ATM has a sales and marketing staff that consists of five employees and three independent contractors. Two of ATM's employees, Thomas Settineri and Gary Levi, also work for Intrac. ATM's sales and marketing staff identifies potential transactions and finds buyers for the assets and services offered by ATM. The sales and marketing staff employed by ATM are compensated with a base salary and a commission of between 5% and 50% of ATM's gross profit on any transactions in which the staff participated on ATM's behalf. Intrac has only two employees, Thomas Settineri and Gary Levi, who are shared with ATM, and retains the services of one media purchasing consultant and a media assistant. In addition, Intrac uses the services of other media purchasing businesses to service its trade credits fulfillment and media purchasing business. ATM also has informal arrangements with representatives in the United States and abroad who bring potential transactions to ATM for a negotiated percentage of the gross profit of the transaction, typically between 5% and 25% depending on the amount of effort expended and cost to the representative. In addition, ATM has exclusive marketing agreements with representatives in Mexico discussed in detail under the heading "Business--International Markets." Currently, approximately 90% of ATM and Intrac's transactions are generated from ATM's in-house sales and marketing team.

FREED MAXICK ABL SERVICES, INC.

      In July 2000, ATM entered into an agreement with Freed Maxick ABL Services, Inc. ("Freed Maxick"), a professional services firm that provides various accounting, auditing and related services to its clients. Pursuant to this agreement, Freed Maxick agreed to endorse and promote the services provided by ATM, and ATM agreed to offer and provide services to Freed Maxick's clients, including asset management and inventory control, inventory liquidation and disposition, trade finance and marketing (both domestic and international), recoupment of non-performing receivables on a trade and/or cash basis, end-to-end solutions through trade negotiations for the recovery of undervalued or depreciated assets, e-commerce initiatives and other services. Freed Maxick will receive a share of the net profits derived by ATM from each transaction with a client of Freed Maxick or any other client introduced to ATM by Freed Maxick. Although ATM has already had preliminary discussions with a number of Freed Maxick clients, to date, ATM has not consummated transactions with any Freed Maxick client or received any revenues from its relationship with Freed Maxick, and we cannot assure you that it will receive any such revenues.

ATMCENTER.COM WEB SITE AND SOFTWARE

      ATM currently uses certain software owned by entrade.com, Inc., a subsidiary of Entrade Inc., to operate ATMcenter.com and its related web sites. This software is described in more detail in "Business -Entrade Inc."

OUR STOCK ISSUANCE AGREEMENT WITH WARREN ROTHSTEIN

      In connection with the formation of ATM Service, Ltd., Warren Rothstein received 4,000,000 shares of our common stock, valued at $4,000,000, which were subject to forfeiture. The Stock Issuance Agreement provided that, in each fiscal quarter commencing with the fiscal quarter ended March 31, 1999, if Mr. Rothstein provided listings of merchandise for ATMcenter.com with a retail value of $1,250,000 or more, 200,000 of his shares would be automatically released from the forfeiture provision of the agreement. Our agreement with Mr. Rothstein does not specify who determines whether the required listings have been provided. Mr. Rothstein provided us with evidence of listings on ATMcenter.com in excess of $1,250,000 in each of the seven fiscal quarters commencing March 31, 1999 and 1,400,000 shares were, therefore, released from the forfeiture provision. Mr. Rothstein relinquished his rights to the remaining 2,600,000 shares and to his entire equity interest in ATM, in November 2000, in connection with his resignation as the Chairman of ATM and Intrac.

CORPORATE GOVERNANCE

      We own approximately 68% of ATM and 100% of Intrac, and Thomas Settineri and Gary Levi collectively own the remaining approximately 32% of ATM's capital stock. The boards of directors and executive officers of the two companies are identical.

ATM SHAREHOLDERS AGREEMENT

      The relationship among WorldWide Web NetworX Corporation, ATM and ATM's individual shareholders is governed by a shareholders agreement, dated as of September 30, 2000. The shareholders agreement provides for a five-member ATM board of directors consisting of three directors appointed by us and one director each appointed by Settineri and Levi. We have designated Carol C. Knauff, our Chairman, President and Chief Executive Officer, R. Bruce Richardson, our Chief Financial Officer, and Glenn Starr as our appointed directors. Thomas Settineri and Gary Levi are the other two directors.

      In addition, the ATM shareholders agreement provides as follows:

      o Transfers of ATM Service, Ltd. Shares: No stockholder may encumber his or its shares or transfer his or its shares without the unanimous consent of ATM's board of directors, except for transfers to affiliates or for estate planning purposes. The individual stockholders have the right to put a portion of their shares to ATM upon death. The individual stockholders also have tag-along rights on any sale of stock by us that constitutes more than 50% of the outstanding stock of ATM. The board of directors of ATM may compel the stockholders to sell and cooperate with the sale of ATM to a third party.

      o Funding: In July 1999, we loaned $3.5 million to ATM, with interest payable at the minimum rate permissible under the Internal Revenue Code, $2.5 million of which was used to fund ATM's operations and $1 million was loaned by ATM to Intrac to fund Intrac's operations. The principal and accrued interest are due upon the earlier of 10 years, an initial public offering of the securities of ATM or the receipt of $15 million in financing for ATM. From June through August 2000, we loaned ATM an additional $548,000, of which $83,000 was payable on or before September 16, 2000 and the balance is payable on or before August 24, 2003, with interest. To date, only $10,000 has been repaid by ATM with respect to the $83,000 loan that was payable on or before September 16, 2000. We also made payments on behalf of ATM and provided ATM with services totaling $165,000 during the period from December 1998 through

            December 31, 2000, all of which remain unpaid. Our loans and advances to ATM are secured by ATM's interest in AssetControl.com, LLC. See "ASSETCONTROL.COM, LLC." These amounts are eliminated in our consolidated financial statements.

ASSETCONTROL CORPORATION, LLC

      On March 10, 2000, ATM joined with Textron Financial Corporation, a division of Textron, Inc., Entrade Inc. ("Entrade") and Safeguard Scientifics, Inc. ("Safeguard") to form AssetControl.com, LLC ("AssetControl"), which is a Delaware limited liability company that was initially owned 47.5% by Textron, 38% by Entrade, 9.5% by ATM and 5% by Safeguard. In October 200, the company changed its name to AssetControl Corporation, LLC. ATM acquired its interest in AssetControl in consideration for a contribution of its know-how and ATM did not contribute any cash to the company. AssetControl provides asset disposition services for excess industrial equipment, machinery and other assets, either on its own or through companies with whom it contracts who will share the revenues derived from the sale of such equipment, machinery and other assets.

      When AssetControl was initially formed, ATM and Entrade orally agreed that, although ATM owned a lesser equity interest in AssetControl than Entrade, ATM and Entrade would share, on a 50/50 basis, the aggregate amount of any distributions by AssetControl to Entrade and ATM, subject to an appropriate adjustment in the event of the failure of either party to pay its share of any capital call.

      The operating agreement of AssetControl provides that each member must contribute its proportionate share of any capital call upon the members and that, if any member fails to contribute its share, its interest in AssetControl will be diluted. In February 2001, AssetControl issued a capital call upon its members in the amount of $1,430,913 to finance the loss incurred during the period from March 8, 2000 through December 31, 2000. ATM's share of this capital call was $134,702. ATM elected not to pay its 9.5% share of the capital call. Accordingly, ATM's equity interest in AssetControl has been diluted by 20%, based upon the valuation of the company by its board of managers at $7.5 million in February 2001. Accordingly, ATM now holds a 7.7% equity interest in AssetControl.

      The AssetControl.com web site became operational at the end of April 2000. However, to date, there have been no distributions by AssetControl and we cannot assure you that there will be any.

      ATM has pledged its interest in AssetControl to us as collateral for the repayment of the loans and advances that we made to ATM. Even though one of the loans that we made to ATM is currently in default, we have elected not to exercise our rights with respect to the collateral for this and our other loans and advances to ATM at this time.

NEW AMERICA NETWORK, INC. AND REAL QUEST, INC.

      We currently own 4% of New America Network, Inc. and 1% of Real Quest,
Inc.

HISTORY AND BUSINESS

      On September 23, 1999, we entered into a joint venture with New America Network, Inc. to form NAI Direct, Inc. ("NAI Direct") and develop NAIdirect.com, a web site that would permit corporate, governmental and institutional users, as well as local business operators and private investors, to obtain commercial real estate services on-line, either directly or through New America Network member brokers or third parties. New America Network is a global system of real estate service providers, branded as "New America International" and "NAI," that provides brokerage, financial and investment services, property/facilities management and strategic advisory services to the office, industrial and retail sectors.

      NAI Direct has modified and enhanced a software application called REALTrac(TM) for use on NAIdirect.com. REALTrac(TM) is a proprietary commercial real estate transaction management software developed by New America Network for internal use. NAI Direct will pay New America Network a royalty fee equal to 5% of NAI Direct's monthly gross revenue for the use of REALTrac(TM). Using REALTrac(TM), NAIdirect.com will allow users to track transactions with bulletin board, periodic reporting, contact listing and key document access features. The transaction management software has been modified for use on NAIdirect.com. NAI Direct is in the process of incorporating NAI broker information on the web site and negotiating license agreements with third-party providers of information for use by the commercial real estate community, including demographic, environmental and comparable sales data. NAIdirect.com became operational in June 2000. NAI has agreed to place all of its commercial real estate listings on NAIdirect.com and to encourage all NAI member brokers to place all of their local commercial real estate listings on NAIdirect.com. The site also offers a researched database so that brokers and owners can instantly access potential tenants, investors or lenders by delivering information to them electronically. It will also be designed to offer large investment properties via privately negotiated sales or auction. We anticipate that NAI Direct will receive revenue from a variety of sources which will include transaction fees, property marketing and hosting fees, referral fees from providers of related real estate services, royalty fees from on-line sales of market and demographic data, premium fees for auction services, and advertising fees.

      Our ownership in NAIdirect.com was initially held through two subsidiaries: Real Quest, Inc. and NAI Direct. In exchange for an 80% ownership interest in Real Quest, Inc., ("Real Quest") we issued 750,000 shares of our common stock to New America Network, Inc. and delivered an additional 750,000 shares in escrow to be transferred to New America Network, Inc. upon NAI Direct earning cumulative revenue of $2 million within 24 months of the launch of the NAIdirect.com web site. We also provided a $1 million working capital loan to NAI Direct bearing interest at the minimum rate permissible under the Internal Revenue Code and due at the earlier of 10 years from the date of issuance or the occurrence of any of the following events: (1) the issuance by NAI Direct of a note or other evidence of indebtedness (or the incurrence by NAI Direct in any other manner of any indebtedness) or of a security or other instrument evidencing an ownership interest in, or convertible into, or otherwise linked to, an ownership interest, in NAI Direct, or the sale by NAI Direct of all or a material part of its assets, whether or not such assets are thereafter leased by NAI Direct or any affiliate of NAI Direct which, in each case, makes available to NAI Direct, without material conditions that remain unsatisfied, funds equal to or in excess of $5,000,000 or (2) a bona fide, underwritten public offering of securities of NAI Direct, the net proceeds of which to NAI Direct are greater than $5,000,000. In addition, we agreed to provide up to $4,000,000 in additional working capital to NAI Direct within 18 months of September 23, 1999 in the form of a loan or otherwise, of which we funded $1,090,000.

      In September 2000, we restructured our relationships with NAI Direct, Real Quest and New America Network, Inc. On that date, we loaned an additional $250,000 to NAI Direct, which was guaranteed by New America Network. This loan is convertible into shares of common stock of New America Network, at our option, at a price equal to the lesser of $5 per share or the then-current market value. In addition, pursuant to a Stock Purchase Agreement, dated as of September 25, 2000, we (1) acquired a 4% equity interest in New America Network;
(2) were released from our obligation to provide an additional $2,650,000 in working capital to NAI Direct; (3) transferred to New America Network the notes evidencing the approximately $2.1 million in prior loans that we made to NAI Direct and 79 of our 80 shares in Real Quest; and (4) agreed to cause the escrowed 750,000 shares of our common stock to be released from escrow and delivered to New America Network.

CORPORATE GOVERNANCE

      We own 1% of Real Quest and 4% of New America Network, Inc. (which owns the remaining 99% of Real Quest), and Real Quest owns 80% of NAI Direct. The remaining 20% of NAI Direct is owned by the executive officers and employees of NAI Direct and New America Network, including Gerald C. Finn, the Chief Executive Officer of New America Network, and Jeffrey Finn, the President and Chief Operating Officer of New America Network. New America Network is seeking additional financing. Our interest in New America Network may be diluted if it issues additional stock in order to obtain financing. We are unable to estimate the extent of any possible dilution at this time.

      The September 2000 Stock Purchase Agreement with New America Network also provides for the following:

      o Six Month Lock-Up: For a period of six months commencing September 25, 2000, New America Network may not sell more than 325,000 shares of our common stock without our prior written consent, which may not be unreasonably withheld.

      o Rights of First Refusal: If New America Network receives an offer to purchase all or any portion of its Real Quest shares, or if Real Quest or the other principal shareholders of NAI Direct receive an offer to purchase all or any portion of their NAI Direct shares, within the two-year period subsequent to September 25, 2000 and prior to the registration of any of the shares of such company under the Securities Act of 1933, which New America Network or Real Quest or the other principal shareholders of NAI Direct desire to accept, it or they must first offer the shares to us on the same terms.

      o Tag-Along Rights: If Gerald C. Finn and/or Jeffrey Finn, the majority shareholders of New America Network, receive an offer for all or any portion of their shares of New America Network, which they desire to accept, they must give notice of such offer to us and permit us to include our shares of New America Network, on a pro rata basis, in the proposed sale on the same terms.

WWWX-JENCOM, LLC AND INTERCOMMERCE CHINA, LLC

      We own a 50% equity interest in WWWX-Jencom, LLC ("WWWX-Jencom")(see "Certain Relationships and Related Transactions-D.H. Blair and JenCom Digital," page 70) and a 33-1/3% equity interest in InterCommerce China, LLC ("InterCommerce China"). However, we have written off our investments in these entities because we have been unable to confirm that our interest in either of these entities presently has any value.

HISTORY

      In February 1999, we entered into an acquisition agreement to purchase video technology and other projects in various stages of development from JenCom Digital Technologies, LLC ("JenCom Digital"). In March 1999, we formed WWWX-Jencom with JenCom Digital and contributed the purchased projects to WWWX-Jencom to establish a joint venture for the commercialization of JenCom Digital's technology projects. Our investment with JenCom Digital was a condition to the Stock Purchase Agreement between us and D.H. Blair Investment Banking Corp., which served as placement agent in connection with a series of our private placements.

      Under our acquisition agreement with JenCom Digital, we issued 2,000,000 shares of our common stock, valued at $3,000,000, to JenCom Digital in exchange for various projects in development by JenCom Digital that we contributed to WWWX-Jencom. In addition, under the terms of the acquisition agreement, in March 1999, we loaned $900,000 to JenCom Digital, without interest, which JenCom




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

Digital assigned to WWWX-Jencom. The loan was to be repaid at the earliest of
(1) ten years from March 15, 1999, (2) a third-party investment in WWWX-Jencom of $10,000,000, or (3) the sale of any asset by WWWX-Jencom having proceeds exceeding $5,000,000.

      In December 1999, we executed an agreement with JenCom Digital, its parent International Commerce Exchange Systems, Inc. ("ICES") and others in which JenCom Digital agreed to enter into a new operating agreement which would provide for sharing management control of WWWX-Jencom with us. In consideration of this agreement, we agreed to file a registration statement for JenCom Digital's 2,000,000 shares of our common stock before May 17, 2000, although we have not yet done so. JenCom Digital received an additional 1,500,000 shares of our common stock upon the execution and delivery of the operating agreement for InterCommerce China, LLC, described below.

      In connection with our agreement with JenCom Digital, described above, we agreed with International Commerce Exchange Systems, Inc., Henry Kauftheil, InterCommerce China, a joint venture between JenCom Digital and other parties, that we would be issued 33.33% of InterCommerce China's equity.

      We have been advised by ICES' General Counsel that WWWX-JenCom has discontinued the development of its technology products, due to lack of funds, and that both WWWX-Jencom and InterCommerce China are currently inactive. We have written off our investment in these companies because we have been unable to confirm that they presently have any value.

ENTRADE INC.

HISTORY

      On February 23, 1999, we entered into a merger agreement with Artra Group Incorporated, a publicly-traded New York Stock Exchange listed company, in which we agreed to sell our Entrade subsidiary to Artra. We completed the sale on September 23, 1999. The transaction resulted in Entrade surviving as the parent of Artra and succeeding to Artra's New York Stock Exchange listing under the symbol ETA. As a result of the transaction, on September 23, 1999, we owned 1.8 million shares, or approximately 15%, of Entrade's common stock and received $1.3 million in cash following the execution of the merger agreement. Additionally, we received $1.3 million in funding for the operations of Entrade from Artra for the period from February 28, 1999, through September 23, 1999. Since that time, the percentage of our ownership interest in Entrade has been diluted because Entrade has issued stock to other investors and because we sold 225,000 of our Entrade shares. Under the merger agreement, for as long as our percentage ownership of Entrade common stock is greater than five-percent, Entrade must use its best efforts to cause our designee, if acceptable to the Entrade board of directors, to be elected to the Entrade board of directors. On October 7, 2000, our board of directors designated Carol C. Knauff as our representative on the Entrade board of directors. However, to date, Ms. Knauff has not been seated on Entrade's board.

      The quoted market value of our Entrade shares was $6,005,000 at September 30, 2000 and subsequently reached a low of $787,500 at December 26, 2000. The market value of our Entrade shares as of February 21, 2001 was $2,724,750. We have determined that the decline in the market value of our investment in Entrade is other than temporary and, accordingly, we have written the investment down to a new cost basis of $3.8125 per share, its fair market value at September 30, 2000, which has been reflected as a realized loss in our financial statements as of September 30, 2000.

      Pursuant to the merger agreement, Entrade agreed to cause our Entrade shares to be registered as promptly as practicable, however, Entrade has failed to do so. As a result of Entrade's failure to register



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

our Entrade shares, we were unable to borrow against these shares prior to August 2000 in order to raise funds for additional working capital and acquisitions. Management is still in the process of evaluating its claims against Entrade as a result of its failure to cause our Entrade shares to be registered in a timely manner.

      Our Entrade shares were pledged to Blair Ventures-Fund I, Inc. ("Fund") as collateral for our $3.6 million convertible loan, however, on February 5, 2001, Fund released these shares from its pledge in order to permit us to sell our Entrade shares subject to the limitations of Rule 144 under the Securities Act. We intend to sell some of our Entrade shares during the current quarter.

      On October 31, 2000, Entrade announced that it intends to focus on asset disposition through its subsidiary, Nationwide Auction Systems, a 20-year-old land-based auction company with six permanent facilities throughout the United States, and Entrade has subsequently closed its only software development facility located at Waterloo, Canada.

ENTRADE SOFTWARE

      entrade.com, Inc. is a subsidiary of Entrade Inc. entrade.com has historically been a business-to-business e-commerce solutions provider which owns proprietary e-commerce and online auction technologies and has licensed and utilized these technologies to create online business communities and virtual distribution centers for the purchase and sale of corporate assets, including inventories, products and services.

      ATM has a perpetual non-exclusive license to use the Entrade Transactional Software owned by entrade.com as the operating system underlying the ATMcenter.com web sites pursuant to a software license agreement, dated September 23, 1999. In consideration for the license, ATM issued $1,500,000 of trade credits to entrade.com, which it can use to acquire products and services from ATM for a combination of cash and trade credits equal to the value of such products and/or services. As entrade.com purchases products and services from ATM using its trade credits, the trade credits will be reduced by the amount of the trade credits utilized in each transaction. To date, entrade.com has not used any of its trade credits.

      Pursuant to the foregoing software licensing agreement, entrade.com agreed to provide hosting, maintenance and support services for the ATMcenter.com web sites, however, entrade.com no longer provides these services. We have copies of the source code and object code for the Entrade Transactional Software and have made arrangements with Web Instinct, Inc. for the hosting of the ATMcenter.com web sites and are in the process of making other arrangements for maintenance and support services as well.

SALE OF ENTRADE INC.

      In connection with our sale of Entrade, our then Chairman, President and Chief Executive Officer, Robert Kohn, entered into an employment agreement with Artra Group Incorporated which was subsequently assigned to entrade.com. At the closing of the sale, on September 23, 1999, Mr. Kohn resigned from all of his positions with us. Mr. Kohn subsequently resigned his position with entrade.com in May 2000.

ASSETTRADE.COM, INC.

      In April 1999, we acquired a 2% ownership interest in the non-voting common stock of AssetTRADE.com, Inc. ("AssetTRADE") in exchange for 750,000 shares of our common stock valued at $1,125,000. At September 30, 2000 our shares of AssetTRADE represent approximately 1.2% of



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

AssetTRADE, on a fully-diluted basis. Our interest has subsequently been diluted and is currently less than 1%. AssetTRADE provides traditional off-line and on-line asset recovery, disposal and marketing for industrial machinery and equipment.

      In September 2000, AssetTRADE reported over $10 million in sales during its first four months of operation.

ONE WORLD NETWORKS INTEGRATED TECHNOLOGIES, INC.

      We own 1,661,090 shares of the common stock of One World Networks Integrated Technologies, Inc. ("One World"), representing approximately 2.6% of the issued and outstanding capital stock of One World on a diluted basis. One World operates a web site, oneworldlive.com, which it uses as a gateway for consumers to purchase products, find current information on a variety of subjects and interact directly with celebrities.

VISION TECHNOLOGIES, INC.

      We entered into a term sheet, dated March 19, 1999, with Vision Technologies, Inc. ("Vision") to acquire Vision for stock and cash. We advanced $650,000 in cash to Vision on March 23, 1999. In addition, JenCom Digital Technologies contributed $350,000 to Vision on behalf of WWWX-Jencom on April 28, 1999. On July 12, 1999, we agreed with Vision to amend the term sheet so that we would make an investment in Vision rather than acquire the company, and we advanced an additional $200,000 to Vision. The amended term sheet terminated on August 26, 1999. As a result of the termination, Vision had the option to either return to us the cash we advanced to Vision within 180 days or to convert that amount into Vision common stock at a conversion rate specified in the term sheet. As a result of the conversion, we own 301,128 shares of Vision common stock, representing approximately 3.5% of Vision's total outstanding shares. To date, Vision has not yet produced or sold any products. See "Item 7. Certain Relationships and Related Transactions." See "Item 2. Financial Information-Management's Discussion and Analysis of Financial Condition and Results of Operation." As stated above, we have written down this investment to zero because we have been unable to confirm that it has any value.

VIDEONET CORPORATION

      In July 1999, we advanced $100,000 to VideoNet Corporation ("VideoNet"), a company that was developing video conferencing technology. Our investment was evidenced by a 12% convertible note which we converted, in November 1999, into 104,000 shares of convertible preferred stock, representing approximately 2.4% of the equity of VideoNet. However, as stated above, we have written down our investment in VideoNet because to zero we have been unable to confirm that it presently has any value.

COMPETITION

COMPETITION FACING THE COMPANIES IN WHICH WE OWN INTERESTS

      The Internet has produced intense competition for products and services because it has reduced transaction costs and increased the ability of companies that offer products and services to market and communicate with potential customers. As the market for business-to-business e-commerce grows, we expect that competition will intensify as traditional business competitors move to the Internet and Internet competitors expand their businesses and market reach.

      Some of the companies in which we own interests compete to attract and retain buyers and sellers. Several companies offer competitive solutions that compete with one or more of the companies in



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

which we own interests. We expect that additional companies will offer competing solutions on a stand-alone or combined basis in the future. Furthermore, our competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by the companies in which we own interests. If the companies in which we own interests are unable to compete successfully against their competitors, such companies may fail.

      Many of our competitors have greater brand recognition and greater financial, marketing and other resources than the companies in which we own interests. This may place the companies in which we own interests at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

      There are a number of companies that compete with ATM and Intrac in the off-line asset remarketing business and with respect to the utilization of trade credits. These companies include Active International, Tradewell, Inc. and Icon International, Inc. Most of these companies are asset liquidators who, like ATM and Intrac, utilize trade credits in full or partial payment for excess inventories of products or services and then remarket these products or services for cash. Thereafter, their customers can purchase products or services with these trade credits or a combination of cash and trade credits, as agreed by the parties in connection with the purchase and sale of the excess inventories.

      To our knowledge, none of ATM and Intrac's major competitors is involved in new product sales. We believe that, of the major competitors that utilize trade credits, Active International is the most dominant. Competition in the asset recovery industry for transactions is intense, however, we believe that ATM and Intrac compare favorably with competitors based upon their experience, the breadth of their contacts in the asset recovery industry, their reputation and relationships, and the quality of the service they provide to customers. We expect that ATM and Intrac's competition will increase as traditional competitors take advantage of the Internet and e-commerce by launching web sites to advertise their products and services, communicate with potential customers and effect transactions on-line.

      As more competitors offer similar services over the Internet, it will be more difficult for ATM to distinguish itself from its competitors. We believe that ATM's reputation and relationships will continue to distinguish it from its competitors, however, price, brand recognition and the appearance, functionality and ease of use of ATM's web sites may ultimately become more important factors in obtaining and retaining customers.

      In addition, there are numerous companies that have developed or are in the process of developing auction sites on the Internet to buy and sell products and merchandise. These companies could compete directly with ATM and Intrac.

COMPETITION IN ATTRACTING COMPANIES

      Unless we are unable to raise additional capital, we will not be able to pursue our business plan. Historically, we have faced competition from other capital providers such as publicly-traded Internet companies, venture capital companies and other corporations. Most of these competitors have greater financial resources and brand name recognition than we do and companies in search of financing may be more likely to align themselves with a better known company or investor and one with more financial resources. If we are able to raise additional capital, these competitors may limit our opportunity to acquire interests in new companies and, if we are able to raise additional capital but are unable to acquire interests in attractive companies, our business strategy may not succeed.



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

COMPETITION WITH COMPANIES IN WHICH WE OWN INTERESTS

      We may compete with the companies in which we own interests for Internet-related opportunities. We may also compete with the companies in which we own interests to acquire interests in business-to-business e-commerce companies, and the companies in which we own interests may compete with each other for acquisitions or other business-to-business e-commerce opportunities. The companies in which we own interests, therefore, may seek to acquire companies that we would find attractive. While we may join with the companies in which we own interests on future acquisitions, we have no current contractual obligations to do so. We do not have any contracts or other understandings with the companies in which we own interests that would govern the resolution of these potential conflicts. Such competition may deter companies from entering into strategic relationships with us and may limit our business opportunities.

ENTRADE INC.

      We actively encourage the companies that we have equity interests in to work together and develop relationships among each other. While we believe that we benefit from such relationships, we recognize that we may compete with the companies in which we have equity interests. Historically, we have considered Entrade, which we sold to Artra Group Incorporated in September 1999, as a competitor. Entrade owns or has equity interests in a group of business-to-business Internet companies including entrade.com, utiliparts.com, AssetTRADE.com, printeralliance.com, pricecontainer.com, TruckCenter.com, AssetControl.com and TradeTextile.com. Entrade also acquired all of the capital stock of Public Liquidations Systems, Inc. and Asset Liquidation Group, Inc., which engage in business under the name Nationwide Auction Systems. Until November 2000, Entrade's strategy was similar to ours, in that it planned to invest in and migrate the traditional off-line business transactions of its businesses onto the Internet and operated businesses that buy and resell non-performing and other assets. Entrade made investments in such companies by exchanging licenses in its transaction technologies for equity interests. In addition, Entrade's strategy encompassed e-commerce sales, marketing, and procurement applications. However, on October 31, 2000, Entrade announced that it intends to focus in the future on asset disposition through its subsidiary, Nationwide Auction Systems. Accordingly, Entrade may no longer be a potential competitor.

      As a competitor, Entrade has unusual access to and knowledge of our business including the following:

            o Robert Kohn, our former Chief Executive Officer and President was, until April 2000, Chief Executive Officer and President of entrade.com and a member of the board of directors of Entrade.

            o A number of our former employees, who were members of our technical and administrative staff, were, until recently, employees of entrade.com.

            o We use entrade.com's software to operate ATMcenter.com and its related web sites. We sold this software to Artra Group Incorporated in September of 1999 as part of the sale of Entrade.

            o Until April 2000, we relied upon the technical staff at entrade.com to maintain all of our computer systems and, until November 2000, we also relied on its staff to host, support and maintain ATMcenter.com's web sites. As a result of the provision of these services, Entrade and entrade.com had unlimited access to all our information systems and therefore all the files and documents that are on our computer systems.

Subsequent Events

RELEASE OF COLLATERAL

      On February 5, 2001, D.H. Blair Investment Banking Corp. ("Blair") released our 1,575,000 shares of the common stock of Entrade Inc. from its pledge, until written notice to the contrary, in order to permit us to sell the shares subject to the limitations of Rule 144 under the Securities Act. We pledged these shares to Blair as collateral for our $3.6 million loan on September 27, 2000.

LETTER OF INTENT CONCERNING THE ACQUISITION OF EMARKETPLACES INTERNATIONAL, INC.

      On February 12, 2001, we signed a letter of intent (the "Letter of Intent") with International Commerce Exchange Systems, Inc. ("ICES") and eMarketplaces, Inc. ("EMI"), Delaware corporations with their principal places of business located at 18 W. 18th Street, New York, New York. ICES and EMI are affiliates of (i) JenCom Digital Technologies, LLC, the holder of 2,403,302 shares of our common stock, (ii) Henry Kauftheil, the holder of 265,550 shares of our common stock and the chairman of both ICES and EMI, and (iii) The TechDepartment.com, Inc., the holder of 426,075 shares of our common stock.

      The Letter of Intent contemplates our purchase of a 100% equity interest in eMarketplaces International, Inc. ("eMarketplaces"), a Delaware corporation owned by ICES and EMI with its principal place of business located at 18 W. 18th Street, New York, New York, in consideration for shares of our common stock representing 80% of our total issued and outstanding voting shares (the "Transaction"). Accordingly, if the Transaction is consummated, the interests of our existing shareholders will be significantly diluted and ICES and EMI, the shareholders of eMarketplaces, will obtain a controlling interest in our company.

      In connection with the Letter of Intent, we are lending the sum of $500,000 to eMarketplaces, without interest (the "Loan"). The Loan is guaranteed by D.H. Blair Investment Banking Corp. ("Blair"). The Loan is payable on March 26, 2001, however, if the Transaction is consummated by March 26, 2001, the Loan will be forgiven. The Letter of Intent was amended, on February 16, 2001 with respect to the use of proceeds of the Loan. We will rely primarily upon Blair's guarantee for the repayment of the Loan in the event that the Transaction is not consummated. If the Loan is not repaid, we will not be able to continue our operations beyond approximately early April 2001.

      The Letter of Intent also contemplates a change in control of the company. If the Transaction is consummated, our board of directors will consist of seven members, four of whom will be designated by ICES and EMI.

      The consummation of the Transaction is conditioned upon (i) the satisfactory completion of each party's financial and legal due diligence examination of the other, (ii) the approval of each party's board of directors, the execution of a definitive stock purchase agreement, (iii) the parties' receipt of a fairness opinion with respect to the Transaction which is reasonably acceptable to all parties, (iv) the re-structuring of certain of eMarketplaces' inter-company debt and payables, upon terms acceptable to us, (v) eMarketplaces' receipt of a capital contribution from ICES in the amount of $1.5 million, (vi) eMarketplaces' balance sheet including $1 million in other cash or acquired assets at the closing, and (vi) the absence of any material adverse change in eMarketplaces' financial condition since December 31, 2000.

      The Letter of Intent will terminate and expire if any party determines, as a result of its due diligence, not to proceed with the Transaction, or if we receive a bona fide written offer from a third party for a controlling interest in the company, prior to March 6, 2001, and our board of directors determines in the exercise of its reasonable business judgment and fiduciary duties to our stockholders that such offer will maximize the return to our stockholders to a greater extent than the Transaction, or if the Transaction has not closed on or before March 26, 2001, for any reason whatsoever, and the parties do not mutually agree to extend the time to close. If the Letter of Intent terminates be because of our receipt of an offer that our board determines will maximize the return to our stockholders to a greater extent than the Transaction, we have agreed to reimburse ICES and EMI for their actual out-of-pocket fees and expenses incurred in connection with the Transaction, not to exceed $50,000.

      We will incur certain expenses in connection with the Transaction, even if the Transaction is not consummated, including the cost of obtaining a fairness opinion with respect to the Transaction and legal and accounting fees. In addition, if the Transaction is not consummated and the Loan is not repaid within 45 days, as agreed, by either eMarketplaces or Blair, our ability to continue our operations will be impaired.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

      Pursuant to the non-exclusive software license agreement between ATM and entrade.com, dated September 23, 1999, ATM currently uses software owned by entrade.com, Inc. to operate the ATMcenter.com web sites. Any interruption in ATM's web site's ability to process transactions could affect ATM's ability to obtain and retain Internet customers. After Entrade announced that entrade.com no longer intends to engage in the software development business, we made other arrangements with a third-party vendor for the hosting of the ATMcenter.com and related web sites and management intends to make other arrangements for the maintenance and support of the software as well.

      ATM has applied for service mark applications for "ATMcenter.com," "Instant Invoice," "Instant P.O." and "Instant Purchase Order." Although these applications are still pending, ATM intends to abandon its applications for "Instant Invoice," "Instant P.O." and "Instant Purchase Order."

EMPLOYEES

      As of February 21, 2001, after reducing the corporate workforce in late August and September 2000 in order to reduce expenses:

            o     WorldWide Web NetworX Corporation had four employees.

            o ATM had nine employees, two of whom, Thomas Settineri and Gary Levi, were shared with Intrac, and three independent contractors.

            o Intrac had two employees, Thomas Settineri and Gary Levi, who were shared with ATM.

      We consider our relationships with our employees to be good. None of our employees are covered by collective bargaining agreements.

GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES

Foreign Laws and Regulations

      Because ATM has relationships in Mexico and may enter into relationships in other countries, ATM may be subject to the laws of those jurisdictions which pertain to our activities in those jurisdictions. Our activities may include the buying, selling, shipping, storing and importing and exporting of merchandise, the provision of services and transacting business over the Internet. Additionally, because ATM and Intrac offer and facilitate the sales of goods and services worldwide, foreign jurisdictions may claim that our companies are required to comply with their laws. Any future foreign regulation may have a negative impact on ATM or Intrac's methods of operations or result in additional costs. We have not received any claims based upon alleged violation of federal, state or local laws, nor do we have any material costs or expenses for compliance with such laws.

PROPERTIES

      Our corporate headquarters are located at 521 Fellowship Road, Suite 130, Mt. Laurel, New Jersey. Our lease commenced on July 19, 1999 with a term of 61 months. Our monthly base rent over the term of the lease ranges from approximately $11,000 to $12,000. We also pay a proportionate share of the building's operating expenses, and our share is currently approximately $3,200 per month. Our lease covers 11,802 square feet. We are in default under this lease by virtue of our failure to pay rent due for the months of December 2000 and January 2001 in accordance with the terms of the lease. We occupy only approximately 1,000 square feet of this facility and are attempting to sublease the entire space.

      We also have a five-year sublease from RDR Associates, Inc. ("RDR") for offices and the use of a conference room at 888 Seventh Avenue, New York, New York. The term of the lease commenced on May 1, 1999. We paid our occupancy rights under the sublease by issuing 50,000 shares of our common stock to RDR. We currently use this space as our New York City offices.

      ATM has a lease for offices at 220 White Plains Road, Tarrytown, New York. The lease commenced on October 1, 1999 for a term of five years. The lease covers approximately 8,754 square feet and the monthly base rent over the remaining term of the lease ranges from approximately $17,326 to $18,055. ATM no longer uses any of this space and has subleased the entirety of the leased space for the period from January 1, 2001 through September 30, 2004, for a monthly base rent of $12,500. ATM will be required to pay the difference between the rent payable by ATM under the prime lease and the rent payable to ATM under the sublease.

      Intrac has a lease for offices at 424 Madison Avenue, New York, New York. The lease commenced on October 1, 1997 for a term of five years. The lease covers 4,130 square feet and the base monthly rent over the remaining term of the lease ranges from approximately $9,200 to $10,400. This space is currently used by both ATM and Intrac for their corporate headquarters.

LEGAL PROCEEDINGS

      In January 2001, Arab Commerce Bank Ltd. and Lufeng Investments Ltd., the only two holders of our Series A 6% Cumulative Convertible Debentures, dated March 22, 1999, in the aggregate principal amount of $125,000, who did not accept our offer to convert their convertible debentures to our common stock, filed an action against us in the United States District Court for the Southern District of New York, at Case No. 01 Civ. 0810, seeking to recover the principal amount of their debentures, plus interest from March 22, 1999 and liquidated damages as per the terms of the debentures as a result of our failure to file a registration statement and to have such registration statement declared effective in accordance with the terms of the debentures. The debenture holders are seeking to recover damages in the approximate amount of $230,000, representing principal, interest and liquidated damages. The Company intends to pursue all appropriate means of resolving this claim.

      On March 22, 1999, we issued 6% Cumulative Convertible Debentures in the aggregate principal amount of $989,500. During fiscal 2000, holders of $864,500 in principal amount of the debentures converted them into shares of our common stock. In January 2001, Arab Commerce Bank Ltd. and

Lufeng Investments Ltd., the two remaining holders of our Series A 6% Cumulative Convertible Debentures, in the aggregate principal amount of $125,000, filed an action against us in the United States District Court for the Southern District of New York (Case No. 01 Civ. 0810). In the complaint, the debenture holders seek to recover the principal amount of their debentures, plus interest from March 22, 1999 and liquidated damages as per the terms of the debentures as a result of our failure to file a registration statement and to have such registration statement declared effective in accordance with the terms of the debentures. The debenture holders are seeking to recover damages in the approximate amount of $230,000, representing principal, interest and liquidated damages. The Company intends to pursue all appropriate means of resolving this claim.

      Also in January 2001, we received an informal claim from Zakeni Limited, one of the former holders of our 6% Cumulative Convertible Debentures who elected to convert its debenture to our common stock in March 2000, for damages resulting from our failure to deliver a certificate for the shares issuable upon conversion on a timely basis. The Company believes that the claim of Zakeni Limited is without merit and, if necessary, will defend vigorously against it.

      There are no other legal actions pending which we are required to disclose in this Form 10-Q.

                           MARKET FOR OUR COMMON STOCK

      Our common stock is currently quoted on the OTC Bulletin Board under the symbol "WWWX." The following table sets forth the highest and lowest bid prices for our common stock for each fiscal quarter during the last two years and subsequent interim periods as reported by the National Quotation Bureau.

      At February 21, 2001, there were 1152 record holders of our common stock.

      The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

      No cash dividends have been declared on any class of common equity for the two most recent fiscal years.

---------------------------------------------------------------------------
                                        HIGH BID             LOW BID
                                        --------             -------
---------------------------------------------------------------------------
FISCAL 1998

---------------------------------------------------------------------------
First Quarter..................
---------------------------------------------------------------------------
Second Quarter.................
---------------------------------------------------------------------------
Third Quarter..................          3.0000              1.2500
---------------------------------------------------------------------------
Fourth Quarter.................          2.3750               .6875
---------------------------------------------------------------------------
FISCAL 1999

---------------------------------------------------------------------------
First Quarter..................          1.3125              .3281
---------------------------------------------------------------------------
Second Quarter.................          9.3750              .5313
---------------------------------------------------------------------------
Third Quarter..................          9.2500             3.1875
---------------------------------------------------------------------------
Fourth Quarter.................          4.6250             2.5625
---------------------------------------------------------------------------
FISCAL 2000

---------------------------------------------------------------------------
First Quarter..................          7.5000             2.1250
---------------------------------------------------------------------------
Second Quarter.................          8.1250             3.9375
---------------------------------------------------------------------------
Third Quarter..................          4.7500              .3750
---------------------------------------------------------------------------
Fourth Quarter.................           .7813              .1875
---------------------------------------------------------------------------
FISCAL 2001

---------------------------------------------------------------------------
First Quarter..................           .4062               .125
---------------------------------------------------------------------------
Second Quarter                            .1719               .094
(January 1, 2001 February 23, 2001).
---------------------------------------------------------------------------


           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      We are exposed to equity price risks on our ownership interest in the common stock of Entrade Inc., which is a New York Stock Exchange publicly traded security denominated in U.S. dollars. During the first quarter of fiscal 2001, the value of our Entrade stock has fluctuated from a low of $787,500 on December 26, 2000 to a high of $5.3 million on October 2, 2000. During the period from January 1, 2001 through February 21, 2001, the value of our Entrade stock has fluctuated from a low of $1,575,000 on January 8-10, 2001 to a high of $2,992,500 on January 30 and February 6, 2001. A 20% decrease in equity prices would result in an approximate $1.2 million decrease in the fair value of our holdings of Entrade stock at December 31, 2000. The value of our holdings may continue to fluctuate. We intend to sell some of our Entrade shares during the current quarter. However, to date, we have not attempted to reduce or eliminate our market exposure on our holdings.

      We are also exposed to interest rate risk on our holdings of money market instruments. Historically, our investment income has not been material to our financial results, and we do not expect that changes in interest rates will have a material impact on the results of operations. A 1/2% increase in interest rates would result in an approximate $25,000 increase in interest income.

      We also have issued fixed-rate debt which is convertible into our common stock at a pre-determined conversion price. Convertible debt has characteristics that give rise to both interest rate risk and market risk because the fair value of the convertible security is affected by both the current interest rate environment and the underlying price of our common stock. As of December 31, 2000, $864,500 in principal amount of the debt has been converted into common stock and $125,000 in principal amount remains outstanding. In addition, we have $3.6 million convertible loan due on September 1, 2001. We anticipate that the maturity date of this loan will be extended, however, there can be no assurance that it will be. ATM Service, Ltd. has a $200,000 loan due on February 23, 2001, a $200,000 loan due on March 26, 2001 and a $75,000 loan due on May 16, 2001.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

                                   MANAGEMENT

      The following table sets forth the name, age and positions of each of our executive officers and directors as of February 21, 2001.

---------------------------------------------------------------------------
NAME                      AGE    POSITION
---------------------------------------------------------------------------
Carol C. Knauff           52     Chairman, President, Chief Executive
                                 Officer and Director
---------------------------------------------------------------------------
R. Bruce Richardson       53     Chief Financial Officer
---------------------------------------------------------------------------
Nahum G. Shar             62     Assistant Secretary and Assistant
                                    Treasurer
---------------------------------------------------------------------------
G. David Rosenblum        56     General Counsel and Director
---------------------------------------------------------------------------

      CAROL C. KNAUFF has been our Chairman since August 28, 2000 and our President and Chief Executive Officer since September 1, 2000. From March 2000 to August 2000, Ms. Knauff was an independent consultant engaged in various assignments; from December 1998 to March 2000, Ms. Knauff was Vice President, Consumer Product Management, for AT&T Corporation ("AT&T"); from December 1995 to December 1998, Ms. Knauff was Vice President, Global Consumer Markets, for AT&T. Ms. Knauff received her bachelor's degree from Penn State University in 1969 and masters degrees in engineering management and business administration, respectively, from the University of Missouri and Fairleigh Dickinson University in 1978.

      R. BRUCE RICHARDSON has been our Chief Financial Officer since October 1, 2000. From April 1999 to April 2000, Mr. Richardson was Chief Executive Officer of iOnet Solutions, Inc., a company which he co-founded; from May 1995 to March 1998, he was a Client Partner of AT&T Solutions, a division of AT&T of which he was also a founder. Mr. Richardson received his bachelor's degree from Pittsburgh State University in 1970.

      NAHUM G. SHAR has been our Assistant Secretary and Assistant Treasurer since August 28, 2000. Mr. Shar also provides consulting services to both us and ATM. He is not an employee of either the Company or any of our subsidiaries. Mr. Shar is also a director of Pentland USA Inc. ("Pentland"), a position that he has held since November 1998. From 1994 to 1997, Mr. Shar was Chairman and President of Pentland. Mr. Shar received his degree as a chartered accountant
(CPA) from the University of Capetown, South Africa, in 1967.

      G. DAVID ROSENBLUM has been our general counsel since August 28, 2000 and a member of our Board of Directors since February 6, 2001. Mr. Rosenblum initially joined the company, on March 6,

2000, as vice president and general counsel to ATM Service, Ltd. and The Intrac Group, Ltd., positions which he held until he was appointed as our general counsel in August 2000. From 1987 until March 3, 2000, Mr. Rosenblum was the Managing Partner of the Philadelphia law firm of Astor Weiss Kaplan & Rosenblum, LLP, which he joined as a partner in 1977. Mr. Rosenblum received his bachelor's degree from The Johns Hopkins University in 1966 and his Juris Doctorate degree from The University of Pennsylvania Law School in 1969.

NUMBER OF DIRECTORS

      Our certificate of incorporation requires that we have not less than three and no more than five directors, as determined by our stockholders. Carol C. Knauff joined our Board on August 22, 2000. On December 27, 2000, the Board of Directors accepted the resignations of Thomas Settineri and Ronald Tobia as directors of the Company. Mr. Tobia retains the 150,000 options that were granted to him in consideration for his services as a director. From December 27, 2000 to February 6, 2001, we had only one director. On February 6, 2001, G. David Rosenblum was appointed as a member of the Board of Directors, which now consists of two directors. The Board intends to fill the remaining vacancy in the Board in the very near future. All directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Under the terms of the Agency Agreement between us and D.H. Blair Investment Banking Corp., dated May 26, 1999, D.H. Blair was given the right to appoint one of our directors, however, to date, D.H. Blair has not exercised that right. Management expects that these vacancies will be filled as soon as acceptable candidates can be identified.

      We intend to seek stockholder consent to amend the certificate of incorporation and bylaws in order to give our Board the right to determine the size of the Board of Directors and to appoint additional outside directors to the current Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

      We have established two committees of our Board of Directors: an audit committee and a compensation committee. The basic functions of these committees are summarized below.

      COMPENSATION COMMITTEE. The Compensation Committee is authorized to review and make recommendations to the Board of Directors on all matters regarding the remuneration of its executive officers, including the administration of the compensation plans of the Company. Robert Kohn, our former Chairman, Chief Executive Officer and President, served as the sole member of the compensation committee from August 12, 1999 until his resignation from all his positions on September 23, 1999. From December 1999 until his resignation as a member of the Board of Directors on August 24, 2000, the sole member of this committee was William Weld. Mr. Weld's position on this committee has not yet been filled, although the board intends to do so during the current fiscal year. The Compensation Committee did not hold any meetings during fiscal year 2000 and all decisions of the Compensation Committee for the fiscal year were relegated to the full Board of Directors.

      AUDIT COMMITTEE. The Audit Committee is responsible for making recommendations to the Board of Directors as to the selection of the independent auditors of the Company, maintaining communication between the Board of Directors and the independent auditors, reviewing the annual audit report submitted by the independent auditors, and determining the nature and extent of issues, if any, presented by such audit warranting consideration by the Board of Directors. Robert Kohn also served as the sole member of this committee from August 12, 1999 until his resignation from all his positions on September 23, 1999 and, from December 1999 until his resignation as a member of the Board of Directors on August 24, 2000, the sole member of this committee was William Weld. Mr. Weld's position on this committee has not yet been filled, although the board intends to do so during the next year. The Audit Committee did not hold any meetings during fiscal year 2000 and all decisions of the Audit Committee for the fiscal year were relegated to the full Board of Directors.

DIRECTOR COMPENSATION

      Directors who are also our employees or employees of our subsidiaries receive no additional compensation for their services as Directors. Directors who are not our employees will not receive a fee for attendance at meetings of the Board of Directors, but they will be reimbursed for their out-of-pocket expenses in connection with their activities as Directors. Our outside Directors have also been granted stock options as consideration for their services.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The table below summarizes information concerning the total compensation for the fiscal year ended September 30, 2000 for our Chief Executive Officers and the four most highly compensated other executive officers or employees of the Company or its subsidiaries (the "Named Persons").

                           SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------
                                                                BONUS/       LONG-TERM
NAME AND                                                       SEVERANCE     COMPENSATION
PRINCIPAL POSITION                    YEAR        SALARY         OTHER          AWARDS
------------------------------------------------------------------------------------------
Warren Rothstein
Interim Chairman, President and
CEO from September 23, 2999 to
April 26, 2000 (1)                    2000        $390,048     $  42,483         N/A
------------------------------------------------------------------------------------------
Gerard T. Drumm
Interim President and CEO from
April  26,  2000 to August 24,
2000 (2)                              2000        $108,173     $ 255,760       200,000
------------------------------------------------------------------------------------------
Thomas A. Settineri
Acting President from August 24,
2000 to August 31, 2000;
Director from September 23, 1999
to December 27, 2000 (3)              2000        $375,000     $ 52,829      1,500,000
------------------------------------------------------------------------------------------
Carol C. Knauff
Chairman, President and CEO from
September 1, 2000 to the present
(4)                                   2000        $ 12,308     $      0      5,000,000
------------------------------------------------------------------------------------------
Allan M. Cohen
Vice President, General Counsel
and Director from  October 1999
to August 24, 2000 (5)                2000        $127,244     $  87,500       250,000
------------------------------------------------------------------------------------------
John T. Banigan
Executive Vice President and
Chief Financial Officer from
January 2000 to August 24, 2000
(6)                                   2000       $ 114,558     $ 153,750       250,000
------------------------------------------------------------------------------------------
G. David Rosenblum
General Counsel for the Company
from August 28, 2000 to the
present; Director from February
6, 2001 to the present; Vice
President and General Counsel
for ATM and Intrac from March 6,
2000 to August 28, 2000 (7)           2000       $ 168,711     $ 50,000        500,000
------------------------------------------------------------------------------------------
Gary K. Levi
Secretary/Treasurer of the
Company from August 24, 2000 to
December 29, 2000; President and
COO of ATM and Intrac (8)             2000       $ 204,167     $ 25,897      1,500,000
------------------------------------------------------------------------------------------

(1) Mr. Rothstein's compensation was paid by ATM as a management fee. ATM also paid for certain expenses on Mr. Rothstein's behalf during fiscal year 2000, including automobile expenses and insurance.
(2) Mr. Drumm's annual base salary for fiscal year 2000 was $225,000. In addition, pursuant to his employment contract, Mr. Drumm received a signing bonus in the amount of $75,000 upon the commencement of his employment in March 2000, options to purchase 200,000 shares of our common stock at $5.15 per share, an advance against his annual performance bonus in the amount of $12,010. Upon the termination of his employment on August 24, 2000, he received a severance payment in the amount of $168,750 and his options were re-priced at $0.75 per share.
 (3) Mr. Settineri's annual base salary for fiscal year 2000 was $400,000, which was paid by ATM. On August 28, 2000, Mr. Settineri was granted options to purchase up to 1,500,000 additional shares of our common stock at $0.75 per share, of which the options with respect to 1,000,000 vested immediately and the balance will vest if and when the bid price for our common stock on the open market reaches or exceeds $3.50 per share and remains at or above such price for a period of 30 consecutive trading days. ATM also paid for certain expenses on Mr. Settineri's behalf during fiscal year, including automobile expenses and insurance.
(4)   Ms. Knauff's annual base salary for fiscal year 2000 was $200,000.
      On August 28, 2000, Ms. Knauff was awarded options to purchase up to 5,000,000 shares of our common stock at $0.40 per share. See
      "Employment Agreements and Termination of Employment and Change in
      Control Arrangements."
(5) Mr. Cohen's annual base salary for fiscal year 2000 was $175,000. In addition, Mr. Cohen received a options to purchase 250,000 shares of our common stock at $2.69 per share. Upon the termination of his employment on August 24, 2000, he received a severance payment in the amount of $87,500 and his options were re-priced at $0.75 per share. We retained Mr. Cohen as a consultant to the company for two months following the termination of his employment and paid him a consulting fee of $16,667 per month.
 (6) Mr. Banigan's annual base salary for fiscal year 2000 was $185,000. In addition, upon the commencement of his employment in February 2000, Mr. Banigan received a signing bonus in the amount of $15,000 and options to purchase 250,000 shares of our common stock at $5.65 per share. Upon the termination of his employment on August 24, 2000, he received a severance payment in the amount of $138,750 and his options were re-priced at $0.75 per share.
(7) Mr. Rosenblum's annual base salary for fiscal year 2000 was $225,000. On August 28, 2000, Mr. Rosenblum was appointed as our general counsel and awarded options to purchase up to 500,000 shares of our common stock at $0.75 per share. See "Employment Agreements and Termination of Employment and Change in Control Arrangements." Mr. Rosenblum's compensation also included reimbursement and/or an allowance for overnight lodging and/or housing expenses in Tarrytown, New York, during the period from March 2000 through November 2000, and an automobile allowance.
(8) Mr. Levi's annual base salary for fiscal year 2000, which was paid by ATM, was $200,000. On August 28, 2000, Mr. Levi was granted options to purchase up to 1,500,000 shares of our common stock at $0.75 per share of which the options with respect to 1,000,000 shares vested immediately and the balance will vest if and when the bid price for our common stock on the open market reaches or exceeds $3.50 per share and remains at or above such price for a period of 30 consecutive trading days. ATM also paid for certain expenses on Mr. Levi's behalf during fiscal year 2000, including automobile expenses and insurance.

STOCK OPTIONS GRANTED FOR LAST FISCAL YEAR

      Set forth below is information on grants of stock options under the 1999 Equity Compensation Plan and 2000 Incentive Option Plan for the fiscal year ended September 30, 2000 to persons included in the foregoing Summary Compensation Table.


-----------------------------------------------------------------------------------------------
                              NUMBER OF        % OF TOTAL
                              SECURITIES     OPTIONS GRANTED   EXERCISE
                              UNDERLYING     TO EMPLOYEES IN   PRICE PER
   NAME AND GRANT DATE      OPTIONS GRANTED        2000           SHARE     EXPIRATION DATE
-----------------------------------------------------------------------------------------------
Allan Cohen                      250,000                0%      $2.69(1)    August 26, 2009
granted August 26, 1999
-----------------------------------------------------------------------------------------------
Gerard T. Drumm                  200,000                2%      $5.15(1)    March 20, 2010
granted March 20, 2000
-----------------------------------------------------------------------------------------------
John T. Banigan                  250,000                2%      $5.65(1)    March 20, 2010
granted March 20, 2000
-----------------------------------------------------------------------------------------------
Carol C. Knauff                5,000,000               47%      $0.40       October 10, 2010
granted October 10, 2000
-----------------------------------------------------------------------------------------------
Thomas Settineri               1,500,000               14%      $0.75       October 10, 2010
granted October 10, 2000
-----------------------------------------------------------------------------------------------
Gary Levi                      1,500,000               14%      $0.75       October 10, 2010
granted October 10, 2000
-----------------------------------------------------------------------------------------------
G. David Rosenblum               500,000                5%      $0.75       October 10, 2010
granted October 10, 2000
-----------------------------------------------------------------------------------------------

(1) These options were re-priced at $0.75 per share on August 24, 2000 in connection with the termination of each optionee's employment.
      See "Summary of Executive Compensation."

OPTION EXERCISES

      No options have been exercised.

PENSION AND RETIREMENT PLANS

      We do not have any pension or retirement plans for the benefit of our employees and no benefits are payable upon retirement to any of our employees.

401K PLAN

      We have a defined contribution plan that covers all of our employees. Participants may contribute 1% to 15% of pre-tax compensation. We may make discretionary contributions to the plan but have never done so.

1999 EQUITY COMPENSATION PLAN

      Our Board of Directors adopted our 1999 Equity Compensation Plan on August 12, 1999, subject to the approval of our stockholders. However, the adoption of the 1999 Plan has not yet been submitted to our stockholders for approval. The purpose of our 1999 Equity Compensation Plan was to reward, attract and retain the best available personnel for positions of substantial responsibility, to provide an additional incentive to our employees, directors and consultants and to promote the success of our business. The 1999 Equity Compensation Plan provided for the issuance to our employees, non-employee directors and advisors and consultants of shares of common stock pursuant to the grant of incentive stock options, non-qualified stock options and restricted stock.

      A total of 3,860,000 shares have been reserved under our 1999 Equity Compensation Plan. A total of 2,330,000 options were granted by our Board of Directors under the 1999 Plan. However, as of December 31, 2000, only 1,240,000 of the options granted under the 1999 Plan remained outstanding, with the remainder having terminated under the terms of the 1999 Plan. The 1999 Plan will be submitted to our stockholders for approval at the next annual stockholders meeting or by consent of stockholders in lieu of a meeting. Because the 1999 Plan was not approved by the stockholders within twelve months following its adoption, if the Plan is approved by the stockholders, all of the options that were granted under the 1999 Plan and remain outstanding will be deemed to be non-qualified stock options. No additional stock options or restricted shares will be issued under the 1999 Equity Compensation Plan. The major features of the 1999 Plan are summarized below. The description provided below is qualified in its entirety by reference to the actual 1999 Plan, a copy of which was filed as an Exhibit to the Amended Registration Statement on Form 10 filed with the SEC on June 12, 2000.

      The 1999 Plan contains customary provisions with respect to adjustments for stock splits and similar transactions. If any stock option granted under the 1999 Plan terminates, expires unexercised, or is cancelled, the shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new stock options.

      Options have maximum terms of ten years from the grant date. Options are not assignable or transferable other than by will or by the laws of inheritance. Options may be exercised only by the optionee. The optionee has no rights with respect to shares of Common Stock underlying the options until the options are exercised and the option price is paid for the purchased shares. The Board of Directors is authorized to cancel outstanding options in return for the grant of new options, stock or cash. The Common Stock issuable to an optionee pursuant to the 1999 Plan are, prior to an initial public offering, subject to a right of first refusal by the Company and then to the shareholders of the Company. The 1999 Plan terminates on August 12, 2009. If the Company is acquired by merger, consolidation or asset sale, or there is a hostile change in control, each option granted under the plan may be accelerated, and all unvested shares issued thereunder become immediately vested.

2000 INCENTIVE OPTION PLAN

      Our Board of Directors adopted our 2000 Incentive Stock Plan on October 10, 2000. The purpose of our 2000 Incentive Stock Plan, which provides for the grant of incentive stock options, non-qualified stock options and restricted stock to our employees, non-employee directors and advisors and consultants, is to reward, attract and retain the best available personnel for positions of substantial responsibility, to provide an additional incentive to our employees, directors and consultants and to promote the success of our business.

      A total of 12,912,400 shares have been reserved under our 2000 Incentive Stock Plan. To date, a total of 9,475,000 options have been granted under the Plan. The Plan will be submitted to the stockholders for approval at the next annual meeting of the stockholders or by consent of stockholders in lieu of a meeting. If the Plan is not approved by the stockholders within twelve months from the date of its adoption, all of the options granted under the 2000 Plan will be deemed to be non-qualified stock options.

      To date, our 2000 Incentive Stock Plan has been administered by our Board of Directors. However, the Board of Directors intends to appoint one or more members to its compensation committee to administer the 2000 Plan in the future. Subject to the provisions of the 2000 Plan, the Board of Directors or the compensation committee has the authority to determine to whom stock options and restricted stock awards will be granted and the terms of any such grant, including the number of shares subject to, the exercise price and vesting provisions of the award. The option price per share of the common stock under the 2000 Plan will be determined by the Board of Directors or the compensation committee at the time of each grant, provided, however, that the exercise price per share of any incentive stock option may not be less than the fair market value of our common stock at the time of the grant of such option. In addition, if any person possessing more than 10% of the voting power of all classes of our outstanding capital stock is granted incentive stock options, the exercise price per share must equal at least 110% of the fair market value of our common stock on the grant date and the term of the option may not exceed five years. The major features of the 2000 Plan are summarized below. The description provided below is qualified in its entirety by reference to the actual 2000 Plan, a copy of which was filed as an Exhibit to the Annual Report on Form 10-K filed with the SEC on January 16, 2001.

      Options have maximum terms of ten years from the grant date. Options are not assignable or transferable other than by will or by the laws of inheritance. Options may be exercised only by the optionee. The optionee has no rights with respect to shares of Common Stock underlying the options until the options are exercised and the option price is paid for the purchased shares. The Board of Directors is authorized to cancel outstanding options in return for the grant of new options, stock or cash. The 2000 Plan terminates on October 10, 2010.

      Payment for the exercise of an option may be made by cash, check or any other instrument as the compensation committee may accept, including, at the discretion of the Board of Directors or the compensation committee, unrestricted shares of our common stock.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

      On December 31, 1998, we entered into a Shareholders Agreement with ATM Services, Ltd. and Warren Rothstein in connection with the formation of ATM, which was amended by the parties on July 7, 1999. The December 1, 1998 Shareholders Agreement was terminated as of September 30, 2000 in connection with Mr. Rothstein's resignation as the Chairman of ATM and Intrac and the relinquishment of his equity interest in ATM. We entered into a new Shareholders Agreement, effective as of September 30, 2000, with ATM and Thomas Settineri and Gary Levi, who are currently the only other shareholders of ATM. See "ATM Shareholders Agreement."

      In August 2000, we entered into a three-year employment agreement with Carol C. Knauff, whereby she agreed to serve as our Chairman, President and Chief Executive Officer, commencing September 1, 2000. Ms. Knauff's compensation includes an annual base salary of $200,000, an annual bonus to be determined by our Board of Directors and an option to purchase up to 5 million shares our common stock at an exercise price of $0.40 per share. The option vests as follows: 500,000 shares immediately, 1,000,000 shares at the end of the first 12 months of employment, and the balance at the end of 5 years of employment, or sooner, based upon the price of our common stock on the open market, in accordance with the following schedule:


                  ------------------------------------------
                         BID PRICE         NUMBER OF OPTION
                                                SHARES
                  ------------------------------------------
                            $1.50              1,000,000
                  ------------------------------------------
                            $2.25              1,000,000
                  ------------------------------------------
                            $3.00              1,000,000
                  ------------------------------------------
                            $4.50                500,000
                  ------------------------------------------

      Ms. Knauff has agreed not to compete with us during her employment and for one year after her termination or the expiration of the employment agreement.

      In November 2000, we entered into a three-year employment agreement with
R. Bruce Richardson, effective as October 1, 2000, whereby he agreed serve as our Chief Financial Officer. Mr. Richardson's compensation includes an annual base salary of $150,000, an annual bonus to be determined by the Board of Directors and options to purchase 500,000 shares of our common stock at an exercise price of $0.75 per share, which was greater than the closing price of our common stock on the date of the grant. One-half of the option vested immediately and the balance will vest at the end of one year of employment.

      In February 2000, we entered into a five-year employment agreement with G. David Rosenblum, whereby he agreed to serve as Vice President and General Counsel for ATM and Intrac and to perform such other duties and responsibilities as were assigned to him by our Chairman and President, commencing March 6, 2000. Mr. Rosenblum's employment contract was terminated by the company on May 4, 2000, however, Mr. Rosenblum's employment as Vice President and General Counsel for ATM and Intrac continued from that date until August 28, 2000. On August 28, 2000, we reinstated our employment contract with Mr. Rosenblum in full, retroactive to May 4, 2000, and appointed Mr. Rosenblum as our General Counsel. Mr. Rosenblum's compensation under his employment agreement includes a signing bonus of $50,000, an annual base salary of $225,000, which increased to $250,000 effective as of January 1, 2001, an annual bonus of not less than $35,000. On August 28, 2000, the Board of Directors determined to award Mr. Rosenblum an option to purchase 500,000 shares of our common stock at an exercise price of $0.75 per share, which was greater than the closing price of our common stock on the date of the grant. All of Mr. Rosenblum's options vested immediately upon the date of the grant. Mr. Rosenblum has agreed not to compete with us during his employment and for one year after his termination or the expiration of his employment agreement.

      In July 1999, ATM Service, Ltd. and The Intrac Group, Ltd. each entered into a ten-year employment agreement with Thomas A. Settineri. Under these employment agreements, ATM and Intrac, each agreed to employ Mr. Settineri as its President and Chief Executive Officer and to jointly pay him an annual salary of $400,000. Mr. Settineri may not compete with us or our subsidiaries while employed by us. In addition, if Mr. Settineri's employment is terminated before July 23, 2004 by Mr. Settineri with cause, or by ATM or Intrac without cause, or without cause but with a mutually agreed upon severance package, Mr. Settineri is restricted from competing in any way with us or our subsidiaries until July 23, 2004.

      In July 1999, ATM Service, Ltd. and The Intrac Group, Ltd. also each entered into a ten-year employment agreement with Gary K. Levi. Under these employment agreements, ATM and Intrac, each agreed to employ Mr. Levi as its Chief Operating Officer and to jointly pay him an annual salary of $200,000. Mr. Levi may not compete with us or our subsidiaries while employed by us. In addition, if Mr. Levi's employment is terminated before July 23, 2004 by Mr. Levi with cause, or by ATM or Intrac without cause, or without cause but with a mutually agreed upon severance package, Mr. Levi is restricted from competing in any way with us or our subsidiaries until July 23, 2004.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Robert Kohn, our former Chairman, Chief Executive Officer and President, served as the sole member of the compensation committee from August 12, 1999 until his resignation from all his positions on September 23, 1999. Mr. Kohn served as the sole director and Chief Executive Officer of Entrade, one of our subsidiaries, from February 1999 to September 23, 1999, when Entrade was sold. Prior to the appointment of Mr. Kohn to the compensation committee, the Board of Directors set the compensation of our officers including those executive officers on the Board. During our fiscal year ended September 30, 1999, our Board of Directors consisted, for the first half of the year, of only two Directors, Robert Kohn and Bjorn Koritz. Mr. Koritz served as a Director and our Secretary and General Counsel until he resigned all his positions on June 23, 1999. Allan Cohen and Michael Norton were appointed to the Board of Directors on June 23, 1999 and served until August 24, 2000. Currently there are no persons appointed to the compensation committee and its functions are being carried out by the full board.

INDEMNIFICATION AND EXCULPATION PROVISIONS

      The company was incorporated under Delaware law. Article XI of our By-Laws provides that each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the company or is or was serving at the request of the company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the company to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

      In addition, there are indemnification provisions contained in Carol Knauff's employment agreement with us. The agreement provides that we shall indemnify Ms. Knauff, to the fullest extent permitted by law, for any action or inaction while serving as our of our officers and directors and that we shall cover Ms. Knauff under directors and officers liability insurance with coverage in an amount not less than $10 million.

      We have directors and officers insurance for our directors and officers. The limitation of liability and indemnification provisions in our By-Laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholders' investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

      Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

           SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

      The following table sets forth information known to us with respect to beneficial ownership of our common stock as of February 21, 2001 for:

      o each person known by us to beneficially own 5% or more of our outstanding common stock;

      o     each of our directors and executive officers;

      o each executive officer and employee named in the summary compensation table; and

      o     all of our directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the approximate percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of February 21, 2001 are deemed outstanding. Percentage of beneficial ownership is based upon 38,915,596 shares of common stock outstanding at February 21, 2001 and the shares subject to options or warrants that are currently exercisable or exercisable within 60 days of February 21, 2001. To our knowledge, except as set forth in the footnotes to this table, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.


---------------------------------------------------------------------------
                               NUMBER OF SHARES     PERCENT BENEFICIALLY
                              BENEFICIALLY OWNED            OWNED
---------------------------------------------------------------------------
OFFICERS AND DIRECTORS
---------------------------------------------------------------------------
Carol C. Knauff                    500,000(1)                1%
---------------------------------------------------------------------------
R. Bruce Richardson                250,000(1)                (7)
---------------------------------------------------------------------------
Nahum G. Shar                      300,000(1)                (7)
---------------------------------------------------------------------------
Thomas A. Settineri              1,750,000(2)                4%
---------------------------------------------------------------------------
Gary K. Levi                     1,250,000(3)                3%
---------------------------------------------------------------------------
G. David Rosenblum                 500,000(1)                1%
---------------------------------------------------------------------------

---------------------------------------------------------------------------
ALL DIRECTORS AND EXECUTIVE      4,550,000(4)                8%
OFFICERS AS A GROUP (PERSON)
---------------------------------------------------------------------------

---------------------------------------------------------------------------
FIVE PERCENT
STOCKHOLDERS
---------------------------------------------------------------------------
D.H. Blair Investment            7,264,967(5)               16%
Banking Corp.
44 Wall Street, 2nd Floor
New York, NY  10005
---------------------------------------------------------------------------
JenCom Digital Technologies      2,668,852(6)                6%
LLC
18 W. 18th Street, #1000
New York, NY 10011

 (1) c/o WorldWide Web NetworX Corporation, 521 Fellowship Road, Suite 130, Mt. Laurel, NJ 08054. Consists entirely of immediately exercisable options for shares of common stock.
(2)   c/o ATM Service, Ltd., 424 Madison Avenue, NY 10017. Includes
      750,000 shares of common stock held by Mr. Settineri and immediately exercisable options for 1,000,000 shares of common stock.
(3)   c/o ATM Service, Ltd., 424 Madison Avenue, NY 10017. Includes
      250,000 shares of common stock held by Mr. Levi and immediately exercisable options for 1,000,000 shares of common stock.
(4) Includes 1,000,000 shares of common stock held by Thomas Settineri and Gary Levi and immediately exercisable options for 3,550,000 shares of common stock held by Thomas Settineri, Gary Levi, Carol C. Knauff, R. Bruce Richardson, Nahum G. Shar and G. David Rosenblum.
(5) Includes 2,000,000 shares of common stock held by D.H. Blair Investment Banking Corp. ("D.H. Blair"); immediately exercisable warrants for 214,967 shares of common stock held by D.H. Blair; immediately exercisable warrants for 250,000 shares of common stock held by VentureTek L.P., a related party; and an immediately convertible note for 4,800,000 shares held by Blair Ventures-Fund I, Inc., a related party. Does not include warrants for 150,000 shares of common stock held by Engex, Inc., a closed-end mutual fund whose investment advisor is an affiliate of D.H. Blair; warrants exercisable for 255,000 shares of common stock held by officers and employees of D.H. Blair; or shares to which D.H. Blair claims entitlement as a result of our failure to file a registration statement covering the 2,000,000 shares of common stock purchased by D.H. Blair in March 1999.
(6) Includes 2,403,302 shares of common stock held by JenCom Digital Technologies Inc. ("Jencom Digital"), 265,550 shares of common stock held by Henry Kauftheil, the president of JenCom Digital, and 426,075 shares of common stock held by The TechDepartment.com, Inc., an affiliate of ICES. Does not include the 905,073 shares of our common stock that were transferred by JenCom Digital to other shareholders of JenCom Digital in May 2000.
(7)   Less than 1%.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ROBERT KOHN RELATED-PARTY TRANSACTIONS. This section describes a number of transactions in which WorldWide Web NetworX Corporation or one of its subsidiaries was a party and in which Robert Kohn, our former Chairman, President and Chief Executive Officer, had a direct or indirect material interest.

ROBERT KOHN'S POSITIONS

      Robert Kohn held the following positions, relationships and ownership interests during the periods indicated:

      o Director of WorldWide Web NetworX Corporation from May 8, 1998 to September 23, 1999 and President and Chief Executive Officer of WorldWide Web NetworX Corporation from May 18, 1998 to September 23, 1999;

      o The holder of more than 5% of the common stock of WorldWide Web NetworX Corporation from May 1998 to the present;

      o A strategic planner of business development for marketing and sales of PECO Energy Company from February 1996 to March 1, 1999;

      o The President of BarterOne, LLC, from its formation to its dissolution;

      o The owner of an option to acquire a 4.5% membership interest in BarterOne, LLC which was granted to Mr. Kohn by PECO Energy Company in exchange for salary and other compensation concessions;

      o A 33-1/3% owner of Positive Asset Remarketing, Inc. with a right to receive 50% of its interest in AssetTRADE.com, Inc.;

      o An employee of Artra Group Incorporated from February 23, 1999 to September 23 1999, at which time his employment agreement was assigned to Entrade Inc;

      o A holder of options exercisable for 1,000,000 shares of Entrade Inc. common stock at a price of $2.75 per share;

      o President and Chief Executive Officer of AssetTRADE.com, Inc. from December 1998 to May 2000; and brother to Marlene Goss, a principal of EduNEXT.

 OTHER PARTIES

      The other parties involved in the transactions described in this section include the following entities:

      o PECO Energy Company: an electric and natural gas service provider in southeastern Pennsylvania;

      o     Energy Trading Company: a wholly owned subsidiary of PECO Energy;

      o BarterOne, LLC: a limited liability company which was incorporated in Delaware in 1997 as a joint venture between Energy Trading Company and Global Trade Group to serve as PECO Energy's Internet development unit. BarterOne did business as entrade.com and was dissolved in 1999;

      o Positive Asset Remarketing, Inc.: a company providing asset recovery services to global customers;

      o entrade.com, Inc.: a subsidiary of Entrade, which we sold to Artra Group Incorporated in a transaction which closed on September 23, 1999; and

      o AssetTRADE.com, Inc.: a provider of traditional off-line asset recovery, disposal and marketing with Internet-based asset recovery, inventory management and on-line auctions for large industrial and commercial organizations.

TRANSACTIONS BEFORE THE SALE OF ENTRADE

WORLDWIDE WEB NETWORX CORPORATION PURCHASED 51% OF BARTERONE FROM ENERGY TRADING COMPANY

      In December 1998, we acquired from Energy Trading Company, its 51% membership interest in BarterOne, LLC for consideration of $480,000 and 416,666 shares of our common stock. As a result of the September 23, 1999 closing of our sale of Entrade to Artra, and pursuant to the acquisition agreement,

PECO Energy Company returned its certificate representing 416,666 of our shares and we issued to PECO a certificate representing 73,450 of our shares valued at $1.00 per share or $73,450 in the aggregate. To enable us to acquire the 51% membership interest of Energy Trading Company in BarterOne, Mr. Kohn returned his option to purchase 4.5% of BarterOne. As consideration for the return of this option, we agreed to issue to Mr. Kohn 475,000 shares of our common stock valued at $1.00 per share or $475,000 in the aggregate.

WORLDWIDE WEB NETWORX CORPORATION PURCHASED ORBIT SYSTEM AND ASSETTRADE.COM INTEREST FROM POSITIVE ASSET REMARKETING

      In January 1999, we purchased, for 3,500,000 shares of our common stock valued at $1.00 per share or $3,500,000 in the aggregate, assets from Positive Asset Remarketing including all the rights of Positive Asset Remarketing under a license from BarterOne to the ORBIT System Software and 25% of AssetTRADE.com, Inc.'s common stock.

WORLDWIDE WEB NETWORX CORPORATION PURCHASED ATM SOFTWARE/METHODOLOGIES FROM POSITIVE ASSET REMARKETING

      In February 1999, we purchased, for 3,500,000 shares of our common stock, valued at $1.50 per share or $5,250,000 in the aggregate, and the sum of $750,000 cash, all of Positive Asset Remarketing's rights to the ATM System which included proprietary banking and trade operations that establish on-line electronic trading and commerce functions.

WORLDWIDE WEB NETWORX CORPORATION SALE OF ENTRADE INC. TO ARTRA GROUP
INCORPORATED

      In February 1999, we entered into a merger agreement with Artra for the sale of our Entrade Inc. subsidiary. Our Entrade subsidiary contained the following assets:

      o our 25% interest in the Class A voting shares of AssetTRADE.com, Inc.;

      o     our 100% membership interest in BarterOne, LLC;

      o     a non-customized version of the ORBIT System;

      o a new entrade.com transaction software that was developed by entrade.com; and

      o     other assets of our subsidiary Entrade

      In connection with this transaction, we received the following consideration:

      o      $800,000 in cash;

      o     a $500,000 promissory note which has since been paid;

      o     1,800,000 shares of the outstanding equity securities of Entrade;
            and

      o $1,302,000 in funding of Entrade's operations from the date of the merger agreement through its consummation.

      In connection with the sale of our Entrade subsidiary to Artra, on February 23, 1999, the following person entered into agreements with Artra or an entity affiliated with Artra:

      Robert D. Kohn entered into a three-year employment agreement with Artra, at an annual salary of $165,000. He also received an option to purchase 1,000,000 shares of Artra stock at an exercise price of $2.75 per share. Mr. Kohn also agreed during the term of the employment agreement and for an additional period of one year after termination or expiration, unless terminated because of a change in business purpose, that neither he nor any corporation or entity in which he may be interested will at anytime engage in any competitive business or solicit, hire or contract for services or employ any of the executives of Artra.

      Robert D. Kohn entered into a non-competition agreement with the new Entrade or its successor for a four-year term after the closing of the sale of Entrade to Artra.

      Robert D. Kohn entered into a non-qualified stock option agreement whereby Artra granted Mr. Kohn an option to purchase any part or all of 1,000,000 shares of Artra's common stock at an exercise price of $2.75 per share subject to vesting as follows: one-third on December 1, 1999, one-third on February 18, 2000 and one-third on February 18, 2001.

TRANSACTIONS AFTER THE SALE OF ENTRADE

ENTRADE.COM SOFTWARE LICENSE

      In September 1999, our subsidiary, ATM Service, Ltd. licensed from entrade.com, Inc., pursuant to the non-exclusive software license agreement, dated September 23, 1999, the entrade.com software which we sold in connection with our sale of our Entrade subsidiary. ATM Service, Ltd. paid a one-time licensing fee consisting of $1,500,000 in trade credits to entrade.com. Pursuant to the license agreement, entrade.com also agreed to host ATM's web sites and to maintain and support the software, however, entrade.com no longer provides these services. We have copies of the source code and the object code for this software, and we have made other arrangements for hosting the ATMcenter.com web sites in December 2000 and intend to make other arrangements for maintenance and support as well.

EDUNEXT

      We entered into an agreement with Marlene A. Goss and Fern Entrekin dated as of June 13, 1998. Ms. Goss is the sister of Robert Kohn. Ms. Goss and Ms. Entrekin developed an educational program to provide solutions to schools to build learning communities. The agreement contemplated the formation of a subsidiary of the Company, to be named EduNEXT, and the development of related web sites.

      We agreed to acquire the educational program in exchange for the following:

      o     $50,000 of our stock, at $2.50 per share, to be paid as follows:
            10,000 shares to be delivered upon the execution of the agreement and an additional 10,000 shares to be delivered one year from the execution of the agreement; and

      o $53,500 in working capital with $15,000 to be paid immediately upon execution of the agreement and weekly payments totaling $38,500 for the remainder of the $53,500.

      We issued 20,000 shares, valued at $20,000 or $1.00 per share, and paid $31,500 to Ms. Goss pursuant to this agreement. The parties subsequently determined not to proceed with this transaction.

VISION TECHNOLOGIES

      In April and August 1999, we advanced $850,000 directly and $350,000 through WWWX-Jencom, LLC in Vision Technologies, Inc. At the time of these advances, Mr. Bjorn Koritz, our then Vice President, General Counsel, Secretary and Director, was also a Director of Vision, its General Counsel and a holder of 10% of Vision's common stock.

D.H. BLAIR AND JENCOM

      As a condition to a stock purchase agreement with D.H. Blair Investment Banking Corp., dated March 4, 1999, to purchase 2,000,000 shares of our common stock, D.H. Blair required that we invest in and execute a definitive agreement with JenCom Digital Technologies, LLC to acquire a 50% interest in technology assets of JenCom, described in "Our Business--WWWX-Jencom, LLC and InterCommerce China, LLC--JenCom Products," which resulted in our current ownership interest in WWWX-Jencom, LLC. Affiliates of D.H. Blair own interests in International Commerce Exchange Systems, Inc., an indirect parent of JenCom Digital Technologies, LLC, and a member of InterCommerce China, LLC.

INTERCOMMERCE CHINA, LLC

      Pursuant to the operating agreement of InterCommerce China, LLC, eight individuals, including Warren Rothstein and Allan M. Cohen, each have the option to purchase a 0.625% interest in InterCommerce China. The option becomes exercisable upon the public issuance of any class of securities of InterCommerce China, at an exercise price equal to 30% of the fair market value of the option interest as of the date of the operating agreement.

RELATIONSHIPS WITH AND AMONG ENTRADE, ENTRADE.COM, ATM SERVICE, LTD. AND THE INTRAC GROUP LTD.

      entrade.com provided technical consulting services totaling $83,000 to ATM for fiscal 2000. At September 30, 2000, $62,000 was due to entrade.com from ATM.

      Entrade provided various services to us during fiscal 2000 totaling $27,641. At September 30, 2000, we owed Entrade the sum of $11,969 for these services, subject to various offsets.

      In addition to the $3,943,000 that we loaned to ATM, of which $10,000 was repaid in August 2000, we have provided services and made payments on behalf of ATM totaling $371,000 during the period from July 23, 1999 through December 31, 2000.

      ATM and Intrac made payments on behalf of the other during fiscal 2000. At September 30, 2000, The net amount due from Intrac to ATM was $879,000 and $1,058,000 at September 30, 2000 and 1999, respectively. These advances are eliminated in our consolidated financial statements.

      The following of our officers and directors have or have had the following management positions with, and economic interests in, ATM and Intrac:

      Thomas Settineri, who was a director of the Company during the period from September 23, 2000 to December 27, 2000, has also been a director and President and Chief Executive Officer of each of ATM and Intrac since July 1999 and the Chairman and Chief Executive Officer of ATM and Intrac since October 2000. Since July 1999, Mr. Settineri has beneficially owned from 18% to approximately 22% of the outstanding equity of ATM.

      Gary Levi, who was Secretary and Treasurer of the Company during the period from August 28, 2000 to December 29, 2000, has also been a director and Chief Operating Officer of each of ATM and

Intrac since July 1999 and the President and Chief Operating Officer of ATM and Intrac since October 2000. Since July 1999, Mr. Levi has beneficially owned from 6% to approximately 7% of the outstanding equity of ATM.

NAI DIRECT, INC.

GUARANTEE OF NAI DIRECT EQUIPMENT LEASE

      In March 2000, we guaranteed the obligations of NAI Direct under a lease of computer equipment and network software which requires monthly payments totaling $100,000 over a two-year term with an option to purchase at lease end. In December 2000, we were notified of NAI Direct's default under this lease and a demand for payment was made pursuant to our guarantee. NAI Direct has given us their assurances that it will satisfy its obligations under the equipment lease.

NEW AMERICA NETWORK, INC. AND GERALD C. FINN, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF NEW AMERICA NETWORK, INC.

      New America Network, Inc. ("NAI") has provided various services to NAI Direct, Inc. ("NAI Direct"), including rental space and shared personnel, and has payments on behalf of NAI Direct, totaling $588,000 for the period from acquisition through September 27, 2000, at which time $239,000 remained due from NAI Direct to NAI.

      NAI Direct sold its $50,000 investment in Sidewalk Associates, LLC to Gerald C. Finn.

RELATIONSHIP BETWEEN WARREN ROTHSTEIN, D&W ENTERPRISES, INC, AND ATM SERVICE,
LTD.

      For the period from July 23, 1999 to October 19, 2000, we used the services of D&W Enterprises, Inc. ("D&W") to manage our ATM Service, Ltd. operations. D&W is 100%-owned by Deborah and Warren Rothstein, our former interim chairman, president ands chief executive officer and former chairman of ATM Service, Ltd. and The Intrac Group, Ltd. During the fiscal years ended September 30, 2000 and 1999, ATM paid $925,000 and $183,000, respectively, for the services rendered which represented the full cost incurred by D&W for the services rendered. ATM also paid commissions totaling $138,000 and $0, respectively, to D&W during the years ended September 30, 2000 and 1999. ATM reimbursed D&W for expenses paid by D&W on behalf of ATM totaling $60,000 and $0, respectively, to D&W during the years ended September 30, 2000 and 1999. D&W assigned its rental lease for office space at 220 White Plains Road, Tarrytown, New York, to ATM, at which time ATM reimbursed D&W $22,000 for the lease security deposit. D&W is subleasing office space from ATM for $4,000 per month for the period from January 1, 2001 to June 30, 2001.

RELATIONSHIP BETWEEN EVELYN COHEN AND ALLAN COHEN

      Evelyn Cohen, our director of financial reporting and control from March 6, 2000 through January 2001, is the sister of Allan Cohen, who was one of our directors from July 23, 1999 until August 24, 2000, our vice president and general counsel from October 1999 until August 24, 2000, and secretary and general counsel to our majority-owned subsidiary, ATM Service, Ltd., from July 23, 1999 until March 6, 2000. Ms. Cohen received compensation of $208,000 for the period from March 6, 2000 to December 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

      Our Certificate of Incorporation authorizes the issuance of an aggregate of 100,000,000 shares of common stock at $0.001 par value and 10,000,000 shares of preferred stock at $0.001 par value. As of February 21, 2001, there were 38,915,596 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The following summary of our capital stock is qualified in its entirety by reference to our certificate of incorporation and our bylaws.

COMMON STOCK

      Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board of directors. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefor, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

PREFERRED STOCK

      Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

      One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

      o     restricting dividends on the common stock;

      o     diluting the voting power of the common stock;

      o     impairing the liquidation rights of the common stock; or

      o delaying or preventing a change in control without further action by the stockholders.

WARRANTS AND OPTIONS

      As of February 21, 2000, we had outstanding options and warrants to purchase an aggregate of 13,865,467 shares of our common stock at an average weighted exercise price of $0.80 per share. Such warrants and options expire on various dates from August 26, 2009 to October 10, 2010.

EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

      As of February 21, 2001, there will be 61,084,417 authorized but unissued shares of our common stock and 10,000,000 shares of preferred stock available for our future issuance without stockholder approval. Of the shares of common stock available for future issuance, 3,427,400 shares have been reserved for issuance under our 2000 Incentive Stock Plan.

      Shares of common stock and preferred stock available for future issuance may be utilized for a variety of corporate purposes, including to facilitate acquisitions or future public offerings to raise additional capital.

ANTI-TAKEOVER CONSIDERATIONS AND SPECIAL PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

      CERTIFICATE OF INCORPORATION AND BYLAWS. A number of provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders. Provisions such as those that grant our board of directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which may be considered by some stockholders to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. Such provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect our interests and the interests of our stockholders.

      AMENDMENT OF CHARTER PROVISIONS. The amendment of any of the above provisions would require approval by holders of at least 80% of our outstanding common stock.

      REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

      MEETINGS OF STOCKHOLDERS. Our bylaws provide that annual meetings of our stockholders may take place at the time and place established by our board of directors and stated in the notice of meeting. A special meeting of our stockholders may be called by the board of directors.

      AMENDMENT OF THE BYLAWS. Our bylaws may be altered, amended, repealed or replaced by a majority of our board of directors.

      THE DELAWARE BUSINESS COMBINATION ACT. As a corporation organized under the laws of the State of Delaware with less than 2,000 stockholders of record, we are not subject to Section 203 of the General Corporation Law of the State of Delaware. Section 203 imposes a three-year moratorium on business combinations between a Delaware corporation and an "interested stockholder," in general, a stockholder owning 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof, unless:

      o before the interested stockholder becomes an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming an interested stockholder;

      o upon completion of the transaction resulting in the interested stockholder becoming an interested stockholder, the interested stockholder owned 85% of the voting stock outstanding at the time the transaction commenced, excluding from the calculation of shares outstanding those shares beneficially owned by directors who are also officers and certain employee benefit plans; or

      o on or after the interested stockholder becomes an interested stockholder, the business combination is approved by the board of directors and the holders of at least 66 2/3% of the outstanding shares other than those shares beneficially owned by the interested stockholder at a meeting of stockholders.

      The Delaware Business Combination Act defines the term "business combination" to encompass a wide variety of transactions with, or caused by, an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a proportional basis with other stockholders. These transactions include mergers, some asset sales, some issuances of additional shares to the interested stockholder, transactions with us which increase the proportionate interest of the interested stockholder or transactions in which the interested stockholder receives some other benefits.

      By a provision in its original certificate of incorporation or an amendment thereto or to its bylaws adopted by a majority of the shares entitled to vote thereon, a corporation may elect not to be governed by the Delaware Business Combination Act, provided that any amendment to the certificate of incorporation will not become effective until 12 months after its adoption. We have not made this election in our certificate of incorporation.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock is American Stock Transfer Trust Co., 40 Wall Street, New York, New York 10005.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Future sales of a substantial number of shares of our common stock in the public market could adversely affect trading prices prevailing from time to time. As of February 21, 2001, principal stockholders and all executive officers and directors held 14,483,819 shares, representing 30% of the outstanding shares of our common stock. Upon the consummation of this offering, we will have 38,915,596 shares of our common stock outstanding. Of these shares, all shares sold pursuant to this registration statement, other than shares, if any, purchased by our affiliates, will be freely tradable. The shares purchased by our affiliates will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. All of our issued and outstanding shares of common stock are eligible for sale in 2001 pursuant to Rule 144. Restricted shares may be sold in the public market only if such sale is registered under the Securities Act or if such sale qualifies for an exemption from registration, such as the one provided by Rule 144. Sales of the restricted shares in the open market, or the availability of such shares for sale, could adversely affect the trading price of our common stock.

      Subject to the provisions of Rule 144 and 144(k), 1,400,000 additional shares will be available for sale in the public market as following under the following lock-up agreement with New America Network, Inc.:

      Our September 2000 Stock Purchase Agreement with New America Network provides that, during the six month period from September 25, 2000 through March 24, 2001, New America Network may not sell more than 325,000 of its 1,725,000 shares of our common stock without our prior written consent, which may not be unreasonably withheld.

REGISTRATION RIGHTS AGREEMENTS

The following parties have the right to demand that we register our securities that they hold:

HOLDERS OF OUR SERIES A 6% CONVERTIBLE DEBENTURES: We agreed to file a registration statement covering the shares of our common stock issuable upon the conversion of our Series A 6% Convertible Debentures by May 3, 1999 and to use reasonable best efforts to have the registration statement declared effective within 90 days thereafter. We did not file the registration statement by May 3, 1999, and, if our failure to do so resulted from our failure to exercise reasonable diligence, we must pay a penalty to each of the two holders who have not converted their debentures to common stock in an amount equal to 2% of the face value of each debenture for each month that the filing of the registration statement was delayed past May 3, 1999. These two outstanding debentures, which matured on March 22, 2000, total $125,000 in principal amount. If this registration statement does not become effective within 90 days of its filing date, we may be subject to an additional penalty in an amount equal to 2% of the face value of each of these two debentures for each month thereafter that this registration statement is not effective. In March 2000, the holders of all of our other Series A Convertible Debentures, totaling $865,000 in principal amount and representing 87.5% of the total principal amount issued, elected to convert their debentures into 705,014 shares of our common stock in full satisfaction of our obligations to those holders. We agreed to file registration statement covering these 705,014 shares within 60 days of the effectiveness of our registration statement on Form 10, which became effective on June 12, 2000, although we had the right to defer our registration obligation, under certain circumstances, for a period of up to 90 days. We did not file the registration statement within 60 days of June 12, 2000. The up to 560,000 shares that are issuable upon conversion of the two outstanding debentures and the 705,014 shares that were issued upon the conversion of all of the other debentures are covered by this registration statement.

STOCKHOLDERS FROM PRIVATE PLACEMENT OFFERINGS: We agreed with the holders of 7,404,667 shares of our common stock acquired in a series of three private placement transactions, on July 23, 1999, August 25, 1999 and September 23, 1999, to file a registration statement covering these shares by May 23, 2000 and to use our best efforts to have the registration statement declared effective by July 23, 2000. We did not file a registration statement by May 23, 2000. As of February 21, 2001, approximately 5,964,522 of these shares were still held by these stockholders. These shares are covered by this registration statement.

D.H. BLAIR INVESTMENT BANKING CORP.: We agreed with D.H. Blair Investment Banking Corp., the holder of 2,000,000 shares of our common stock and warrants convertible into 940,467 shares of our common stock, at $1.80 per share, to file a registration statement covering its 2,000,000 shares by October 4, 1999 and to use our best efforts to cause such registration statement to become effective as soon as practicable thereafter. We further agreed that, if the registration statement was not declared effective by February 4, 2000, we would issue additional shares of our common stock to D.H. Blair, without any additional consideration, pursuant to the formula contained in the Stock Purchase Agreement, dated March 4, 1999, whereby D.H. Blair acquired these shares. We did not file the registration statement by October 4, 1999. As a result, D.H. Blair has claimed that it is entitled to
(1) 200,000 shares for each month the effectiveness of the registration statement is delayed beyond February 4, 2000, plus (2) such number of shares equal to (A) $3,000,000 multiplied by (B) the quotient of (x) the closing bid price on the seven month anniversary of the closing less the closing bid price of the common stock on the date such registration statement is declared effective divided by (y) $1.50. D.H. Blair also has the right to include its 2,000,000 shares in any registration statement that we file and D.H. Blair has exercised its right to include these shares in this registration statement. The 2,000,000 shares issued to D. H. Blair are covered by this registration statement.

D.H. BLAIR AND ITS TRANSFEREES: We agreed with D.H. Blair and its transferees that, until March 4, 2002, upon notice by either D.H. Blair or holders beneficially owning at least 50% of the warrants that we issued to D.H. Blair and the 940,467 shares issued upon exercise of those warrants, we would file a registration statement covering the resale of such shares within 20 days of our receipt of such notice and use our best efforts to cause such registration statement to become effective as soon as practicable thereafter. Our obligation is limited to two registration statements. D.H. Blair and its transferees also have the right to include all or any portion of the shares issuable upon exercise of the warrants in any registration statement that we file. We also agreed, commencing December 4, 1999, to (1) make and keep public information (as such term is defined under Rule 144) available regarding the Company, and (2) file with the SEC all reports required under the Securities Exchange Act of 1934. D. H. Blair has transferred warrants for 725,500 shares to various transferees and the registration rights with respect to such shares were transferred to these transferees. D.H. Blair and transferees have exercised their right to include the shares issuable upon exercise of the warrants in this registration statement. These 940,467 shares are covered by this registration statement.

BLAIR VENTURES-FUND I, INC.: Blair Ventures-Fund I, Inc. (the "Fund"), the holder of the $3,600,000 convertible promissory note that we executed and delivered in connection with the loan that we received in August 2000, has the right to convert all or any part of the outstanding principal balance of the loan and accrued and unpaid interest into our common stock at the rate of $0.75 per share, in accordance with the provisions of the note. We agreed that, upon request, we would use commercially reasonable efforts to effect the registration of the common stock issued or issuable pursuant to the exercise of the Fund's conversion rights within 90 days after receipt of such request. The Fund also has the right to include all or any portion of the shares issuable upon the conversion of the note in any registration statement filed by the Company. All of the shares issuable upon conversion of the note are covered by this registration statement.

OPTIONHOLDERS: We agreed to use commercially reasonable efforts to register on Form S-8, within 120 days of August 22, 2000, the shares of our common stock issuable upon exercise of the options granted to the following former employees under our 1999 Equity Compensation Plan: John T. Banigan (250,000 shares), Allan
M. Cohen (250,000 shares), Evelyn Cohen (225,000 shares), Gerard T. Drumm (200,000 shares), Michael Norton (90,000 shares) and Michael Metzger (75,000 shares). We did not register these shares within 120 days of August 22, 2000. We also agreed to use commercially reasonable efforts to register on Form S-8 the shares of our common stock issuable upon exercise of the options granted to the following employees and consultant under our 2000 Incentive Stock Plan: Carol C. Knauff (5,000,000 shares), R. Bruce Richardson (500,000 shares), G. David Rosenblum (500,000 shares) and Nahum G. Shar (300,000 shares). None of these shares issuable upon the exercise of any of the options granted under either the 1999 Plan or the 2000 Plan are covered by this registration statement.

CONSULTANTS: We issued a warrant for 100,000 shares of our common stock, exercisable until April 1, 2003 at an exercise price of $2.25 per share, to each of Ralph Isham and Arnold Kling, in April 2000, as consideration for consulting services provided to us by GTI Venture Partners LLC. Messrs. Isham and Kling each have unlimited rights to include the shares issuable upon the exercise of these warrants in any registrations statements that we file on Form S-1 or SB-2 and Messrs. Isham and Kling have each exercised their right to include all of their shares in this registration statement. These 200,000 shares are covered by this registration statement.

JENCOM DIGITAL TECHNOLOGIES, LLC AND ITS TRANSFEREES: We agreed with JenCom, as the holder of 4,000,000 shares of our common stock, to file a registration statement covering these shares by May 17, 2000. We did not file the registration statement by May 17, 2000. JenCom and its transferees currently own 3.5 million shares of our common stock. These 3.5 million shares are included in the shares covered by this registration statement.

THOMAS SETTINERI AND GARY LEVI: We issued 1,000,000 shares of our common stock to Thomas Settineri and Gary Levi in connection with our acquisition of The Intrac Group. Messrs. Settineri and Levi have unlimited piggyback registration rights with respect to their shares. Messrs. Settineri and Levi have exercised their right to include all of these shares in this registration statement. These 1,000,000 shares are covered by this registration statement.

GOLDPLATE HOLDINGS: We issued 198,950 shares of our common stock with unlimited piggy-back registration rights to Alexander, Wescott & Co. as consideration for its services as our placement agent for an offering of our Series A 6% Convertible Debentures and as a settlement for any claims. Alexander, Wescott & Co. subsequently transferred these shares to Goldplate Holdings. Goldplate Holdings has exercised its right to include all of these shares in this registration statement. These 198,950 shares are covered by this registration statement.

MICHELLE KRAMISH KAIN: We issued to Michelle Kramish Kain 150,000 shares of common stock. Ms. Kain has unlimited piggy-back registration rights for these shares and has exercised her right to include all of these shares in this registration statement. Ms. Kain currently owns 95,000 shares. These 95,000 shares are covered by this registration statement.

NEW AMERICA NETWORK, INC.: We issued 1,500,000 shares of our common stock to New America Network, Inc. in connection with our joint venture, NAI Direct, Inc. New American Network, Inc. has unlimited piggy-back registration rights for any registration statements filed after January 1, 2000 and has exercised its right to include all of these shares in this registration statement. These 1,500,000 shares are covered by this registration statement.

RULE 144

      In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year following the later of the date of the acquisition of such shares from the issuer or an affiliate of the issuer would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

      o 1% of the number of shares of our common stock then outstanding, approximately 389,155 shares immediately after this offering; or

      o the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

      Sales under Rule 144 are subject to certain manner of sale provisions and notice requirements and the availability of current public information about us.

RULE 144(K)

      Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years following the later of the date of the acquisition of such shares from the issuer or an affiliate of the issuer, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus will be passed upon for our company by G. David Rosenblum, Esquire, our General Counsel.

                                     EXPERTS

      Our audited consolidated financial statements for the fiscal year ended September 30, 2000, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent accountants, as set forth in their report on our audited consolidated financial statements appearing elsewhere in this prospectus and Registration Statement, and are included in reliance upon their report given upon the authority of Ernst & Young LLP as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




WorldWide Web NetworX Corporation

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000:

Reports of Independent Auditors......................................F-2

Consolidated Balance Sheets..........................................F-4

Consolidated Statements of Operations................................F-5

Consolidated Statements of Stockholders' Equity......................F-6

Consolidated Statements of Cash Flows................................F-7

Notes to Consolidated Financial Statements....................F-8 - F-35

FOR THE THREE MONTH PERIOD  ENDED DECEMBER 31, 2000:

Consolidated Balance Sheets.........................................F-35

Consolidated Statements of Operations...............................F-35

Consolidated Statements of Comprehensive Income.....................F-38

Consolidated Statements of Cash Flows...............................F-39

Notes to Consolidated Financial Statements...................F-40 - F-46

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
WorldWide Web NetworX Corporation

We have audited the accompanying consolidated balance sheets of WorldWide Web NetworX Corporation as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WorldWide Web NetworX Corporation as of September 30, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that WorldWide Web NetworX Corporation will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring operating losses and has a working capital deficiency. In addition, the Company currently does not anticipate having the ability to meet its working capital needs or to satisfy its convertible promissory note upon maturity with a cash payment during the fiscal year ending September 30, 2001. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                  /s/ Ernst & Young, LLP


Philadelphia, Pennsylvania
December 15, 2000

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
WorldWide Web NetworX Corporation
Cherry Hill, New Jersey

We have audited the accompanying consolidated statements of operations, changes in stockholders' equity, and cash flows of WorldWide Web NetworX Corporation and subsidiary for the year ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated results of operations and cash flows of WorldWide Web NetworX Corporation and subsidiary for the year ended September 30, 1998, in conformity with generally accepted accounting principles.




/s/ Richard A. Eisner & Company, LLP

New York, New York
April 13, 1999

                        WORLDWIDE WEB NETWORX CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



                                                                               September 30
                                                                            2000          1999
                                                                          --------      --------
Assets
Current assets:
   Cash and cash equivalents ........................................     $  2,271      $  7,234
   Investments ......................................................        6,005        29,475
   Accounts receivable (net of allowance for doubtful accounts of $0
     and $19, respectively) .........................................        1,587           858
   Inventory ........................................................          644            --
   Prepaid expenses .................................................          700           143
                                                                          --------      --------
Total current assets ................................................       11,207        37,710
Property and equipment, net .........................................          319           295
Investments in and advances to Affiliated Companies .................        3,319         2,744
Intangible assets (net of accumulated amortization of $0 and $109,
   respectively) ....................................................           --         4,884
Deferred financing costs (net of accumulated amortization of $17 and
   $155, respectively) ..............................................          183           139
Other assets ........................................................          679            49
Deferred income taxes ...............................................           --         1,690
                                                                          --------      --------
Total assets ........................................................     $ 15,707      $ 47,511
                                                                          ========      ========

Liabilities and stockholders' equity Current liabilities:
   Accrued expenses .................................................     $    629      $  1,157
   Accounts payable .................................................        3,505         1,530
   Convertible promissory note ......................................        3,600            --
   Deferred revenue .................................................        3,117           470
   Current portion of capital lease obligation ......................           39            37
   Convertible debentures ...........................................          125           990
   Deferred income taxes ............................................           --         8,813
                                                                          --------      --------
Total current liabilities ...........................................       11,015        12,997

Capital lease obligation, net of current portion ....................           --            39

Stockholders' equity:
   Preferred stock-authorized 10,000,000 shares, $.01 par value, none
     issued .........................................................           --            --
   Common stock-authorized 100,000,000 shares, $.001 par value;
     41,515,583, and 38,455,569 shares issued and outstanding,
     respectively ...................................................           42            39
   Additional paid-in capital .......................................       42,938        36,443
   Retained (deficit) earnings ......................................      (35,688)        1,393
   Unearned stock compensation ......................................       (2,600)       (3,400)
                                                                          --------      --------
Total stockholders' equity ..........................................        4,692        34,475
                                                                          --------      --------
Total liabilities and stockholders' equity ..........................     $ 15,707      $ 47,511
                                                                          ========      ========


SEE ACCOMPANYING NOTES.

                        WORLDWIDE WEB NETWORX CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                 YEAR ENDED SEPTEMBER 30
                                                        2000              1999               1998
                                                    ------------      ------------      ------------
Revenues:
   Media sales ................................     $      4,063      $        465      $         --
   Cost recovery ..............................            2,304                30                --
   Asset management ...........................              198                82                --
   Consulting .................................              116               762                50
   Management services ........................               91                --                --
                                                    ------------      ------------      ------------
Total revenues ................................            6,772             1,339                50
Operating expenses:
   Cost of revenues:
     Media ....................................            4,202               442                --
     Cost recovery ............................            1,902                30                --
     Consulting ...............................               65               320                36
     Management services ......................               60                --                --
                                                    ------------      ------------      ------------
Total cost of revenues ........................            6,229               792                36
                                                    ------------      ------------      ------------
Gross profit ..................................              543               547                14
Selling, general and administrative ...........           14,254             5,280               140
Impairment of intangible asset ................            3,901             5,583                --
Depreciation and amortization .................            1,479               597                13
Write-off of purchased research and development               --             3,036                --
                                                    ------------      ------------      ------------
Loss from operations ..........................          (19,091)          (13,949)             (139)

Other (expenses) income:
   Impairment of investments ..................          (19,786)               --                --
   Impairment of investment in and advances to
     Affiliated Companies .....................           (2,350)           (1,106)               --
   Loss on sale of short-term investments .....           (2,328)               --                --
   Equity loss ................................             (364)           (1,578)               --
   Amortization of debt issuance costs ........             (156)             (155)              (80)
   Interest expense ...........................              (67)             (219)              (10)
   Interest income ............................              193                56                10
   Gain on sale of subsidiary .................               --            25,426                --
                                                    ------------      ------------      ------------
Total other (expenses) income .................          (24,853)           22,424               (80)

(Loss) income before income taxes .............          (43,944)            8,475              (219)
Income tax (benefit) expense ..................           (6,863)            6,863                --
                                                    ------------      ------------      ------------
Net (loss) income .............................     $    (37,081)     $      1,612      $       (219)
                                                    ============      ============      ============

Net (loss) income per share:
   Basic ......................................     $      (0.97)     $       0.07      $      (0.03)
   Diluted ....................................     $      (0.97)     $       0.07      $      (0.03)
                                                    ============      ============      ============

Weighted average shares outstanding:
   Basic ......................................       38,368,672        21,906,553         8,602,000
   Diluted ....................................       38,368,672        22,418,294         8,602,000
                                                    ============      ============      ============

SEE ACCOMPANYING NOTES.

                        WORLDWIDE WEB NETWORX CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998
                          (IN THOUSANDS, EXCEPT SHARES)


                                                        Common    Additional    Retained                   Unearned      Total
                                            Common      Stock      Paid-In     (Deficit)   Subscription     Stock     Stockholders'
                                            Shares      Amount     Capital      Earnings    Receivable   Compensation    Equity
                                          ----------  ----------  ----------   ----------   ----------   ------------ -------------

Balance at October 1, 1997                 6,000,000  $        6  $       54   $       --   $       (5)  $       --   $       55
Issuance of common stock for:
   Recapitalization with Instra            2,100,000           2          (2)          --           --           --           --
   Sale of convertible notes                 502,500           1         250           --           --           --          251
   Conversion of debt                        502,500          --         342           --           --           --          342
   Cash, net of issuance costs of $16      1,381,000           2         472           --           --           --          474
   Services rendered                         132,500          --          20           --           --           --           20
Net loss                                          --          --          --         (219)          --           --         (219)
                                          ----------  ----------  ----------   ----------   ----------   ----------   ----------
Balance at September 30, 1998             10,618,500          11       1,136         (219)          (5)          --          923
Issuance of common stock for:
   Services rendered                       4,408,950           4       4,609           --           --       (4,000)         613
   Acquisition of ownership interests in          --
     Affiliated Companies                 10,523,450          11      12,762           --           --                    12,773
   Purchase of technology                  3,500,000           4       5,246           --           --           --        5,250
Cash, net of issuance costs of $1,864      9,404,669           9      12,234           --           --           --       12,243
Warrants issued in connection with
   services rendered                              --          --         256           --           --           --          256
Stock compensation                                --          --         200           --           --          600          800
Receipt of subscription receivable                --          --          --           --            5           --            5
Net income                                        --          --          --        1,612           --           --        1,612
                                          ----------  ----------  ----------   ----------   ----------   ----------   ----------
Balance at September 30, 1999             38,455,569          39      36,443        1,393           --       (3,400)      34,475

Issuance of common stock for:
   Services rendered                          55,000          --          83           --           --           --           83
   Acquisition of ownership interests in          --
     Affiliated Companies                  2,250,000           2       2,810           --           --                     2,812
   Conversion of debt                        705,014           1       1,058           --           --           --        1,059
   Lease agreement                            50,000          --          75           --           --           --           75
Warrants and options issued in                    --
   connection with services rendered or           --          --       2,219           --           --                     2,219
   to be rendered
Stock compensation                                --          --         250           --           --          800        1,050
Net loss                                          --          --          --      (37,081)          --           --      (37,081)
                                          ----------  ----------  ----------   ----------   ----------   ----------   ----------
Balance as of September 30, 2000          41,515,583  $       42  $   42,938   $  (35,688)  $       --   $   (2,600)  $    4,692
                                          ==========  ==========  ==========   ==========   ==========   ==========   ==========

SEE ACCOMPANYING NOTES.

                        WORLDWIDE WEB NETWORX CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                  YEAR ENDED SEPTEMBER 30
                                                             2000          1999          1998
                                                           --------      --------      --------
Cash flows from operating activities
Net (loss) income                                          $(37,081)     $  1,612      $   (219)
Adjustments to reconcile net (loss) income to net cash
  used in operating activities:
     Impairment of investments                               19,786            --            --
     Deferred income taxes                                   (6,863)        6,863            --
     Impairment of advances to Affiliated Companies           2,350         1,106            --
     Impairment of intangible asset                           3,901            --            --
     Loss on sale of investments                              2,328            --            --
     Stock compensation                                       1,789         1,216            20
     Amortization                                             1,355           583            10
     Equity loss                                                364         1,578            --
     Amortization of debt issuance costs                        156           155            --
     Depreciation                                               124            14             3
     Gain on sale of subsidiary                                  --       (25,426)           --
     Impairment of intangible asset                              --         5,583            --
     Purchased research and development                          --         3,036            --
     Amortization of debt discount                               --            --            80
     Changes in operating assets and liabilities, net
       of acquisitions:
          Accounts receivable                                  (759)        1,008           (49)
          Inventory                                            (644)           --            --
          Prepaid expenses                                      (45)         (143)           --
          Accounts payable                                    2,557          (600)           20
          Accrued expenses                                      102          (419)           40
          Deferred revenue                                    1,247           470            --
                                                           --------      --------      --------
Net cash used in operating activities                        (9,333)       (3,364)          (95)

Cash flows from investing activities
Proceeds from sale of short-term investments                  1,356            --            --
Advances to Affiliated Companies                                 --        (1,850)           --
Purchase of property and equipment                             (314)         (206)          (30)
Acquisitions of ownership interests in Affiliated                --        (2,985)           --
  Companies, net of cash acquired
Proceeds from sale of subsidiary                                 --         2,602            --
Acquisition of technology                                        --          (750)           --
(Increase) decrease in other assets                             (35)           70          (115)
                                                           --------      --------      --------
Net cash provided by investing activities                     1,007        (3,119)         (145)

Cash flows from financing activities
Proceeds from issuance of convertible debt                    3,600           990           503
Debt issuance costs incurred                                   (200)         (129)           --
Payment of capital lease obligation                             (37)           --            --
Payments on line of credit                                       --          (179)           --
Net proceeds from issuance of common stock                       --        12,243           484
                                                           --------      --------      --------
Net cash provided by financing activities                     3,363        12,925           987
                                                           --------      --------      --------
Net (decrease) increase in cash and cash equivalents         (4,963)        6,442           747
Cash and cash equivalents at beginning of year                7,234           792            45
                                                           --------      --------      --------
Cash and cash equivalents at end of year                   $  2,271      $  7,234      $    792
                                                           ========      ========      ========

Noncash transactions
Capital lease obligation incurred                          $     --      $     76      $     --
Exchange of convertible notes and interest for common         1,059            --           342
  stock
Receipt of stock for sale of subsidiary                          --        29,475            --
Exchange of consolidated investment for cost basis              227            --            --
  investment
Recognition of acquired Intrac liabilities                    1,400            --            --

Issuance of Common Stock for:
Acquisition of ownership interests in Affiliated              2,812        12,773            --
  Companies
Acquisition of technology                                        --         5,250            --
Lease agreement                                                  75            --            --

SEE ACCOMPANYING NOTES.

                        WORLDWIDE WEB NETWORX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000


1. ORGANIZATION AND BUSINESS

WorldWide Web NetworX Corporation (the "Company") is a holding company engaged in business-to-business, or "B2B," e-commerce through a network of companies. The Company defines e-commerce as conducting or facilitating business transactions over the Internet. As of September 30, 2000, the Company owned interests in eleven companies, which are referred to in these financial statements as "Affiliated Companies." The Company enters into relationships, including joint ventures, strategic relationships and acquisitions, with off-line companies that have established distribution channels and fulfillment capability and provides e-commerce technology, consulting, marketing and business development services to the Affiliated Companies. The Company's goal is to expand the markets, services and products and to improve the efficiencies of these businesses.

In May 1998, Instra Corp. ("Instra"), a publicly traded Delaware corporation with minimal business operations, exchanged 6,000,000 shares of Instra common stock for all the outstanding shares of Keiretsu Corporation ("Keiretsu"). Keiretsu was incorporated in Nevada on September 26, 1997 and did not commence operations until after the share exchange. Instra had 25,219,990 shares of common stock outstanding prior to the share exchange. As a condition of the share exchange, 14,719,990 shares of Instra common stock were canceled and the remaining outstanding shares were reduced to 2,100,000 at the rate of one share for each five shares outstanding as a result of a reverse stock split. As a result of the transaction, Keiretsu became a wholly owned subsidiary of Instra and the former Keiretsu stockholders became the owners of 74.1% of the outstanding Instra common stock. The transaction was treated as a recapitalization to which retroactive effect has been given in the accompanying financial statements. In conjunction with the merger, Instra changed its name to WorldWide Web NetworX Corporation.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred recurring operating losses and has a working capital deficiency. In addition, without additional funding, the Company does not anticipate having the ability to meet its working capital needs for fiscal 2001 or to satisfy its convertible promissory note upon maturity with a cash payment during the fiscal year ending September 30, 2001. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans implemented thus far, as well as actions initiated that will continue into fiscal 2001, include restructuring its investment in NAI Direct, Inc. resulting in a release of its $2.7 million obligation to fund the operations of NAI Direct, Inc., and reducing expenses of the Company and its consolidated subsidiaries, ATM Service, Ltd. and The Intrac Group, Ltd. Management also anticipates extending the maturity date of the convertible promissory note. Management is seeking additional sources of debt and equity financing to fund its future working capital needs. However, there can be no assurance that the Company will be successful in obtaining the necessary funding. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary, The Intrac Group, Ltd. and its majority owned and controlled subsidiary, ATM Service, Ltd. Additionally, the details of the results of operations of Real Quest, Inc. have been included in the consolidated financial statements through September 27, 2000, at which time the Company restructured its investment and began accounting for the investment under the cost method (Note 5). The various interests that the Company acquires in its Affiliated Companies are accounted for under three methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on the Company's voting interest in an Affiliated Company unless significant minority rights are present.

CONSOLIDATION

Affiliated Companies in which the Company directly or indirectly owns more than 50% of the outstanding voting securities are generally accounted for under the consolidation method of accounting. Under this method, an Affiliated Company's results of operations are reflected within the Company's statement of operations. All significant intercompany accounts and transactions are eliminated.

EQUITY METHOD

Affiliated Companies whose results are not consolidated, but over whom the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an Affiliated Company depends on an evaluation of several factors including, among others, representation on the Affiliated Company's Board of Directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the Affiliated Company, including voting rights associated with the Company's holdings in common, preferred and other convertible instruments in the Affiliated Company. Under the equity method of accounting, an Affiliated Company's results of operations are not included in detail within the Company's statement of operations; however, the Company's share of the earnings or losses of the Affiliated Company is reflected in the caption "Equity loss" in the statement of operations.

COST METHOD

Affiliated Companies not accounted for under the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, the Company's share of the earnings or losses of such companies is not included in the consolidated statement of operations. However, cost-method impairment charges are recognized in the consolidated statement of operations and deducted from the carrying value in the consolidated balance sheet, while the new cost basis is not increased if circumstances suggest that the value of the Affiliated Company has subsequently recovered.

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company records its ownership interest in debt securities of Affiliated Companies accounted for under the cost method at cost. The Company records its ownership interest in equity securities of Affiliated Companies accounted for under the cost method at cost, unless these securities have readily determinable fair values based on quoted market prices, in which case these interests would be recorded at fair value. In addition to the Company's investments in voting and non-voting equity and debt securities, it periodically makes advances to its Affiliated Companies in the form of promissory notes which are accounted for in accordance with Statement of Financial Accounting Standards No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN ("SFAS 114").

The Company continually evaluates the carrying value of its ownership interests in and advances to each of its Affiliated Companies for possible impairment based on achievement of business plan objectives and milestones, the value of each ownership interest in the Affiliated Company relative to carrying value, the financial condition and prospects of the Affiliated Company, and other relevant factors. The business plan objectives and milestones the Company considers include, among others, those related to financial performance such as achievement of planned financial results or completion of capital raising activities, and those that are not primarily financial in nature such as the launching of a web site or the hiring of key employees. The fair value of the Company's ownership interests in and advances to privately held Affiliated Companies is generally determined based on the value at which independent third parties have or have committed to invest in its Affiliated Companies.

REVENUE RECOGNITION

The Company principally derives its revenue by providing inventory liquidation and asset recovery services and from the purchase and resale of advertising media, merchandise or business services through its consolidated Affiliated Companies, ATM Service, Ltd. ("ATM Ltd.") and The Intrac Group, Ltd. ("Intrac"). For the year ended September 30, 2000, the Company derived approximately 89% of its revenue from customers in the United States. Approximately 11% of total of revenues were derived from foreign customers located primarily in Israel and Mexico. All revenues were transacted in U.S. dollars. The Company plans to expand its operations throughout the world. For the year ended September 30, 2000, 4 customers for whom the Company provided these services each accounted for 10% or more of the Company's total revenues. These 4 customers combined provided 65% of the Company's total revenues for the year ended September 30, 2000. For the year ended September 30, 1999, no customer for whom the Company provided these services represented 10% or more of the Company's total revenues.

The Company will contract with a customer to sell for the customer large blocks of assets or inventory under asset management, liquidation, or cost recovery agreements. In an asset management agreement, the Company acts as an agent and sells the assets for cash receiving a commission based on a percentage of the proceeds of the sale. The Company records the commission received as revenue when the asset is shipped.

Under both liquidation and cost-recovery agreements, the Company takes title to the assets and assumes the risk of loss. The Company is not required, by either type of agreement, to make any cash payments to the customer for the assets purchased until such time as the Company sells the assets. These payments pertain to the portion of assets actually sold. The ultimate cost to the Company is a contracted percent of the amount the Company sells the inventory for, which is uncertain until a sale occurs. Accordingly, the Company generally does not record inventory for any assets purchased under these agreements. When the Company can determine the cost of the inventory acquired, an estimate of the selling price for the goods, and that the sale of the assets is reasonably assured, inventory is recorded. Shipping, handling, and warehousing costs are included in costs of revenues in the statement of operations.

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenues associated with asset management and cost recovery services are equal to the gross cash received from the sale, because the Company assumes the risk of loss, and are recognized when the inventory sold is shipped. However, if the transactions involve the issuance of trade credits, the Company will defer a portion of the revenues and expenses attributable to cash received and paid under asset management and cost-recovery agreements to reflect the outstanding commitment applicable to the future redemption of the trade credits as discussed below.

The transactions conducted under asset management and cost recovery agreements can also be settled, in part, in credits to purchase advertising media, merchandise, or business services ("trade credits"). Trade credits issued to customers represent the difference between the contracted value of the inventory as negotiated with the customer and the cash paid to the customer upon the sale of the inventory. Trade credits are not redeemable by customers for cash. The contracted value of the inventory is mutually agreed upon by the Company and the customer at the time an agreement is reached and is usually in excess of the cash liquidation value. Generally, the Company is not required to remit cash or any other form of payment other than trade credits for the difference between the contracted value and the cash paid for the inventory. Certain liquidation and cost recovery agreements are transacted exclusively in trade credits.

The Company issues two types of trade credits, "combination trade credits" and "straight trade credits." Under a combination trade credit arrangement, the customer purchases goods and services from the Company and pays for the goods and services in both cash and the redemption of trade credits. The ratio of cash to combination trade credits that make up the total purchase price to be used in purchases from the Company is determined on a transaction-by-transaction basis.

To redeem combination trade credits, a customer must contact the Company and request that the Company provide advertising media, merchandise or business services. The Company will attempt to purchase the requested products for cash or with a combination of cash and trade credits. The Company has no liability or obligation to the customer if it is unable to obtain any of the items requested that are not already within the Company's inventory of services or that it cannot reasonably obtain. The Company's inventory of services is minimal at any given time. The Company relies on its ability to readily obtain these services from its vendors to satisfy its obligations. The obligation to redeem combination trade credits represents a best efforts obligation of the Company. The face value of combination trade credits have neither any recordable obligation nor do they represent a fixed and determinable liability. However, as noted above, the Company defers a portion of its revenues and expenses attributed to the cash received and paid under the asset management and cost recovery agreements to reflect the Company's cost to redeem the trade credits. When the Company redeems combination trade credits, it recognizes revenue equal to the cash received from the customer for the goods and services plus, if applicable, the pro rata portion of the deferred revenues and expenses relating to the liquidation of the assets that gave rise to the trade credits.

The Company may also issue straight trade credits to its customers. These credits are issued as an additional incentive to its customers to enter into asset management and cost recovery agreements. Straight trade credits are typically issued in conjunction with combination trade credits and similar to combination trade credits are issued for the purchase of advertising media, merchandise or business services. However, unlike combination trade credits, straight trade credits allow the customer to acquire goods and services without the use of cash. Additionally, the customer and the Company pre-negotiate the types of media, merchandise or business services for which the straight trade credits will be redeemed. When the customer redeems straight trade credits, the Company recognizes revenue equal to the pro rata portion of the deferred revenue relating to the liquidation of the assets that gave rise to the trade credits. Cost of revenue is recognized for the cash paid by the Company for the goods and services purchased on behalf of the customer.

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Deferred revenue from asset management, liquidation, cost-recovery, and media buying services was $3,117,000 and $470,000 at September 30, 2000 and 1999, respectively.

Unredeemed trade credits totaled $11,708,000 at September 30, 2000. Trade credits are generally redeemable within periods ranging from 2 to 5 years. However, in certain transactions there are no specified expiration dates established for the trade credits. Trade credits redeemable for the next four years are as follows: $137,000 in 2000, $1,337,000 in 2001, $1,545,000 in 2002,
and $4,514,000 in 2003. Trade credits totaling $4,175,000 have no specified expiration date.

The Company also generated revenue by providing consulting services throughout North America during the years ended September 30, 2000 and 1999. Less than 1% of consulting revenues were derived from foreign customers, outside of the United States, located principally in Canada. Consulting revenues are recognized in the period in which the consulting services are performed. The Company derived 36% of its total revenues for the year ended September 30, 1999 from one customer to whom it provided consulting services. Of the total consulting revenues for the year ended September 30, 1999, $529,000 was attributable to Entrade which was sold in September 1999 (Note 10). For the year ended September 30, 2000, 1.7% of total revenues were derived from consulting services.

CASH EQUIVALENTS

The Company considers as cash equivalents all highly liquid investments with a maturity of three months or less when purchased.

INVESTMENTS

The Company classifies its investment in Entrade Inc. as available for sale. Such investments are recorded at fair value based on quoted market prices, with unrealized gains and losses, if considered to be temporary, recorded as other comprehensive income or loss until realized. The cost of short-term investments sold is based on the average cost method.

INVENTORY

Inventories are valued at the lower of cost or market using the first in - first out (FIFO) costing method. Inventory consists of merchandise received in exchange for media trade credits and is held for resale to third parties.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets which average from three to five years. Depreciation of equipment under capital leases is included in depreciation expense for all periods presented.

SOFTWARE DEVELOPMENT COSTS

Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional development costs are capitalized in accordance with Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED ("SFAS 86"). Capitalization ceases when the product is available for general release to customers.

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Amortization of such capitalized costs is the greater of the amount computed using (i) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues of that product or (ii) the straight-line method over the remaining estimated economic life of the product, including the period being reported on. Amortization begins when the product is available for general release to customers. During 1999, the Company recognized research and development expenses totaling $3,036,000 for proprietary internet software technologies, which were not technologically feasible at the date they were purchased. These technologies were purchased from JenCom Digital Technologies, Inc. and contributed to WWWX-Jencom, LLC (Note 5).

The Company performs an ongoing review of the recoverability of its capitalized software costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, any remaining capitalized amounts are written off. As of September 30, 2000, the Company does not have any capitalized software costs.

INTERNAL USE SOFTWARE

Effective for fiscal years beginning after December 15, 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1 ("SOP 98-1"), ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE." SOP 98-1 requires all costs related to the development or purchase of internal use software, other than those incurred during the application development stage, to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company adopted SOP 98-1 on October 1, 1998 and capitalized $6,000,000 of software obtained for internal use (Note 5). Capitalized software costs are amortized on a straight-line basis over three years. Amortization related to the capitalized software was $417,000 for the year ended September 30, 1999. In September 1999, the Company determined that it would not use the software it capitalized and there was no identified market for its sale to others. Accordingly, the unamortized balance of this software of $5,583,000 was written off at September 30, 1999. Historically, the Company expensed all costs incurred for web-site development and no such costs have been incurred during the year ended September 30, 2000.

INTANGIBLE ASSETS

Intangible assets consist of goodwill attributable to businesses acquired. Goodwill represents the excess of the cost of businesses acquired over the fair value of the related net assets at the date of acquisition. Goodwill was amortized using the straight-line method over their expected useful lives of 3 to 5 years.

LONG-LIVED ASSETS

The Company evaluates impairment of its intangible and other long-lived assets, including goodwill, in accordance with Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. ("SFAS 121") In making such determination, management compares the estimated future cash flows, on an undiscounted basis, of the underlying operations or assets with their carrying value to determine if any impairment exists. If an impairment exists, any adjustment is determined by comparing the carrying amount to the fair value of the impaired asset. The Company considers all impaired assets "to be held and used" until such time as management commits to a plan to dispose of the impaired asset. At that time, the impaired asset is classified as "to be disposed of" and is carried at its fair value less its cost of disposal.

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEFERRED FINANCING COSTS

Deferred financing costs are amortized based on the interest method over the term of the associated debt agreement.

NET INCOME (LOSS) PER SHARE

Basic net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share reflects the potential dilution of securities by including other common stock equivalents, including stock options, convertible debt, and warrants to purchase common stock in the weighted average number of common shares outstanding for a period, if dilutive. Contingently issuable shares are included in diluted net income per share, if dilutive, based on the number of shares, if any, that would be issuable under the terms of the arrangement if the end of the reporting period were the end of the contingency period.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company's customer base is mainly in the United States. The Company does not require collateral or other security to support credit sales, but provides an allowance for bad debts based on historical experience and specifically identified risks.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has the following financial instruments: cash and cash equivalents, short-term investments, accounts receivable, accounts payable, convertible notes, and accrued expenses. The carrying value of these financial instruments approximates their fair value.

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company has adopted Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"). The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") but disclose the pro forma effects on net income or loss as if the fair value had been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option plan, and accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant.

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS 133"), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and designation. The Company adopted SFAS 133 on October 1, 2000. The adoption of SFAS 133 will not have a significant impact on the Company's financial position or the results of its operations.

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


3. INVESTMENTS

Investments at September 30, 2000 and 1999 consisted of 1,575,000 and 1,800,000 shares of common stock of Entrade Inc., respectively. The shares were received as consideration for the sale of a subsidiary to Artra (Note 10). The shares were restricted as to sale until September 23, 2000, however, Entrade Inc. granted the Company a partial waiver of the sale restrictions that allowed the Company to sell a total of 225,000 shares from May through September 2000, which resulted in a realized loss on the sale of $2,328,000 for the year ended September 30, 2000. The Company has pledged the shares as collateral for its convertible promissory note (Note 7). The quoted market value of the Entrade Inc. (a NYSE company formerly named Artra) shares held by the Company was $6,005,000 at September 30, 2000 and $1,575,000 at December 15, 2000. During the
year ended September 30, 2000, the Company recorded unrealized gains and losses in the value of Entrade Inc. as other comprehensive income or loss. At September 30, 2000, the Company determined that the decline in the market value of its investment in Entrade Inc. was other than temporary and accordingly, has written the investment down to a new cost basis. The difference between the new cost basis of $3.8125 per share and the Company's previous cost basis of $16.375 per share has been recorded as a realized loss in the statement of operations. Unrealized accumulated other comprehensive loss totaling $19.8 million was reclassified to realized loss in the statement of operations for the year ended September 30, 2000.

Entrade Inc. is a public company subject to the reporting requirements of the U.S. Securities and Exchange Commission. The following summarizes the audited balance sheet and statement of operations information reported by Entrade Inc. at December 31, 1999 and for the year then ended and the unaudited balance sheet and statement of operations at September 30, 2000 and the nine months then ended, respectively. (Amounts in thousands, except per share data):


                                     SEPTEMBER 30,   DECEMBER 31,
BALANCE SHEET                            2000            1999
                                     ------------    ------------

Current assets.....................    $  8,686      $ 15,326
Non-current assets.................      78,346        65,432
Current liabilities................      26,215        20,217
Non-current liabilities............       7,786        12,721


                                      NINE MONTHS
                                         ENDED        YEAR ENDED
                                     SEPTEMBER 30,   DECEMBER 31,
STATEMENT OF OPERATIONS                  2000            1999
                                     ------------    ------------

Net revenues.......................    $ 11,969      $  4,542
Cost of revenues, exclusive of
  depreciation and amortization....       4,943         1,759
Loss from continuing operations....     (30,594)      (19,304)
Net loss...........................     (30,594)      (19,304)
Net loss per share:
  Basic............................    $  (2.47)     $  (3.65)
  Diluted..........................    $  (2.47)     $  (3.65)

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following (amounts in thousands):


                                            SEPTEMBER 30
BALANCE SHEET                            2000          1999
                                       --------      --------
Office equipment....................   $    207      $    100
Office furniture....................        120           117
Equipment under capital lease.......         76            76
Leasehold improvements..............         19            19
                                       --------      --------
                                            422           312
Accumulated depreciation............       (103)          (17)
                                       --------      --------
Total property and equipment........       $319          $295
                                       ========      ========

5. ACQUISITIONS OF OWNERSHIP INTERESTS IN AFFILIATED COMPANIES

ENTRADE INC.

Between December 1998 and February 1999, the Company acquired all of the outstanding equity interests of BarterOne, LLC ("BarterOne"), a Delaware limited liability company. The Company issued 2,523,450 shares of its common stock and paid cash of $1,056,000 to purchase BarterOne. The Company's CEO and principal stockholder at the date of the transaction, Robert D. Kohn, received 475,000 shares of the Company's Common Stock for his option to acquire a 4.5% interest in BarterOne which was granted to him by PECO Energy Company in exchange for compensation and concessions. Energy Trading Company, a wholly owned subsidiary of PECO Energy Company, received consideration of $480,000 and 416,666 shares of the Company's common stock for its 51% ownership interest in BarterOne. BarterOne held worldwide perpetual licensing rights to the ORBIT system software (Online Reciprocal Business and Inventory Transaction System), an electronic commerce system to be used as a transaction tool over the Internet, and was engaged in the business of developing and marketing online asset management and remarketing programs to major corporations. In December 1997, BarterOne was incorporated in Delaware as a joint venture between Energy Trading Company and Global Trade Group to serve as PECO Energy's Internet development unit. BarterOne did business as entrade.com and was dissolved in 1999. Robert D. Kohn was the president of BarterOne from its formation to its dissolution. Additionally, Robert D. Kohn was a strategic planner of business development for marketing and sales of PECO Energy Company from February 1996 to March 1, 1999. The Company accounted for this acquisition under the purchase method of accounting. The Company valued the shares issued at $2,523,450, resulting in a total purchase price, including cash and other expenses, of $3,580,000, all of which was allocated to cost in excess of assets acquired. The goodwill was being amortized over a five-year period. Goodwill amortization of $430,000 is included in the statement of operations for the year ended September 30, 1999.

In January 1999, the Company acquired from Positive Asset Remarketing, Inc. ("PAR") 25% of the outstanding Class A voting stock of assetTrade.com, Inc., ("assetTrade") in exchange for 3,500,000 shares of the Company's common stock. assetTrade was a privately held entity which entered into a software license agreement with BarterOne and is engaged in the business of developing and marketing online asset disposition and auction services to major corporations. The Company's CEO and principal stockholder at the time of the transaction, Robert D. Kohn, held a 33.33% ownership interest in PAR. In December 1998, Robert D. Kohn became the President and Chief Executive Officer of assetTrade. Subsequent to the acquisition, the

##

Company transferred the assets of BarterOne and the assetTrade stock to NA Acquisition Corp. ("NAAC"), a 90%-owned subsidiary. Prior to the consummation of the merger, NAAC changed its name to Entrade Inc. ("Entrade"). The remaining 10% of Entrade was held by a former BarterOne shareholder, which is a wholly-owned subsidiary of PECO Energy Company.

In September 1999, the Company consummated the sale of Entrade to another company (Note 10).

ATM SERVICE, LTD.

In December 1998, the Company entered into an agreement with Warren Rothstein (who from September 1999 to April 2000, served as interim President and CEO and Chairman of the Board of Directors of the Company) to form a corporation, ATM Service, Ltd. ("ATM Ltd."), owned equally by the Company and Warren Rothstein. Warren Rothstein obtained his interest in the joint venture in exchange for agreeing to manage ATM Ltd. and sourcing goods and services for ATM Ltd. to sell through its web site. The corporation was formed to provide inventory liquidation and other forms of asset recovery services primarily by e-commerce over the Internet.

The Company committed to issue 5,000,000 shares (subsequently reduced to the issuance of 4,000,000 shares) of common stock to Warren Rothstein for services to be rendered to ATM Ltd. over a 6-year period. The agreement provided that the shares issued would be subject to forfeiture to the extent of 200,000 shares in each quarter that Warren Rothstein failed to provide listings of merchandise with a retail value of $1,250,000 for sale on ATM Ltd.'s web site. The shares had voting and dividend rights, but could not be transferred except in accordance with the agreement. The Company recorded deferred compensation of $5,000,000 at the date of the agreement for the shares issued, which was reduced to $4,000,000 in July 1999, as a result of the amendment discussed below. As the shares were earned, the Company recorded a charge to expense for the then fair value of such shares. During the year ended September 30, 1999, the restriction on 600,000 of these shares was released and the Company recorded a charge of $800,000 which is included in equity loss because the Company had a 50% interest in ATM Ltd. when the restriction on the shares was released. During the year ended September 30, 2000, an additional 800,000 shares were released and the Company recorded a charge of $1,050,000 which is included in selling, general and administrative expense in its statement of operations. In November 2000, Warren Rothstein returned the remaining 2,600,000 unearned shares to the Company and they were retired as treasury stock. (Note 14)

In February 1999, the Company acquired from Positive Asset Remarketing ("PAR"), the ATM Center System, a proprietary system for online electronic trading and banking, which it contributed to ATM Ltd. The Company issued 3,500,000 shares of its common stock valued at $5,250,000 and cash of $750,000 to PAR. In addition, the Company agreed to fund the costs of maintaining, operating and updating the web site until ATM Ltd. was funded to the satisfaction of Warren Rothstein and the Company, after which the Company would be reimbursed for such costs by ATM Ltd. The Company's then-CEO and principal stockholder, Robert D. Kohn, as a shareholder of PAR, received 1,166,667 shares of the Company's common stock and $250,000 of the proceeds from the sale of the system to the Company. The Company recorded the transfer of the technology at its carrying value of $6 million and recorded an investment in ATM Ltd. The Company was accounting for its investment under the equity method and as such, was amortizing the amount by which its carrying value exceeded its share of the underlying net assets of ATM Ltd. over a three-year period. Amortization expense of $417,000 was recorded and included in equity loss in the Company's statement of operations for the year ended September 30, 1999, with a corresponding decrease in the investment.

##

As a condition to the acquisition of The Intrac Group in July 1999, the agreement with Warren Rothstein was amended and the Company received 26% of Warren Rothstein's holdings in ATM Ltd., and reduced the number of contingent shares issuable to Warren Rothstein to 4,000,000. No value was assigned to the 26% interest in ATM Ltd. received from Warren Rothstein as the Company's basis in ATM Ltd. did not change. The Company immediately issued 24% of its interest in ATM Ltd. that was received from Warren Rothstein to the former shareholders of The Intrac Group resulting in the Company increasing its ownership interest in ATM Ltd. from 50% to 52%, Warren Rothstein owning a 24% interest and the former shareholders of The Intrac Group owning a 24% interest. (See acquisition of The Intrac Group below.) Based on the increase in the Company's ownership to 52%, the Company began consolidating ATM Ltd. on July 23, 1999, under the purchase method of accounting. The purchase price has been allocated to assets and liabilities based on estimated fair values at the date of acquisition. The Company valued its net investment in ATM Ltd. at the carrying value of its equity investment at the date of acquisition as there were no significant operations of the ATM Ltd. from the date of the Company's original equity investment through the date the Company obtained a controlling interest. The detail of the results of operations of ATM Ltd. have been included in the Company's statement of operations since July 23, 1999, when the Company acquired a controlling interest.

In September 1999, the Company determined that it would not use the ATM Center System technology and the Company licensed new technology from entrade.com, a subsidiary of Entrade Inc. While the Company may sell or license the ATM Center System technology to others, no customers had been identified and no marketing efforts had commenced. In accordance with SFAS 121 and the Company's policies, the ATM Center Systems technology was classified as an asset to be held or used and not an asset to be disposed of since management had not committed to a plan to dispose of the technology. There was no readily determinable market to evaluate the fair market value of this technology. Therefore, as the Company did not have an alternative future use, the Company determined the fair value of the technology to be zero and recorded an impairment loss of $5,583,000 at September 30, 1999.

In July 1999, the Company loaned $3.5 million to fund ATM Ltd.'s operations with interest payable at 6%, $1 million of which ATM Ltd. has loaned to The Intrac Group, Ltd. The principal and interest accrued are due upon the earlier of 10 years, an initial public offering of ATM Ltd. or the receipt of $15 million in financing for ATM Ltd. In June 2000, the Company loaned ATM Ltd. an additional $83,000 which was due on or before September 16, 2000, of which ATM Ltd. repaid $10,000 in August 2000. In August 2000, the Company loaned an additional $465,000 to ATM Ltd., due within three years. ATM Ltd's. 9.5% ownership interest in AssetControl.com, LLC serves as collateral for the Company's loans to ATM Ltd. The loans to both ATM Ltd. and Intrac eliminate in the consolidated financial statements.

During 1999, all of the losses incurred by ATM Ltd., including the portion attributable to Warren Rothstein for his minority interest, were allocated to the Company. Warren Rothstein did not make any capital contributions to ATM Ltd. from its inception and, as a result, has no basis in ATM Ltd. Therefore, the Company has recorded no minority interest in its balance sheet at September 30, 2000 and 1999. Additionally, Warren Rothstein is not required to make any capital contribution to ATM Ltd. for losses incurred by ATM Ltd.

In March 2000, ATM Ltd. joined with Textron Financial Corporation ("Textron"), Entrade Inc. ("Entrade") and Safeguard Scientifics, Inc. ("Safeguard") to form AssetControl.com, LLC ("AssetControl"), a company that provides asset disposition services for excess industrial equipment, machinery and other assets. AssetControl is owned 47.5% by Textron, 38% by Entrade, 9.5% by ATM Ltd., and 5% by Safeguard. ATM Ltd. and Entrade have agreed that, although ATM Ltd. owns only 9.5% of AssetControl, ATM Ltd. will receive 50% of the aggregate amount of any distributions paid by AssetControl. ATM is accounting for its

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


5. ACQUISITIONS OF OWNERSHIP INTERESTS IN AFFILIATED COMPANIES (CONTINUED)

investment in AssetControl under the cost method of accounting. ATM Ltd.'s carrying value for its investment is zero because ATM Ltd. did not pay for its interest in AssetControl. ATM Ltd. pledged its ownership interest in AssetControl to the Company as collateral for loans made to ATM Ltd.

In July 2000, ATM entered into an agreement with Juan Torrents & Assoc. ("JTA") to form a joint venture known as FreeTradeZones.com. The purpose of the joint venture is to use the ATM e-commerce platform to provide asset management and disposition services, bulk and specific sales of products and services, both off-line and on-line, auction services and other transactions, such as trade and barter, to companies located within the Free Trade Zones. In November 2000, ATM advanced $12,500 to the joint venture to pay for the initial travel costs and expenses of implementation. This advance is to be repaid from the first funds available to the joint venture. ATM has a 62% equity interest in the joint venture and the right to receive 50% of any distributions of available cash by the joint venture. JTA owns the remaining 38% of the joint venture and has the right to receive the other 50% of the cash distributions from the joint venture. As of September 30, 2000, FreeTradeZones.com had not begun operations nor did it have any assets or liabilities.

In October 2000, Warren Rothstein resigned as Chairman of ATM Ltd. and The Intrac Group, Ltd. In connection with the resignation, he relinquished his entire equity interest in ATM Ltd. and an additional 2,600,000 shares of the Company's common stock which, together with the shares previously relinquished and shares sold by Warren Rothstein, reduced the number of shares of the Company's common stock held by Warren Rothstein on November 15, 2000 to 1,380,000. The Company's ownership interest in ATM Ltd. increased to 68%.

THE INTRAC GROUP, LTD.

On July 23, 1999, the Company acquired all the outstanding shares of capital stock of The Intrac Group ("Intrac") in exchange for 1,000,000 shares of the Company's common stock, $1,500,000 in cash, a 24% interest in ATM Ltd., and the assumption of liabilities of approximately $2,755,000, which primarily consisted of accounts payable and accrued liabilities. No value has been assigned to the 24% interest in ATM Ltd. because ATM Ltd. had no substantive activity prior to the Intrac acquisition and the only significant asset was written off in 1999. The detail of the results of operations of Intrac have been included in the Company's statement of operations since July 23, 1999.

The Company accounted for this acquisition under the purchase method of accounting. The purchase price has been allocated to assets and liabilities based on estimated fair values at the date of acquisition. The Company valued the 1,000,000 shares of its common stock at $1,500,000, resulting in a total purchase price of Intrac of $3,608,000, including the cash, transaction costs and the net liabilities assumed. The Company assumed the operating liabilities of Intrac of $2,755,000 at the date of acquisition. The Company has allocated the purchase price and determined that the costs in excess of assets acquired (goodwill) is $3,608,000. At December 31, 1999, the purchase price and goodwill were adjusted for additional liabilities totaling $1,400,000. The goodwill was being amortized over a five-year period. Goodwill amortization of $1,078,000 and $109,000 is included in the statement of operations for the years ended September 30, 2000 and 1999, respectively. At September 30, 2000, the Company compared the estimated future cash flows from Intrac's known and consummated transactions with the carrying value of the goodwill recorded on this investment and determined the remaining unamortized goodwill of $3.9 million was impaired. The Company has recorded an impairment charge of $3.9 million in the statement of operations for the year ended September 30, 2000.

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



5. ACQUISITIONS OF OWNERSHIP INTERESTS IN AFFILIATED COMPANIES (CONTINUED)

      The following unaudited proforma financial information presents the combined results of operations as if the Intrac acquisition had occurred on October 1, 1998 and October 1, 1997, respectively, after giving effect to adjustments including goodwill amortization, income taxes and employment agreements. The unaudited proforma information does not necessarily reflect the results of operations that would have occurred had the Company and Intrac been a single entity during such periods.


                                                          YEAR ENDED
                                                         SEPTEMBER 30
                                                      -------------------
                                                      1999           1998
                                                      -------------------
Revenue                                               $8,555      $11,337
Proforma net income (loss)                               392       (1,447)
Proforma diluted net income (loss) per share             .02         (.15)

REAL QUEST, INC./NAI DIRECT, INC./NEW AMERICA NETWORK, INC.

On September 23, 1999, the Company acquired 80% of the common stock of Real Quest, Inc. ("Real Quest") from New America Network, Inc. ("NAI") in exchange for 750,000 shares of its common stock. Real Quest's only asset is its 80% ownership of NAI Direct, Inc. ("NAI Direct"). NAI Direct conducts its operations through its web site that permits users to obtain commercial real estate services on-line. There were no significant operations of NAI Direct at the date of the acquisition. The Company also delivered an additional 750,000 shares to an escrow agent, to be released to New America Network, Inc. if NAI Direct attained revenues of $2 million within the 24-month period following the launch of its web site. The Company valued the 750,000 shares of its common stock at $1,125,000. At September 23, 1999, no value was assigned to the contingent shares as the contingency had not yet been resolved. The Company accounted for this acquisition under the purchase method of accounting. The purchase price has been allocated to assets and liabilities based on estimated fair values at the date of acquisition. The Company has determined that the costs in excess of assets acquired (goodwill) is $1,385,000. The goodwill was being amortized over a five-year period. Amortization expense for the year ended September 30, 2000 was $277,000.

In fiscal 2000, the Company loaned NAI Direct $2,090,000 with interest payable at 6% to fund operations. The principal and accrued interest were due upon the earlier of (1) 10 years, (2) an initial public offering of NAI Direct with net proceeds exceeding $5,000,000, or (3) issuance of indebtedness or the sale of any assets or ownership interest in NAI Direct which results in funds in excess of $5,000,000. Additionally, the Company agreed to provide up to $2,910,000 in working capital to NAI Direct within 18 months of September 30, 1999 in the form of a loan or otherwise.

NAI Direct licensed a transaction management software application called REALTrac from NAI under an agreement in which NAI Direct will pay NAI a royalty fee equal to 5% of NAI Direct's gross revenue for each month. In March 2000, the Company guaranteed the obligations of NAI Direct under a lease of computer equipment and network software which requires monthly payments totaling $100,000 over a two-year term with an option to purchase at lease end. In December 2000, the Company was notified of NAI Direct's default under the lease and a demand for payment was made pursuant to the Company's guarantee. The Company has not included the liability for the lease payments because NAI Direct provided oral assurances that it will satisfy its obligation under the equipment leases.

In January 2000, NAI Direct invested $50,000 in Sidewalk Associates, LLC which in turn acquired preferred stock of First Mile Networks, Inc., a privately held Delaware corporation. In September 2000, NAI Direct sold its interest in Sidewalk Associates, LLC to Gerald Finn, Chairman of NAI Direct, for $55,000. A gain of $5,000 is reflected as other income in the statement of operations for the year ended September 30, 2000.

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


5. ACQUISITIONS OF OWNERSHIP INTERESTS IN AFFILIATED COMPANIES (CONTINUED)

NAI provided various services including rental space and shared personnel and has made payments on behalf of NAI Direct. The total services and payments were $588,000 for the period from acquisition through September 27, 2000 at which time, $239,000 remained due from NAI Direct to NAI.

On September 27, 2000, the Company restructured its relationships with NAI Direct, Real Quest, and NAI. The Company loaned an additional $250,000 to NAI Direct, which was guaranteed by NAI. The loan is convertible into shares of common stock of NAI at the Company's option, at a price equal to the lesser of $5 per share or the then current market value. In addition, pursuant to a Stock Purchase Agreement, the Company (1) acquired a 4% equity interest in NAI; (2) was released from its obligation to provide an additional $2,660,000 in working capital loans to NAI Direct; (3) transferred to NAI the notes evidencing the $2,090,000 in prior loans that the Company made to NAI Direct and 79 of the Company's 80 shares in Real Quest; and (4) agreed to cause the escrowed 750,000 shares of the Company's common stock to be released from escrow and delivered to NAI.

In the year ended September 30, 2000, the details of the results of NAI Direct are included in the statement of operations of the Company through the date of the restructuring. Commencing on September 27, 2000, the Company is accounting for its investments in NAI and Real Quest under the cost method of accounting.

ASSETTRADE.COM

On April 7, 1999, the Company acquired from Admiral Asset Group, Inc. ("Admiral"), a privately held company, its 2% ownership interest in AssetTRADE.com and Admiral's network of business contacts in exchange for 750,000 shares of its common stock and the assumption of accrued liabilities for operating expense of Admiral for one year. The Company's total ownership percentage in AssetTRADE.com was 2% after the acquisition and subsequently diluted to less than 1% in December 2000. The Company valued the 750,000 shares of its common stock at $1,125,000. The Company allocated the entire purchase price of $1,605,000 to the ownership interest in AssetTRADE.com because the other assets acquired were inconsequential, and accounted for its investment under the cost method. Admiral provides consulting services generally paid on commission basis in the asset management, real estate and barter business.

WWWX-JENCOM, LLC

In February 1999, the Company entered into an agreement with JenCom Digital Technologies, LLC ("JenCom") whereby the Company acquired, for 2,000,000 shares of common stock of the Company, four of JenCom's proprietary Internet software technologies (the "JenCom Assets"). The 2,000,000 shares issued were valued at $3,000,000. The Company then assigned the JenCom Assets to WWWX-Jencom, LLC ("WJC"), a limited liability company which is owned 50% by JenCom and 50% by the Company. WJC was formed to further develop and market the Internet technology products acquired from JenCom. The purchased products represent research and development in process and were not technologically feasible at the acquisition date and were written off as purchased research and development in the statement of operations for the year ended September 30, 1999.

During 1999, the Company also loaned $900,000 to WJC. The interest free loan is repayable upon the earliest to occur of the following: (1) 10 years from March 15, 1999, (2) a third-party investment in WJC of $10,000,000, or (3) the sale of any asset of WJC that generates gross proceeds of $5,000,000 or more. Out of the proceeds of the loan, $350,000 was advanced from WJC to Vision Technology, Inc. (see below).

The Company is accounting for its investment in WJC under the equity method. The Company has included its share of the net losses of WJC as equity loss in the statement of operations, with a corresponding reduction

##
of its investment in WJC at September 30, 2000 and 1999. During the year ended September 30, 2000, the Company's investment in WJC was reduced to zero and no further equity losses are being recognized because the Company is not required to make any additional loans or contributions. JenCom is providing all employees for the development of the four products and is being reimbursed at the fair value of the costs incurred. Although the Company agreed to file a registration statement before May 17, 2000 for the 2,000,000 shares issued to JenCom, it has not yet done so.

VIDEONET CORP.

In July 1999, the Company advanced $100,000 to VideoNet Corp. ("VideoNet"), evidenced by a 12%, $100,000 convertible note. In fiscal 2000, the note and the accrued interest were converted into convertible preferred stock of VideoNet, representing approximately 2.4% of the outstanding capital stock of VideoNet. VideoNet is a privately held company that is developing video conferencing services through proprietary technology. The Company is accounting for this investment under the cost method.

The Company evaluated the carrying value of its ownership interest in VideoNet. Based on its review of VideoNet's business plan and the lack of sufficient capital at September 30, 2000, the Company recorded a valuation allowance of $100,000, representing the total cost basis of its investment in VideoNet.

ONE WORLD NETWORKS INTEGRATED TECHNOLOGIES, INC.

In March 1999, the Company paid $675,000 for approximately 450,000 shares, representing approximately 5% of the outstanding shares, of One World Networks Integrated Technologies, Inc. ("One World"), a privately held company that is an e-commerce-based virtual community of celebrity-branded web sites and products. The Company is accounting for this investment under the cost method. As a result of a recapitalization and funds from additional investors, the Company's interest at September 30, 2000 is 1,661,090 shares, representing approximately 2.6% of the outstanding shares of One World.

VISION TECHNOLOGIES, INC.

In March 1999, the Company agreed in principle to acquire Vision Technologies, Inc. ("Vision") for cash and stock. Vision is a privately held company that is developing high-performance digital video imaging technologies. At the time of investment, Mr. Bjorn Koritz, the Company's then Vice President, General Counsel, Secretary and a Director, was a Director of Vision, its General Counsel and a holder of 10% of Vision's common stock. In July 1999, the agreement was amended so the Company would make an investment in Vision rather than acquire it. The Company advanced $850,000 in cash to Vision. Additionally, $350,000 was advanced by WJC. In August 1999, the term sheet was terminated, and Vision had the option to either return the cash to the Company within 180 days or convert that amount into shares of Vision common stock. The Company's advances were converted into 301,128 shares of Vision common stock, representing 3.5% of Vision.

The Company evaluated the carrying value of its ownership interest in Vision. Based on its review of Vision's business plan and the lack of sufficient capital, at September 30, 1999, the Company recorded a 100% valuation allowance of $1,025,000 representing the cash advances of $850,000 and its 50% ownership of the advances made by WJC.

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


5. ACQUISITIONS OF OWNERSHIP INTERESTS IN AFFILIATED COMPANIES (CONTINUED)

INTERCOMMERCE CHINA, LLC.

In January 2000, the Company obtained a 33.33% interest in InterCommerce China, LLC ("ICC"). The Company issued 1,500,000 shares of its stock to JenCom Digital Technologies in exchange for the ownership interest. The shares were valued at $1.50 per share resulting in a total purchase price of $2,250,000. The Company is accounting for this investment under the equity method. Additionally, the Company agreed to issue an additional 1,500,000 shares upon ICC's merger or conversion or consolidation into a publicly traded entity in a transaction which involves $5,000,000 invested in ICC or a $50,000,000 ICC market capitalization within a period of four years. ATM Ltd. also entered into a ten-year exclusive operating agreement to distribute and sell all merchandise, equipment, goods, and other products that ICC receives, sells or distributes from or to the Peoples Republic of China under agreements with the China Product TradeNet Center, a Chinese government agency responsible for managing overstocked inventory in Chinese state-owned factories throughout China. However, ATM Ltd. subsequently agreed to relinquish its exclusive rights under that agreement and has not marketed any goods for ICC. Pursuant to the operating agreement of ICC, two of the Company's former officers and directors each have the option to purchase a 0.625% interest in ICC. The options become exercisable upon the public issuance of any class of securities of ICC at an exercise price equal to 30% of the fair market value of the option interest as of the date of the operating agreement.

The Company evaluated the carrying value of its ownership interest in ICC. Based on its review of ICC's business plan and the lack of sufficient capital or operations, at September 30, 2000, the Company recorded a 100% valuation allowance of $2,250,000 representing the total cost basis of its investment in ICC.

The following summarizes the Company's ownership interests in and advances to Affiliated Companies accounted for under the equity method and cost method of accounting. The ownership interests are classified according to applicable accounting methods at September 30, 2000. Cost basis represents the Company's original acquisition cost and advances less any impairment charges recorded by the Company (in thousands).


                                                                         TOTAL CARRYING VALUE
                                                                         ---------------------
                                                VALUATION     COST       SEPTEMBER   SEPTEMBER
                     INVESTMENT    ADVANCES     ALLOWANCE     BASIS      30, 2000    30, 1999
                     ----------    --------     ---------    -------     ---------   ---------
Equity method:
WJC (1) ..........     $    --     $   900      $  (175)     $   725     $    --     $   364
ICC ..............       2,250          --       (2,250)          --          --          --
                       -------     -------      -------      -------     -------     -------
                         2,250         900       (2,425)         725          --         364
Cost Method:
VideoNet .........          --         100         (100)          --          --         100
One World Direct,          675          --           --          675         675         675
  Inc,
Vision ...........          --         850         (850)          --          --          --
NAI and Real Quest         789         250           --        1,039       1,039          --
AssetTRADE.com ...       1,605          --           --        1,605       1,605       1,605
Other ............          81          --          (81)          --          --          --
                       -------     -------      -------      -------     -------     -------
                         3,150       1,200       (1,031)       3,319       3,319       2,380
                       -------     -------      -------      -------     -------     -------
Total ............     $ 5,400     $ 2,100      $(3,456)     $ 4,044     $ 3,319     $ 2,744
                       =======     =======      =======      =======     =======     =======


(1) The carrying value of the Company's investment in WJC has been reduced to zero through recognition of its share of equity losses in WJC.

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)




6. CUMULATIVE CONVERTIBLE DEBENTURES

In April 1998, Keiretsu sold $502,500 of Series A 12% Cumulative Convertible Promissory Notes, which debt was assumed by WWWX in May 1998 when it merged with Keiretsu, and 502,500 shares of restricted common stock for a total of $502,500. The issuance of the Notes resulted in a debt discount of $251,000. During the period from July through August 1998, the notes were converted into 502,500 shares of common stock of WWWX and the unamortized debt discount was included in stockholders' equity.

In March 1999, the Company sold, through a private placement, $990,000 of Series A 6% Cumulative Convertible Debentures ("Debentures") due and payable 12 months from the issue date. The debenture holders have the right to convert into shares of common stock of the Company after the earlier of (1) the effective date of a registration statement to be filed by the Company registering the resale of the shares, or (2) 120 days after the filing of such registration statement. The right to convert expires if not so exercised. The conversion price is the lesser of (1) a 35% discount to the five-day average closing bid price preceding the conversion date, as defined, or (2) the five-day average closing bid price of the common stock immediately preceding the closing date of the debenture offering. The conversion price is not less than $.25 per share and not more than $1.50 per share.

The placement agent received cash of $129,000 and 98,950 shares of the Company's common stock valued at $149,000 for the offering of the debentures. The amounts paid to the placement agent were recorded as debt issuance costs and are being amortized over the term of the debt agreement.

The Debentures provide for penalties if a registration statement to register the shares to be issued upon conversion is not filed within 60 days of the sale of the Debentures and declared effective within 90 days from the date of filing due to the failure of the Company to exercise reasonable diligence. Management believes it has exercised reasonable diligence, however, a registration statement has not been filed. Therefore, penalties of $150,000 have been accrued at September 30, 1999.

On March 27, 2000, fourteen of the sixteen holders of the Debentures, representing $865,000 in principal amount, converted their Debentures and accrued interest and penalties into an aggregate of 705,014 shares of the Company's common stock in full satisfaction of the Company's obligations to those holders under their Debentures. The Company has included an inducement expense totaling $90,000 in the statement of operations for the year ended September 30, 2000. The Company has committed to file a registration statement covering the 705,014 shares within 60 days of the effectiveness of the Company's registration statement on Form 10. There are no penalties accrued relating to the Company's failure to file a registration statement covering the shares issued.

At September 30, 2000, Debentures totaling $125,000 in principal remain outstanding. At September 30, 2000, the Company has accrued $79,000 in penalties and $11,500 in interest related to these outstanding Debentures. In December 2000, the Debenture holders asserted a demand for payment of the outstanding principal, accrued interest, and penalties.

7. CONVERTIBLE PROMISSORY NOTE

In August 2000, the Company borrowed $3,600,000 from an affiliate of the investment bank which, in 1999, purchased 2 million shares of the Company's stock and raised in excess of $11 million for the Company in a private placement offering (Note 9).

The loan must be repaid on or before September 1, 2001; however, the lender may, at its option, extend the maturity date for up to an additional two years. Interest is payable at a rate of 10% per year, upon maturity. The loan may be converted, at the lender's option, at any time prior to maturity into common stock of the Company at a rate of $.75 per share. The loan may be prepaid in whole or in part, at any time upon at least

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


7. CONVERTIBLE PROMISSORY NOTE (CONTINUED)

ten days written notice to the lender. In the event of any prepayment, however, the Company will issue to the lender a warrant to purchase common stock in an amount equal to the prepayment at $.75 per share, exercisable at any time prior to maturity. Any common stock held by the lender or underlying the warrant issued is subject to anti-dilution rights. In addition, the lender has two demand registration rights and unlimited piggyback registration rights. The lender secured the loan with a first priority security interest in all of the Company's assets. At September 30, 2000, the Company has accrued interest of $36,500 on the loan.

8. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes are as follows (in thousands):


                                                   2000          1999
                                                 --------      --------
 Deferred tax assets:
      Loss in unconsolidated subsidiary ....     $  4,972      $  2,865
      Purchased research and development and
        other intangibles ..................        2,470         1,174
      Other reserves .......................        1,433           548
      NOL carryforward .....................        2,703           716
                                                 --------      --------
 Deferred tax assets .......................       11,578         5,303
 Less valuation allowance ..................      (11,350)       (2,865)
                                                 --------      --------
 Total deferred tax assets .................          228         2,438
 Deferred tax liabilities:
      Deferred gain on sale of subsidiary ..           --        (8,902)
      Other ................................         (228)         (659)
                                                 --------      --------
 Total deferred tax liabilities ............         (228)       (9,561)
                                                 --------      --------
 Total net deferred tax liabilities ........     $     --      $ (7,123)
                                                 ========      ========

At September 30, 2000, a full valuation allowance has been recorded due to the uncertainty of the Company's ability to realize the deferred tax assets. At September 30, 1999, a valuation allowance equal to the net deferred tax asset of a subsidiary not consolidated for tax purposes has been recorded on the basis of uncertainty with respect to the ultimate realization by the unconsolidated subsidiary. At September 30, 2000, the Company has available net operating loss carryforwards of approximately $7,591,000 which expire in the years 2012 to 2019 for federal purposes and 2004 and 2006 for state purposes. The timing and manner in which the Company will utilize net operating loss carryforwards in any year, or in total, may be limited by Section 382 of the Internal Revenue Code.

A reconciliation of income tax expense to amounts computed using federal statutory rates is as follows (in thousands):


                                                       2000          1999         1998
                                                     --------      --------     --------
Income tax expense (benefit) computed at federal
  statutory rate (35%) .........................     $(15,381)     $  2,906     $     82
Goodwill amortization ..........................          604            19           --
State income tax (benefit) expense, net ........       (1,790)          515           --
Nondeductible transaction costs ................           --           176           --


                                                       2000          1999         1998
                                                     --------      --------     --------
Other ..........................................        1,219           464           --
Increase in valuation allowance ................        8,485         2,783           82
                                                     --------      --------     --------
Income tax (benefit) expense ...................     $ (6,863)     $  6,863     $     --
                                                     ========      ========     ========

Included in income tax expense for the year ended September 30, 1999 are deferred federal and state income taxes of $6,070,000 and $793,000, respectively. There are no current income taxes for the years ended September 30, 2000, 1999 and 1998.

9. STOCKHOLDERS' EQUITY

SALE OF COMMON STOCK

During 1998, the Company issued 1,513,500 shares of its common stock for cash of $474,000, net of issuance costs, and for services rendered resulting in expense of $20,000 for the value of the shares.

In March 1999, an investment bank purchased 2,000,000 shares of the Company's common stock for $3,000,000. The investment bank received $390,000 in commissions and expenses for this sale and warrants to purchase 200,000 shares of common stock at $1.80 per share. The warrants expire on July 23, 2002. Pursuant to a stock purchase agreement, the shares sold were to be registered through the filing of a registration statement by October 4, 1999 or the Company may be subject to a penalty of additional shares until a registration statement covering such shares is declared effective. The Company estimated that, at September 30, 2000, 2,400,000 shares of common stock will be issued under the penalty provisions. The company has included the shares to be issued under the penalty provision in its loss per share calculation for the year ended September 30, 2000. As of December 31, 2000, the Company will have an obligation to issue an additional 600,000 shares under the penalty provision. However, the Company believes that the number of the penalty shares provided for by the stock purchase agreement is unreasonable. The Company intends to either renegotiate the number of penalty shares to be issued or to contest the enforceability of the provision of the stock purchase agreement that provides for the issuance of the penalty shares.

In May 1999, the Company entered into an agreement with the same investment bank to sell shares of the Company's common stock in a private placement. The offering closed on September 22, 1999 and the Company issued 7,404,669 shares of common stock for an aggregate purchase price of $11,107,003. The investment bank received $1,470,000 in cash commissions for the placement of the stock and warrants to purchase 740,467 shares of the Company's common stock at $1.80 per share. The warrants expire on various dates from July 31, 2002 to September 22, 2002.

During fiscal 1999, the Company also issued 310,000 shares of common stock for services rendered. The issuance of the shares resulted in expense of $464,000, which is included in the statement of operations.

During fiscal 1999, the Company issued warrants to purchase 200,000 shares of its common stock for services rendered. The warrants are exercisable at $2.25 per share and expire on April 2, 2003. The issuance of warrants resulted in expense of $256,000, which is included in the statement of operations. The fair value for these warrants was estimated at the date of grant using the Black-Scholes method with the following assumptions: risk-free interest rate of 6%, dividend yield of 0%, average expected life of the warrants of 2 years and volatility of 215%.

In December 1999, the Company issued 50,000 shares of its common stock for the lease of office space. The stock was valued at $1.50 per share resulting in a total lease value of $75,000. The lease is effective for a term of 60 months. The Company is recording rent expense of $1,250 per month for the use of the office space. At September 30, 2000, the Company has included $15,000 in prepaid expenses and $38,750 in other assets in the balance sheet.

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


9. STOCKHOLDERS' EQUITY (CONTINUED)

During fiscal 2000, the Company issued warrants to purchase 500,000 shares of its common stock for services rendered in fiscal 1999. The warrants were exercisable at $4.00 per share and expire on February 1, 2001. The issuance of the warrants resulted in expense of $430,000, which was included in the statement of operations for the year ended September 30, 1999. The fair value for the warrants was estimated at the date of grant using the Black-Scholes method with the following assumptions: risk-free interest rate of 6%, dividend yield of 0%, average expected life of the warrants of 1 year and volatility of 215%.

During fiscal 2000, the Company also issued 55,000 shares of common stock for services rendered. The issuance of the shares resulted in expense of $83,000, which is included in the statement of operations.

During fiscal 2000, the Company modified the terms of previously issued warrants to an outside consultant to purchase 500,000 shares of its common stock. The warrants were re-priced from an exercise price of $4.00 per share to an exercise price of $0.75 per share and the expiration date of the warrants was extended for three years to August 31, 2003. The modification of the terms of the warrants resulted in expense of $195,000, which is included in the statement of operations. The fair value for the modified warrants was estimated at the date of the modification using the Black-Scholes method with the following assumptions: risk-free interest rate of 6%, dividend yield of 0%, average expected life of the warrants of 3 years and volatility of 203%.

During fiscal 2000, the Company issued immediately exercisable warrants to purchase 1,500,000 shares of its common stock for services to be rendered over 24 months from October 1, 2000 to September 30, 2002. The warrants are exercisable at $0.75 per share and expire on September 1, 2003. The issuance of warrants resulted in a prepaid expense of $1,050,000, which is included in the balance sheet at September 30, 2000 in prepaid expenses and other assets. The Company is recording consulting expenses over the 24-month period during which the services are to be provided. The fair value for these warrants was estimated at the date of grant using the Black-Scholes method with the following assumptions: risk-free interest rate of 6%, dividend yield of 0%, average expected life of the warrants of 3 years and volatility of 203%.

The weighted average fair value of warrants issued during the years ended September 30, 2000 and 1999 was $0.74 and $1.28, respectively.

COMMON STOCK OPTIONS

The Company has two stock option plans, the 1999 Equity Compensation Plan (the "1999 Plan") and the 2000 Equity Option Plan (the "2000 Plan") whereby the Company may grant incentive and non-qualified stock options to purchase shares of the Company's common stock or restricted shares of the Company's common stock, to employees, non-employee directors, and advisors and consultants. Under the 1999 Plan, generally, twenty-five percent of the options were exercisable on the first anniversary of the date of the participant's hire date. The additional amounts become exercisable at varying rates from 6.25% on the last day of each quarter thereafter. In August 2000, options to purchase 1,090,000 shares of the Company's common stock were modified or issued so that they were immediately exercisable. The Company has reserved 1,240,000 shares of its common stock to be issued under the 1999 Plan. Under the 2000 Plan, options to purchase 3,475,000 shares of the Company's common stock were issued that were exercisable upon issuance. The remaining stock options issued under the 2000 Plan (6,000,000 shares) become exercisable over various dates ranging from one to five years. The Company has reserved 12,912,400 shares of its common stock to be issued under the 2000 Plan.

The incentive stock options may be granted at not less than the fair market value of the shares at the date of grant, and the non-qualified stock options may be granted at no less than eighty-five percent of the fair market value of the shares at the date of grant. The fair market value of the Company's common stock is determined by the Board of Directors based on the trading price of the Company's stock at the date of grant. Under APB

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


9. STOCKHOLDERS' EQUITY (CONTINUED)

No. 25, if the exercise price of the Company's employee stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

The following table summarizes information about stock options outstanding at September 30, 2000 and 1999:


                                                                           WEIGHTED
                                                                           AVERAGE
                                                         WEIGHTED          REMAINING
                        PER SHARE       NUMBER OF       AVERAGE PER    CONTRACTUAL LIFE
                          PRICES          SHARES        SHARE PRICE         (YEARS)
                      ---------------   -----------    -------------   ----------------

September 30, 1999      $2.69               915,000       $2.69            9.9
                      ===============   ===========    =============   =============

September 30, 2000      $0.40 - $5.15    10,715,000       $0.62            9.9
                      ===============   ===========    =============   =============

4,827,500 and 0 options were exercisable at September 30, 2000 and 1999, respectively.

FASB No. 123 requires pro forma information regarding net income as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes method with the following assumptions for all periods presented: risk-free interest rate of 6%, dividend yield of 0%, an average expected life of the option of 4 years. The volatility used in the Black-Scholes method was 203% and 215% for the years ended September 30, 2000 and 1999, respectively.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows (in thousands except per share data):


                                          YEAR ENDED SEPTEMBER 30
                                            2000           1999
                                         ------------  ------------
Net income (loss):
  As reported........................    $(37,081)     $  1,612
  SFAS No. 123 pro forma.............     (37,199)        1,566
Diluted net income (loss) per share:
  As reported........................    $  (0.97)     $   0.07
  SFAS No. 123 pro forma.............    $  (0.97)     $   0.07

The weighted average fair value of options granted during the years ended September 30, 2000 and 1999 for which the estimated fair value of the stock equaled the exercise price ranged from $2.23 to $3.26 per share and averaged $3.19.

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



9. STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTION ACTIVITY

A summary of stock option activity follows:


                                                   YEAR ENDED                   YEAR ENDED
                                               SEPTEMBER 30, 2000           SEPTEMBER 30, 1999
                                            -------------------------     ----------------------
                                                             WEIGHTED                    WEIGHTED
                                                             AVERAGE                     AVERAGE
                                                             EXERCISE                    EXERCISE
                                               SHARES         PRICE        SHARES          PRICE
                                            -----------      --------     -----------      -----
     Outstanding at beginning of period         915,000      $   2.69              --      $  --
     Options granted                         10,595,000          0.69       1,210,000       2.69
     Options cancelled or expired              (795,000)           --        (295,000)        --
                                            -----------      --------     -----------      -----
     Outstanding at end of period            10,715,000      $   0.62         915,000      $2.69
                                            ===========      ========     ===========      =====

During fiscal 2000, the Company issued options to purchase 300,000 shares of its common stock to a non-employee for consulting services rendered. The options are exercisable at $0.75 per share and expire in 2010. The issuance of the options resulted in expense of $84,000, which is included in the statement of operations. The fair value for these options was estimated at the date of grant using the Black-Scholes method with the following assumptions: risk-free interest rate of 6%, dividend yield of 0%, average expected life of the options of 10 years and volatility of 203%.

In fiscal 2000, in connection with the termination of certain officers, directors and employees of the Company, the terms of previously issued options to purchase 865,000 shares of its common stock were modified. The options were re-priced from exercise prices ranging from $2.69 per share to $5.65 per share to an exercise price of $0.75 per share and the options became immediately exercisable. The modification of the terms of the options resulted in expense of $460,000, which is included in the statement of operations. The fair value for the modified options was estimated at the date of the modification using the Black-Scholes method with the following assumptions: risk-free interest rate of 6%, dividend yield of 0%, average expected life of the warrants of 3 years and volatility of 203%.

During the years ended September 30, 2000 and 1999, the Company issued 0 and 45,000 shares of restricted stock, respectively.

SHARES RESERVED FOR FUTURE ISSUANCE

At September 30, 2000, the Company has reserved the following shares of common stock for issuance:


                                               SEPTEMBER 30,
                                                    2000
                                               -------------

      Convertible debt........................   5,390,000
      Common stock options outstanding........  10,715,000
      Common stock options available for grant   3,437,400
      Common stock warrants...................   3,140,467
      Registration penalty....................   2,400,000
                                                ----------
                                                25,082,867
                                                ==========

##

10. SALE OF AFFILIATED COMPANY

In February 1999, the Company agreed to sell to Artra Group Incorporated ("Artra"), a publicly traded company, its 90%-owned Entrade subsidiary whose assets the Company acquired in December 1998 (Note 5). Concurrently, Entrade and Artra entered into a loan agreement whereby Artra agreed to lend up to $2,000,000 to Entrade. The shareholders of Artra approved the acquisition on September 23, 1999 and completed a reverse merger of Artra into a wholly owned subsidiary of Entrade. In the merger, Artra shareholders exchanged their Artra shares for Entrade common shares. As consideration for the sale of Entrade, the Company received 1,800,000 shares of Artra's common stock, trading now as Entrade as a result of the merger, and $1,300,000 in cash. Additionally, the Company received $1,302,000 of funding from Artra for the operations of Entrade from February 23, 1999 through September 23, 1999. The sale of Entrade resulted in a gain of $25,426,000, which is included in the statement of operations. The 1,800,000 shares of Entrade Inc. stock represented 15% of the combined company at the date of the transaction and have been recorded as short-term investments (Note 3).

As part of the Artra agreement, the Company's then Chairman, President, and CEO, Robert D. Kohn, entered into an employment agreement with entrade.com effective February 23, 1999 for a period of three years and as a result was required to resign all positions with the Company on September 23, 1999. He also received an option to purchase 1,000,000 shares of Artra stock at an exercise price of $2.75 per share.

The operations of Entrade have been included in the consolidated operations of the Company from December 1998 through September 23, 1999.

11. COMMITMENTS AND CONTINGENCIES

The Company has operating leases covering office space and office equipment. At September 30, 2000, future minimum lease payments on these noncancelable operating leases having initial or remaining terms of more than one year are $502,000 for 2001, $509,000 for 2002, $386,000 for 2003, and $327,000 for 2004.
Rent expense under the operating leases was $482,000, $83,000, and $6,000, for the years ended September 30, 2000, 1999 and 1998, respectively.

The Company and its subsidiaries are involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to those actions will not materially affect the financial position, results of operations or cash flows of the Company and its subsidiaries.

The Company also leases equipment under capital leases. Future minimum lease payments on capital leases, net of imputed interest of $11,000, are $39,000 for 2001.

In September 1999, ATM Ltd., licensed from entrade.com, Inc., a subsidiary of Entrade Inc., software which the Company sold in connection with its sale of Entrade. ATM Ltd. agreed to pay a one-time license fee to entrade.com by the issuance of $1,500,000 in combination trade credits. ATM Ltd. ascribed no value to this transaction as combination trade credits represent a best efforts obligation and have neither any recordable value nor represent any fixed or determinable liability. ATM Ltd. also agreed to pay continuing royalty payments equal to a percentage of all revenues from transactions generated by the use of the licensed software. The royalty payment percentage varies from 10% to 50% depending on the type of transaction.

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



12. NET INCOME (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted net income
(loss) per share (in thousands except per share data):


                                                                  YEAR ENDED SEPTEMBER 30
                                                         2000              1999              1998
                                                      ------------      ------------     ------------

     Net income (loss) ..........................     $    (37,081)     $      1,612     $       (219)
     Effect of dilutive securities:
        Convertible debentures ..................               --                32               --
                                                      ------------      ------------     ------------
     Adjusted net income (loss) .................          (37,081)            1,644             (219)
                                                      ============      ============     ============

     Weighted average number of common shares ...       38,368,672        21,906,553        8,602,000
     Effect of dilutive securities:
        Stock options ...........................               --            27,736               --
        Convertible debentures ..................               --           359,836               --
        Warrants ................................               --           124,169               --
                                                      ------------      ------------     ------------
     Adjusted weighted average shares and assumed       38,368,672        22,418,294        8,602,000
       conversions
                                                      ============      ============     ============

     Earnings (loss) per share:
        Basic ...................................     $      (0.97)     $       0.07     $      (0.03)
        Diluted .................................     $      (0.97)     $       0.07     $      (0.03)

Due to their anti-dilutive effect, dilutive securities were excluded from the computation of diluted net income (loss) per share for the years ended September 30, 2000 and 1998.

The 750,000 contingently issuable shares related to the Real Quest investment and 3,400,000 shares contingently issuable to Warren Rothstein were not included in the earnings per share calculation because the conditions related to the contingencies were not satisfied at September 30, 1999. At September 30, 2000, the 2,600,000 shares contingently issuable to Warren Rothstein were not included in the earnings per share calculation because the conditions related to the contingencies were not satisfied.

13. RELATED PARTY TRANSACTIONS

In addition to the related party transactions described in Notes 5, 10, and 11, the Company has entered into the following related party transactions.

The Company provides or has provided various services including rental space and bookkeeping for Affiliated Companies and for Entrade. Total services provided to Affiliated Companies including Entrade during the years ended September 30, 2000 and 1999 were $103,000 and $184,000, respectively. The total due from Affiliated Companies and Entrade was $204,000 at September 30, 2000. Entrade provided technical consulting services to ATM Ltd. totaling $83,000 and $49,000 for the years ended September 30, 2000 and 1999, respectively, of which $62,000 has not been paid at September 30, 2000.

ATM Ltd. and Intrac each have made payments on behalf of the other entity. The net amount due from Intrac to ATM Ltd. was $879,000 and $1,058,000 at September 30, 2000 and 1999, respectively. These advances are eliminated in the consolidated financial statements.

The Company used the services of D&W Enterprises ("D&W") to manage its ATM Ltd. operations. D&W is 100%-owned by Deborah and Warren Rothstein, the Company's former CEO and Chairman. During the years

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


13. RELATED PARTY TRANSACTIONS (CONTINUED)

ended September 30, 2000 and 1999, the Company paid $925,000 and $183,000, respectively, for the services rendered which represented the full cost incurred by D&W for the services rendered. ATM Ltd. also paid commissions totaling $138,000 and $0, respectively, to D&W during the years ended September 30, 2000 and 1999. ATM Ltd. reimbursed D&W for expenses paid by D&W on behalf of ATM Ltd. totaling $60,000 and $0, respectively, during the years ended September 30, 2000 and 1999. D&W assigned its rental lease for office space to ATM Ltd., at which time, ATM reimbursed D&W $22,000 for the lease security deposit. D&W is subleasing office space from ATM Ltd. for $4,000 per month for the period January 1, 2001 to June 30, 2001.

In June 1998, the Company entered into an agreement with Marlene A. Goss and Fern Entrekin. Ms. Goss is the sister of Robert D. Kohn, the Company's then CEO and primary stockholder. Ms. Goss and Ms. Entrekin developed an educational program to provide solutions to schools to build learning communities. The agreement contemplated the formation of a subsidiary of WorldWide Web NetworX Corporation, to be named EduNEXT, and the development of related web sites. The Company agreed to acquire the educational program in exchange for $50,000 of Company stock, at an agreed-upon value of $2.50 per share, to be paid as follows: 10,000 shares to be delivered upon the execution of the agreement and an additional 10,000 shares to be delivered one year from the execution of the agreement; and $53,500 in working capital with $15,000 to be paid immediately upon execution of the agreement and weekly payments totaling $38,500 for the remainder of the $53,500. As of December 31, 1999, the Company had issued 20,000 shares under this agreement and paid $31,500 to Ms. Goss. The Company subsequently determined not to proceed with the transaction.

In December 1998, the Company entered into an oral license agreement with BarterOne, LLC, in which the Company granted an exclusive, perpetual and royalty-free license for the use of the MARS System computer software, an Internet based e-commerce application, to BarterOne. The agreement memorializing the license was executed in May 1999 with entrade.com, which received all of BarterOne's rights under the license. The Company's then CEO, Robert D. Kohn, was also the President of BarterOne. The Company transferred all of the assets of BarterOne, including the license for the MARS System, to Entrade Inc. as part of the Company's sale of Entrade Inc. to Artra Group Incorporated in September 1999 (Note 9).

As discussed in Note 9, in March 1999, the Company entered into a stock purchase agreement with an investment bank that required the Company to invest in and execute a definitive agreement with JenCom to acquire a 50% interest in certain assets of JenCom which resulted in the Company's current ownership interest in WWWX-Jencom (Note 5). Affiliates of the investment bank own interests in International Commerce Exchange Systems, Inc., an indirect parent of JenCom and a member of InterCommerce China, LLC (Note 5).

In October 1999, the Company entered into a one-year agreement with the Company's former President, CEO and Chairman, Robert D. Kohn, under which he acted as a finder and/or financial consultant. The agreement provided for an annual fee of $60,000 for his consulting services as a non-refundable draw against future finder's fees for any introductions that result in a transaction that is consummated. The finder's fee was to be equal to a percentage of the consideration paid in the facilitated transaction, ranging from 5% for the first $1,000,000 to 1% of any consideration in excess of $7,000,000. There were no transactions consummated and no finder's fee paid in connection with the agreement.

The Company used McDermott, Will & Emery as outside legal counsel. During the years ended September 30, 2000 and 1999 the Company paid $192,000 and $58,500, respectively, for professional legal services. One of the Company's former directors was the partner in charge of the New York office of McDermott, Will & Emery.

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



14. DEFINED CONTRIBUTION PLAN

The Company has a defined contribution plan that covers all of its employees. Participants may contribute 1% to 15% of pre-tax compensation. The Company may make discretionary contributions to the plan but has never done so.

15. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table sets forth selected quarterly financial information for the years ended September 30, 2000, and 1999. The operating results for any given quarter are not necessarily indicative of results for any future period.

(in thousands, except per share data)


                                                                  Fiscal 2000   Quarter Ended
                                                    Dec. 31       Mar. 31       Jun. 30       Sep. 30
                                                    --------      --------      --------      --------

            Revenues                                $  1,041      $    498      $  1,210      $  4,023
            Cost of revenues                             931           373         1,037         3,888
            Selling, general and administrative        2,673         3,710         3,536         4,335
            Depreciation and amortization                374           390           352           363
            Other operating costs                         --            --            --         3,901
                                                    --------      --------      --------      --------

            Loss from operations                      (2,937)       (3,975)       (3,715)       (8,464)

            Other (expenses) income, net                (258)         (234)       (1,734)      (22,758)
            Interest expense                             (21)          (14)           (4)          (28)
            Interest income                               83            56            27            32
                                                    --------      --------      --------      --------

            Loss before income taxes                  (3,133)       (4,167)       (5,426)      (31,218)
            Income tax (benefit) expense                (517)         (733)          225        (5,838)
                                                    --------      --------      --------      --------

            Net loss                                $ (2,616)     $ (3,434)     $ (5,651)     $(25,380)
                                                    ========      ========      ========      ========

            Net loss per share:
                 Basic                              $  (0.07)     $  (0.09)     $  (0.14)     $  (0.67)
                 Diluted                               (0.07)     $  (0.09)        (0.14)     $  (0.67)
                                                    ========      ========      ========      ========

##


                                                     Fiscal 1999 Quarter Ended
                                         Dec. 31       Mar. 31       Jun. 30       Sep. 30
                                         --------      --------      --------      --------
 Revenues                                $    163      $    164      $    166      $    846
 Cost of revenues                             109           106            60           517
 Selling, general and administrative           78           455         1,648         3,099
 Depreciation and amortization                 --            75           319           203
 Other operating costs                         --         3,036            --         5,583
                                         --------      --------      --------      --------

 Loss from operations                         (24)       (3,508)       (1,861)       (8,556)

 Other (expenses) income, net                 (71)         (340)         (675)       23,673
 Interest expense                              --            --           (99)         (120)
 Interest income                               --             6            10            40
                                         --------      --------      --------      --------

 (Loss) income before income taxes            (95)       (3,842)       (2,625)       15,037
 Income tax (benefit) expense                  --            --            --         6,863
                                         --------      --------      --------      --------

 Net (loss) income                       $    (95)     $ (3,842)     $ (2,625)     $  8,174
                                         ========      ========      ========      ========

 Net loss per share:
      Basic                              $  (0.01)     $  (0.22)     $  (0.10)     $   0.40
      Diluted                            $  (0.01)     $  (0.22)     $  (0.10)     $   0.40
                                         ========      ========      ========      ========



The selected quarterly financial information includes the accounts of the Company, its wholly owned subsidiary, Intrac, and its majority owned subsidiaries, ATM Ltd., and Real Quest, for each of the quarters in the year ended September 30, 2000. The selected quarterly information includes the accounts of the Company, its majority owned subsidiary, Entrade, for each of the quarters in the year ended September 30, 1999 and Intrac for the quarter ended September 30, 1999 from the date of acquisition and ATM Ltd. accounted for under the equity method for the quarters ended March 31, 1999, June 30, 1999 and ATM Ltd. consolidated for the quarter ended September 30, 1999 from the date the Company's ownership interest exceeded 50%.

16. SUBSEQUENT EVENTS

In October 2000, Warren Rothstein resigned as Chairman of ATM Ltd. and The Intrac Group, Ltd. In connection with the resignation, he relinquished his entire equity interest in ATM Ltd. and an additional 2,600,000 shares of the Company's common stock which, together with the shares previously relinquished and shares sold by Warren Rothstein, reduced the number of shares of the Company's common stock held by Warren Rothstein on November 15, 2000 to 1,380,000. The Company's ownership interest in ATM Ltd. increased to 68%.

In October 2000, ATM Ltd. obtained a loan for $200,000 with interest payable monthly at the annual rate of 45%. The loan is due on January 31, 2001 and is collateralized by ATM Ltd.'s accounts receivable resulting from the sale of inventory.

                        WORLDWIDE WEB NETWORX CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                     --------------------------
                                                      DECEMBER 31  SEPTEMBER 30
                                                     --------------------------
                                                          2000          2000
                                                        --------      --------
                                                       (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents .......................     $  1,432      $  2,271
  Investments .....................................        1,280         6,005
  Accounts receivable, net of allowance for
  doubtful accounts ...............................          690         1,587
  Inventory .......................................          644           644
  Prepaid expenses ................................          540           700
                                                        --------      --------
Total current assets ..............................        4,586        11,207
Property and equipment, net .......................          308           319
Investments in and advances to Affiliated Companies        3,319         3,319
Deferred financing costs, net .....................          167           183
Other assets ......................................          673           679
                                                        --------      --------
Total assets ......................................     $  9,053      $ 15,707
                                                        ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued expenses ................................     $    629      $    629
  Accounts payable ................................        3,255         3,505
   Deferred revenue ...............................        2,911         3,117
  Current portion of capital lease obligation .....           32            39
  Convertible debentures ..........................          125           125
   Notes payable ..................................          200            --
   Convertible loan ...............................        3,600         3,600
                                                        --------      --------
Total current liabilities .........................       10,752        11,015
                                                        ========      ========


Capital lease obligation, net of current portion ..           --            --


                                                     --------------------------
                                                      DECEMBER 31  SEPTEMBER 30
                                                     --------------------------
                                                          2000          2000
                                                        --------      --------
                                                       (UNAUDITED)
Stockholders' equity:
  Common stock ....................................           39            42
  Additional paid-in capital ......................       40,340        42,938
  Retained earnings (deficit) .....................      (37,353)      (35,688)
  Unearned stock compensation .....................           --        (2,600)
   Accumulated other comprehensive income .........       (4,725)           --
                                                        --------      --------
Total stockholders' equity ........................       (1,699)        4,692
                                                        --------      --------
Total liabilities and stockholders' equity ........     $  9,053      $ 15,707
                                                        ========      ========




                                                        --------      --------
                                                        --------      --------
                                                        ========      ========

                             See accompanying notes.

                        WORLDWIDE WEB NETWORX CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                          (IN THOUSANDS, EXCEPT SHARES)
                                   (UNAUDITED)


                                              ------------------------------
                                                    THREE MONTHS ENDED
                                                        DECEMBER 31,
                                              ------------------------------
                                                  2000              1999
                                              ------------      ------------
Revenues ................................     $      1,229      $      1,041
Operating expenses:
Cost of revenues ........................            1,386               931
                                              ------------      ------------
  Gross profit ..........................             (157)              110
  Selling, general and administrative ...            1,446             2,673
  Depreciation and amortization .........               30               374
Loss from operations ....................           (1,633)           (2,937)

Other income (expenses):
  Interest expense ......................             (109)              (21)
  Interest income .......................               77                83
  Equity loss ...........................               --              (258)
                                              ------------      ------------
  Total other income (expenses) .........              (32)             (196)
                                              ------------      ------------
Loss before income taxes ................           (1,655)           (3,133)
Income tax benefit ......................               --              (517)
                                              ------------      ------------
Net loss ................................     $     (1,665)     $     (2,616)
                                              ============      ============

Basic and diluted net loss per share ....     $      (0.04)     $      (0.07)
                                              ============      ============

Basic and diluted weighted average shares
  outstanding ...........................       38,915,596        35,634,369
                                              ============      ============


                             See accompanying notes.

                        WORLDWIDE WEB NETWORX CORPORATION
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)





                                                   ----------------------
                                                     THREE MONTHS ENDED
                                                        DECEMBER 31,
                                                   ----------------------
                                                      2000        1999
                                                   ---------    ---------
Net loss ......................................      (1,665)      (2,616)
Other comprehensive income (loss):
    Unrealized holding losses in
      available-for-sale securities ...........      (4,725)      44,100
    Net unrealized holding losses .............     (17,585)
Net unrealized appreciation (depreciation) in
  available-for-sale securities ...............      (4,725)      26,515
                                                    -------      -------
Comprehensive loss ............................      (6,390)      23,899
                                                    =======      =======




                             See accompanying notes.

                        WORLDWIDE WEB NETWORX CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                             THREE MONTHS ENDED
                                                                                 DECEMBER 31,
                                                                             ------------------
                                                                              2000        1999
                                                                             ------      ------
Cash flows from operating activities
Net loss ...............................................................     (1,655)     (2,616)
Adjustments to reconcile net loss to net cash used in operating activities:
  Purchased research and development
  Loss on sale of short-term investments
  Stock compensation ...................................................         --         308
  Depreciation .........................................................         14          20
  Amortization .........................................................         --         354
  Deferred income taxes ................................................         --         517
  Amortization of debt issuance costs ..................................         16          70
  Equity loss ..........................................................         --         188
  Impairment of advance to Affiliated Companies
  Changes in operating assets and liabilities net of acquisitions:
     Accounts receivable ...............................................        897          (5)
     Accounts payable ..................................................       (250)       (213)
     Accrued expenses ..................................................         --         (10)
     Prepaid expenses ..................................................        159         (12)
     Deferred revenue ..................................................       (206)        451
                                                                             ------      ------
Net cash used in operating activities ..................................     (1,035)     (1,982)
Cash flows from investing activities
Acquisitions of ownership interests in Affiliated Companies, net of cash acquired
Advances to Affiliated Companies
Acquisition of technology
Proceeds from sale of short-term investments
Purchase of property and equipment .....................................         (3)        (49)
Increase in other assets ...............................................          6        (142)
                                                                             ------      ------

Net cash used in investing activities ..................................          3        (191)
Cash flows from financing activities
Proceeds from issuance of convertible debentures
Proceeds from loan .....................................................        200          --
Debt issuance costs incurred
Payment of capital lease obligation ....................................         (7)         (8)
                                                                             ------      ------

Net cash provided by (used in) financing activities ....................        193          (8)
                                                                             ------      ------

Net increase (decrease) in cash and cash equivalents ...................       (839)     (2,181)
Cash and cash equivalents at beginning of period .......................      2,271       7,234
                                                                             ------      ------

Cash and cash equivalents at end of period .............................      1,432       5,053
                                                                             ======      ======

                             See accompanying notes.

                        WorldWide Web NetworX Corporation
                   Notes to Consolidated Financial Statements
                                   (Unaudited)

1. ORGANIZATION AND BUSINESS

      WorldWide Web NetworX Corporation (the "Company") is a holding company that enters into joint ventures with or acquires ownership interest in off-line business-to-business companies in order to migrate the traditional business transactions of those companies onto the Internet. The Company also invests in new business-to-business opportunities which improve the efficiency of transactions and makes other opportunistic investments. As of December 31, 2000 the Company had joint ventures with or acquired owned interests in eleven companies. In previous periods, we wrote our ownership interests in four of these companies, WWWX-Jencom, LLC, InterCommerce China, LLC, VideoNet Corporation and Vision Technologies, Inc., down to zero because we were unable to confirm that they presently have any value.

      On February 12, 2001, we signed a letter of intent with International Commerce Exchange Systems, Inc. ("ICES") and eMarketplaces, Inc., which contemplates our purchase of a 100% equity interest in eMarketplaces International, Ltd., in consideration for shares of our common stock representing up to 80% of our total issued and outstanding voting securities See "Letter of Intent Concerning the Acquisition of eMarketplaces International, Inc."

2. SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS

      THE ACCOMPANYING UNAUDITED INTERIM FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000 AND FOR THE THREE MONTH PERIODS ENDING DECEMBER 31, 2000 AND 1999 HAVE BEEN PREPARED IN ACCORDANCE WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES FOR INTERIM FINANCIAL INFORMATION PURSUANT TO THE RULES AND REGULATIONS OF THE SEC. IN THE OPINION OF MANAGEMENT, ALL ADJUSTMENTS, CONSISTING OF NORMAL RECURRING ADJUSTMENTS, CONSIDERED NECESSARY FOR THE FAIR PRESENTATION OF THE COMPANY'S FINANCIAL POSITION AT DECEMBER 31, 2000 AND ITS OPERATIONS AND CASH FLOWS FOR THE THREE MONTH PERIODS ENDING DECEMBER 31, 2000 AND 1999 HAVE BEEN INCLUDED. OPERATING RESULTS FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 2000 ARE NOT NECESSARILY INDICATIVE OF THE RESULTS THAT MAY BE EXPECTED FOR ANY OTHER INTERIM PERIOD. CERTAIN INFORMATION AND FOOTNOTE DISCLOSURES NORMALLY INCLUDED IN FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES HAVE BEEN CONDENSED OR OMITTED PURSUANT TO SUCH RULES AND REGULATIONS RELATING TO INTERIM FINANCIAL STATEMENTS. THE INFORMATION INCLUDED IN THIS FORM 10-Q SHOULD BE READ IN CONJUNCTION WITH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND THE COMPANY'S FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K.

USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

      THE CONSOLIDATED FINANCIAL STATEMENTS INCLUDE THE ACCOUNTS OF THE COMPANY, ITS WHOLLY OWNED SUBSIDIARY, THE INTRAC GROUP, LTD. AND ITS MAJORITY OWNED AND CONTROLLED SUBSIDIARY, ATM SERVICE, LTD. THE VARIOUS INTERESTS THAT THE COMPANY ACQUIRES IN ITS AFFILIATED COMPANIES ARE ACCOUNTED FOR UNDER THREE METHODS:
CONSOLIDATION, EQUITY METHOD AND COST METHOD. THE APPLICABLE ACCOUNTING METHOD IS GENERALLY DETERMINED BASED ON THE COMPANY'S VOTING INTEREST IN AN AFFILIATED COMPANY UNLESS SIGNIFICANT MINORITY RIGHTS ARE PRESENT.

CONSOLIDATION

      Affiliated Companies in which the Company directly or indirectly owns more than 50% of the outstanding voting securities are generally accounted for under the consolidation method of accounting. Under this method, an Affiliated Company's results of operations are reflected within the Company's statement of operations. All significant intercompany accounts and transactions are eliminated.

EQUITY METHOD

      Affiliated Companies whose results are not consolidated, but over whom the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an Affiliated Company depends on an evaluation of several factors including, among others, representation on the Affiliated Company's Board of Directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the Affiliated Company, including voting rights associated with the Company's holdings in common, preferred and other convertible instruments in the Affiliated Company. Under the equity method of accounting, an Affiliated Company's results of operations are not included in detail within the Company's statement of operations; however, the Company's share of the earnings or losses of the Affiliated Company is reflected in the caption "Equity income (loss)" in the statement of operations.

COST METHOD

      Affiliated Companies not accounted for under the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, the Company's share of the earnings or losses of such companies is not included in the consolidated statement of operations. However, cost-method impairment charges are recognized in the consolidated statement of operations and deducted from the carrying value in the consolidated balance sheet, while the new cost basis is not increased if circumstances suggest that the value of the Affiliated Company has subsequently recovered.

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

      The Company continually evaluates the carrying value of its ownership interests in and advances to each of its Affiliated Companies for possible impairment based on achievement of business plan objectives and milestones, the value of each ownership interest in the Affiliated Company relative to carrying value, the financial condition and prospects of the Affiliated Company, and other relevant factors. The business plan objectives and milestones the Company considers include, among others, those related to financial performance such as achievement of planned financial results or completion of capital raising activities, and those that are not primarily financial in nature such as the launching of a web site or the hiring of key employees. The fair value of the Company's ownership interests in and advances to privately held Affiliated Companies is generally determined based on the value at which independent third parties have or have committed to invest in its Affiliated Companies.

TRADE CREDITS

      The Company makes some purchases of goods and services in whole or in part by issuing "trade credits" that customers can redeem to purchase goods and services from the Company. The Company issues two types of trade credits, "combination trade credits" and "straight trade credits." Under a combination trade credit arrangement, the customer purchases goods and services from the Company and pays for goods and services in both cash and the redemption of trade credits. Straight trade credits are used for the same purposes as combination trade credits, but differ in that the customer pays for goods and services only through the redemption of trade credits, with no cash component.

      Unredeemed combination trade credits totaled $11,708,000 at September 30, 2000. No trade credits were issued or redeemed in transactions recorded in the quarter under report, and trade credits totaling $137,000 expired during the three month period ended December 31, 2000. Vendors must redeem the trade credits within specified periods ranging from 2 to 5 years. Trade credits redeemable for the next three years are as follows: $1,337,000 in 2001, $1,545,000 in 2002 and $4,514,000 in 2003. $4,175,000 trade credits have no specified termination date.

SHORT-TERM INVESTMENTS

      The Company classifies its short-term investments as available for sale. Such investments are recorded at fair value based on quoted market prices, with unrealized gains and losses, which are considered to be temporary, recorded as other comprehensive income or loss until realized. The cost of short-term investments sold is based on the average cost method.

NET LOSS PER SHARE

      Basic net loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per share reflects the potential dilution of securities by including other common stock equivalents, including stock options, convertible debt, and warrants to purchase common stock in the weighted average number of common shares outstanding for a period, if dilutive. Contingently issuable shares are included in

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


diluted net income per share, if dilutive, based on the number of shares, if any, that would be issuable under the terms of the arrangement if the end of the reporting period were the end of the contingency period.

      Due to their anti-dilutive effect, dilutive securities were excluded from the computation of diluted net loss per share for the three periods ended December 31, 2000 and 1999.

DERIVATIVE INSTRUMENTS

      Financial Accounting Standards ("FAS") Board Statement No. 133, "Accounting For Derivative Instruments and Hedging Activities," requires companies to recognize all of its derivative instruments as either assets or liabilities in the statement of financial position at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and on the type of hedging relationship. Management has determined that the adoption of FAS 133 does not have a significant impact on the company.

3. SHORT-TERM INVESTMENTS

      Short-term investments at December 31, 2000 and September 30, 1999 consisted of 1,575,000 shares of common stock of Entrade Inc., received as consideration for the sale of a subsidiary. These shares had restrictions on their sale until September 23, 2000. Entrade Inc. granted the Company a partial waiver of the sale restrictions that allowed the Company to sell a total of 175,000 shares in May and June 2000. In August 2000, the Company sold 50,000 shares. In September 2000, the shares were pledged by the Company as collateral for the $3.6 million loan from Blair Ventures-Fund I, Inc. ("Fund"), however, Fund released the shares from its pledge, until written notice to the contrary, in order to permit the Company to sell the shares subject to the limitations of Rule 144 under the Securities Act. See "Release of Collateral." The quoted market value of the 1,575,000 Entrade Inc. (a NYSE company) shares held by the Company was $1,280,000 at December 31, 2000, a decrease of $4,725,000 from the amount recorded at September 30, 2000. Entrade Inc. is a public company subject to the reporting requirements of the U.S. Securities and Exchange Commission.

      The following summarizes the audited balance sheet and statement of operations information reported by Entrade at December 31, 1999, and for the year then ended and the unaudited balance sheet and statement of operations at September 30, 2000 and the nine months then ended, respectively (amounts in thousands, except per share data).


BALANCE SHEET                          SEPTEMBER    DECEMBER
                                       30, 2000     31, 1999
                                      -----------  -----------

Current assets.......................    $8,686     $15,326
Non-current assets...................    78,346      65,432
Current liabilities..................    26,215      20,217
Non-current liabilities..............     7,786      12,721

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                                  NINE MONTHS
                                                     ENDED          YEAR ENDED
  STATEMENT OF OPERATIONS                         SEPTEMBER 30,    DECEMBER 31,
                                                     2000              1999
                                                 --------------    -------------
      Net revenues............................       $11,969         $  4,542
      Cost of revenues, exclusive of
       depreciation and amortization..........         4,943            1,759
      Net loss................................       (30,594)         (19,304)
      Net Loss applicable to common shares
       per Share:
      Basic and diluted.......................       $ (2.47)        $  (3.65)


4. OWNERSHIP INTERESTS IN AFFILIATED COMPANIES

      The following summarizes the Company's ownership interests in and advances to Affiliated Companies accounted for under the equity method and cost method of accounting. The ownership interests are classified according to applicable accounting methods at December 31, 2000. Cost basis represents the Company's original acquisition cost and advances less any impairment charges recorded by the Company (in thousands).


                                                                          TOTAL CARRYING VALUE
                                                  VALUATION     COST    DECEMBER 31, SEPTEMBER 30,
                       INVESTMENT     ADVANCES    ALLOWANCE     BASIS       2000         2000
                       ----------     --------    ---------     -----       ----         ----
                                                                         (UNAUDITED)
Equity method:
  WWWX-Jencom, LLC .     $    --     $   900      $  (175)     $   725     $    --     $    --
  InterCommerce ....       2,250          --       (2,250)          --          --          --
  China, LLC
                           2,250         900       (2,425)         725          --          --


Cost Method:
  VideoNet .........          --         100          100           --          --          --
  One World Direct .         675          --           --          675         675         675
  Vision ...........          --         850         (850)          --          --          --
NAI and Real Quest .         789         250           --        1,039       1,039       1,039
  AssetTRADE .......       1,605          --           --        1,605       1,605       1,605
  Other ............          81          --          (81)          --          --          --
                         -------     -------      -------      -------     -------     -------
                           3,150       1,200       (1,031)       3,319       3,319       3,319
                         -------     -------      -------      -------     -------     -------
  Total ............     $ 5,400     $ 2,100      ($3,456)     $ 4,044     $ 3,319     $ 3,319
                         =======     =======      =======      =======     =======     =======

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


5. INCOME TAXES

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Significant components of the Company's net deferred income taxes included the deferred gain on sale of a subsidiary, the loss in an unconsolidated subsidiary, the effect of purchased research and development and other intangibles and NOL carryforwards.

      At September 30, 2000, the Company has available net operating loss carryforwards of approximately $2,430,000 which expire in the years 2012 to 2019 for federal purposes and 2004 and 2006 for state purposes. The timing and manner in which the Company will utilize net operating loss carryforwards in any year, or in total, may be limited by Section 382 of the Internal Revenue Code.

6. STOCKHOLDERS' EQUITY

COMMON STOCK OPTIONS

      The Company has both an 1999 Equity Compensation Plan and a 2000 Incentive Stock Plan whereby the Company may grant either incentive or nonqualified stock options to purchase shares of the Company's common stock or restricted shares of the Company's common stock. The Company has reserved 3,860,000 shares of its common stock to be issued under the 1999 Plan and 12,912,400 shares under the 2000 Plan.

      THE INCENTIVE STOCK OPTIONS MAY BE GRANTED AT NOT LESS THAN THE FAIR MARKET VALUE OF THE SHARES AT THE DATE OF GRANT, AND THE NONQUALIFIED STOCK OPTIONS ARE TO BE GRANTED AT NO LESS THAN EIGHTY-FIVE PERCENT OF THE FAIR MARKET VALUE OF THE SHARES AT THE DATE OF GRANT. THE FAIR MARKET VALUE OF THE COMPANY'S COMMON STOCK IS DETERMINED BY THE BOARD OF DIRECTORS BASED ON THE TRADING PRICE OF THE COMPANY'S STOCK AT THE DATE OF GRANT. UNDER APB NO. 25, IF THE EXERCISE PRICE OF THE COMPANY'S EMPLOYEE STOCK OPTIONS EQUALS OR EXCEEDS THE FAIR VALUE OF THE UNDERLYING STOCK ON THE DATE OF GRANT, NO COMPENSATION EXPENSE IS RECOGNIZED.

                        WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


THE FOLLOWING TABLE SUMMARIZES INFORMATION ABOUT STOCK OPTIONS OUTSTANDING AT DECEMBER 31, 2000:


                                                                      WEIGHTED
                                                                      AVERAGE
                                                        WEIGHTED     REMAINING
                                                         AVERAGE     CONTRACTUAL
                             PER SHARE    NUMBER OF     PER SHARE       LIFE
                              PRICES        SHARES        PRICE        (YEARS)
                           -------------  ----------  ------------- -------------
   December 31, 2000                               1
       (Unaudited)         $0.40 - $5.15  10,715,000     $0.62          9.3
                           =============  ==========  ============= =============

      No options were granted or exercised during the three month period ended December 31, 2000. Options to purchase 4,965,000 shares of common stock were exercisable at December 31, 2000.

7. CONTINGENCIES

      In January 2001, Arab Commerce Bank Ltd. and Lufeng Investments Ltd., the two remaining holders of our Series A 6% Cumulative Convertible Debentures, in the aggregate principal amount of $125,000, filed an action against us in the United States District Court for the Southern District of New York (Case No. 01 Civ. 0810). In the complaint, the debenture holders seek to recover the principal amount of their debentures, plus interest from March 22, 1999 and liquidated damages as per the terms of the debentures as a result of our failure to file a registration statement and to have such registration statement declared effective in accordance with the terms of the debentures. The debenture holders are seeking to recover damages in the approximate amount of $230,000, representing principal, interest and liquidated damages. The Company intends to pursue all appropriate means of resolving this claim.

                                    PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expense of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the registrant, are as follows:

Registration Fee                    $   725.00
Legal Fees and Expenses             $20,000.00
Accounting Fees and Expenses        $ 5,000.00
Printing                            $ 5,000.00
Miscellaneous Expenses              $ 5,000.00

Total                               $35,725.00


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Pursuant to Section 145 of the Delaware General Corporation Law, a Delaware corporation may indemnify an officer, director, or controlling person or purchase and maintain insurance against liability which such persons may incur in this corporate capacity. Under certain circumstances, Section 145 mandates that a Delaware corporation indemnify such persons.

      Section 145 provides that a corporation may indemnify a person, including officers and directors, who was, is or is threatened to be made a named defendant or respondent in a threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, including appeals therein, by reason of the fact that such person was an officer or director of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise, if (1) such person conducted himself in good faith;
(2) if a director, he reasonably believed that (a) his conduct as a director was in the corporation's best interest or (b) his conduct was at least not opposed to the corporation's best interest; and (3) in a criminal proceeding, the person had no reasonable cause to believe his conduct was unlawful.

      Pursuant to Section 145, if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. Except to the extent provided in Section 145, a director may not be indemnified in respect of a proceeding (1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity or (2) in which the person is found liable to the corporation.

      Pursuant to Section 145, a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, trustee, etc. of another corporation, trust or enterprise.

      Pursuant to Section 145, a corporation is obligated to indemnify an officer or director against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was an officer or director, if he has been wholly successful, in the merits or otherwise, the defense of the proceeding.

      The indemnity provided for in Section 145 may include judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the proceeding. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.

      Our By-Laws provide that we are empowered to indemnify, to the fullest extent permitted by the General Corporation Law of the State of Delaware, our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. This right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise. The company may purchase liability policies to protect itself and any director, officer, employee or agent of the company or another corporation, partnership, joint venture or other enterprise against any expense, liability or loss, whether or not the company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

CONVERTIBLE PROMISSORY NOTE

      Pursuant to a commitment letter, dated August 21, 2000, D.H. Blair Investment Banking Corp. caused its affiliate, Blair Ventures-Fund I, Inc. ("Fund"), to make a loan in the principal amount of $3,600,000 to us, on August 22, 2000, which is evidenced by a Convertible Promissory Note. We pledged all of the equity interests that we hold to Fund as collateral for the loan. However, on February 5, 2001, Fund released our shares of common stock of Entrade Inc. from its pledge, until further notice to the contrary, in order to permit us to sell the shares subject to the limitations of Rule 144 under the Securities Act.

      The outstanding principal amount of the loan is due on or before September 1, 2001, however, the maturity date may be extended, at Fund's sole option, for up to an additional two years. Interest is payable, at a rate of 10% per year, and is due upon maturity. The loan may be converted by Fund at any time prior to the maturity date into our common stock at the rate of $0.75 per share. Any shares of our common stock issued to Fund will be subject to anti-dilution rights. In addition, Fund will have two demand registration rights and unlimited piggyback registration rights pursuant to the terms of the note with respect to any common stock that it receives.

      We can prepay the loan, in whole or in part, at any time, upon at least ten days written notice to Fund, however, in the event of any prepayment, we must issue to Fund a warrant to purchase our common stock in an amount equal to the prepayment, at $0.75 per share. The common stock underlying such warrant will be subject to anti-dilution rights and Fund will have two demand registration rights and unlimited piggyback registration rights with respect to such shares.

CONVERTIBLE DEBENTURES

      On March 22, 1999, we issued, in a private placement, $989,500 in principal amount of Series A 6% Cumulative Convertible Debentures. In March 2000, pursuant to an offer that we extended to all holders of our debentures, holders of $864,500 in principal amount of the debentures elected to convert them into our common stock. Debentures in the principal amount of $125,000 remain outstanding. If the outstanding debentures are not converted into common stock in accordance with their terms, we will have to pay the remaining principal amount plus interest and related costs to the holders.

WARRANTS

      As compensation for consulting services from GTI Venture Partners LLC, we issued 100,000 warrants to each of Ralph Isham and Arnold Kling in April 2000. Each warrant entitles Mr. Isham and Mr. Kling to purchase one share of common stock at an exercise price of $2.25 per share (subject to adjustment for stock splits, combinations and reclassifications) at any time during the four year period commencing April 2, 1999. We may call and redeem these warrants at $.01 per warrant, upon 10 days prior written notice, in the event of a reorganization, sale, merger, conveyance, combination, etc., as defined in the warrants, but only if the value of the common stock following the occurrence thereof equals or exceeds $10.00 per share. The warrants do not confer upon the holders thereof any voting, dividend or other rights as stockholders. The warrants have piggy-back registration rights, which Messrs. Isham and Kling have exercised, and the shares issuable upon exercise of the warrants are being registered in this registration statement.

      As part of its compensation for acting as placement agent in connection with our private placement offering in May through September, 1999, our placement agent, D.H. Blair Investment Banking Corp., received warrants to purchase 940,467 shares of our common stock at a purchase price of $1.80 per share. D.H. Blair transferred 717,500 of these warrants. The warrants are exercisable for three-year periods from the date of issuance.

      On February 10, 2000, we issued warrants to purchase 500,000 shares of our common stock to Elminor Portfolio Corp. for services rendered by S. Allan Kline. These warrants were exercisable at $4.00 per share and expired on September 1, 2003. The fair value for these warrants was estimated at $430,000 at the date of grant, using the Black-Scholes method and assuming a risk-free interest rate of 6%, a dividend yield of 0%, an average expected life of the warrants of two years and volatility of 215%. Elminor assigned 250,000 of these warrants to VentureTek L.P., an affiliate of D. H. Blair Investment Banking Corp. On August 28, 2000, in connection with the $3.6 million convertible loan discussed above, we agreed to re-price these warrants at $0.75 per share and to extend them for three years. The additional value of these warrants as a result of the re-pricing and extension was estimated at $195,000 at August 28, 2000, using the Black-Scholes method with the same assumptions.

      On September 1, 2000, we issued warrants to purchase an additional 1,500,000 shares of our common stock to Elminor Portfolio Corp. for services to be rendered by S. Allan Kline during the period from October 1, 2000 to September 30, 2002. These warrants are exercisable at $0.75 per share and expire on September 1, 2003. The fair value for these warrants was estimated at $1,050,000 at the date of grant, using the Black-Scholes method with the foregoing assumptions.

COMMON STOCK

      In December 1999, we issued 50,000 shares of our common stock for the lease of office space at 888 Seventh Avenue, New York, New York. The lease is effective for a term of 60 months, commencing September 1, 1999. We currently utilize this space as our executive offices.

OPTIONS

      We issued a total of 2,330,000 options to purchase shares of our common stock under our 1999 Employee Compensation Plan, of which 1,240,000 remain outstanding, with the remainder having terminated under the terms of the plan. We issued a total of 9,475,000 options under our 2000 Incentive Stock Plan, all of which remain outstanding. See "1999 Equity Compensation Plan," "2000 Incentive Stock Plan" and "Summary of Executive Compensation."


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)   Index of Exhibits


Exhibit
No.         Description
-------     -----------

2.1 Agreement and Plan of Reorganization, dated as of May 20, 1998, between Instra Corp., Keiretsu Corporation and the stockholder of Keiretsu Corporation (which is incorporated by reference to Exhibit
            10.1 to the Company's Form 10 Registration No. 000-29479)

2.2 Agreement and Plan of Merger, dated as of February 23, 1999, among Artra Group Incorporated, WorldWide Web NetworX
            Corporation, NA Acquisition Corp., and WWWX Merger Subsidiary,
            Inc. (which is incorporated by reference to Exhibit 10.8 to the Company's Form 10 Registration No. 000-29479)

2.3         Acquisition Agreement, dated as of February 25, 1999, between JenCom
            Digital Technologies, LLC and WorldWide Web NetworX (which is incorporated by reference to Exhibit 10.11 to the Company's Form 10
            Registration No. 000-29479)

2.4         Stock Purchase Agreement, dated March 4, 1999, between D.H.
            Blair Investment Banking Corp. and WorldWide Web NetworX
            Corporation (which is incorporated by reference to Exhibit
            10.12 to the Company's Form 10 Registration No. 000-29479)

2.5 Amendment, dated as of April 28, 1999, to the Acquisition Agreement between JenCom Digital Technologies, LLC, and WorldWide Web NetworX
            Corporation (which is incorporated by reference to Exhibit 10.17 to the Company's Form 10
            Registration No. 000-29479)

2.6         Amendment to Agreement and Plan of Merger, dated as of April
            30, 1999, among Artra Group Incorporated, WorldWide Web
            NetworX Corporation, NA Acquisition Corp., and WWWX Merger
            Subsidiary, Inc. (which is incorporated by reference to Exhibit 10.18 to the Company's Form 10 Registration No.
            000-29479)

2.7         Agreement and Plan of Merger, dated as of July 9, 1999, among
            WorldWide Web NetworX Corporation, Intrac Acquisition Corporation, and The Intrac Group (which is incorporated by reference to Exhibit
            10.22 to the Company's Form 10
            Registration No. 000-29479)

2.8 Share Exchange Agreement, dated as of September 23, 1999, between New America Network, Inc. and WorldWide Web NetworX
            Corporation (which is incorporated by reference to Exhibit
            10.31 to the Company's Form 10 Registration No. 000-29479)

2.9 Warrant, dated September 1, 2000, to purchase 1,500,000 shares of common stock of WorldWide Web NetworX Corporation, issued to Elminor
            Portfolio Corp. (which is incorporated by reference to Exhibit 2.9 of the Company's Form 10-K filed on January 16, 2001)

3.1 Certificate of Incorporation, as amended (which is incorporated by reference to Exhibit 3.1 to the Company's Form 10 Registration No.
            000-29479)

3.2 Bylaws (which is incorporated by reference to Exhibit 3.2 to the Company's Form 10 Registration No. 000-29479)

4.1 Specimen Common Stock Certificate (which is incorporated by reference to Exhibit 4.1 to the Company's Form 10 Registration No.
            000-29479)

4.2         Form of 6% Cumulative Convertible Debenture of WorldWide Web NetworX
            Corporation (which is incorporated by reference to Exhibit 4.2 to the Company's Form 10 Registration No.
            000-29479)

4.3         Warrant to Purchase 100,000 shares of common stock of WorldWide Web
            NetworX Corporation, dated April 2, 1999, issued to Ralph H. Isham
            (which is incorporated by reference to Exhibit 4.3 to the Company's
            Form 10 Registration No.
            000-29479)

4.4         Warrant to Purchase 100,000 shares of common stock of WorldWide Web
            NetworX Corporation, dated April 2, 1999, issued to Arnold P. Kling
            (which is incorporated by reference to Exhibit 4.4 to the Company's
            Form 10 Registration No.
            000-29479)

4.5         Form of Warrant to Purchase Common Stock of WorldWide Web NetworX
            Corporation issued to D.H. Blair Banking Corporation (which is incorporated by reference to Exhibit 4.5 to the Company's Form 10
            Registration No. 000-29479)

4.6         Warrant to Purchase 500,000 shares of common stock of WorldWide Web
            NetworX Corporation dated February 10, 2000, issued to Elminor
            Portfolio Corp. B.V.I. (which is incorporated by reference to Exhibit 4.6 to the Company's Form 10 Registration No. 000-29479)

5.1* Opinion of G. David Rosenblum, Esquire as to the legality of the securities being registered.

10.1        Agency Agreement, dated November 24, 1998, between Alexander,
            Wescott & Co., Inc. and WorldWide Web NetworX Corporation (which is incorporated by reference to Exhibit 10.2 to the Company's Form 10
            Registration No. 000-29479)

10.2        Stock Issuance Agreement, dated as of December 1, 1998, between
            Warren Rothstein and WorldWide Web NetworX Corporation (which is incorporated by reference to Exhibit 10.3 to the Company's Form 10
            Registration No. 000-29479)

10.3        BarterOne Membership Interest Sale Agreement, dated as of December
            16, 1998, between Energy Trading Company and WorldWide Web NetworX
            Corporation (which is incorporated by reference to Exhibit 10.4 to the Company's Form 10 Registration No. 000-29479)

10.4        Acquisition Agreement, dated as of January 29, 1999, between Global
            Trade Group, Ltd., and WorldWide Web NetworX Corporation (which is incorporated by reference to Exhibit 10.5 to the Company's Form 10
            Registration No. 000-29479)

10.5        Acquisition Agreement, dated as of January 29, 1999, between
            Positive Asset Remarketing, Inc., and WorldWide Web NetworX
            Corporation (which is incorporated by reference to Exhibit 10.6 to the Company's Form 10 Registration No. 000-29479)

10.6        Agreement, dated as of February 16, 1999, among Energy Trading
            Company, WorldWide Web NetworX Corporation, and NA Acquisition Corp
            (which is incorporated by reference to Exhibit 10.7 to the Company's
            Form 10 Registration No. 000-29479)

10.7        Acquisition Agreement, dated as of February 24, 1999 between
            Positive Asset Remarketing, Inc. and WorldWide Web NetworX
            Corporation (which is incorporated by reference to Exhibit 10.9 to the Company's Form 10 Registration No. 000-29479)

10.8        Form of Subscription Agreement between WorldWide Web NetworX
            Corporation and Subscribers of 6% Cumulative Convertible Debenture of WorldWide Web NetworX Corporation (which is incorporated by reference to Exhibit 10.10 to the Company's Form 10 Registration No.
            000-29479)

10.9        Consulting Agreement, dated as of April 2, 1999, between Ralph H.
            Isham and WorldWide Web NetworX Corporation (which is incorporated by reference to Exhibit 10.13 to the Company's Form 10 Registration
            No. 000-29479)

10.10       Consulting Agreement, dated as of April 2, 1999, between Arnold P.
            Kling and WorldWide Web NetworX Corporation (which is incorporated by reference to Exhibit 10.14 to the Company's Form 10 Registration
            No. 000-29479)

10.11       Acquisition Agreement, dated as of April 7, 1999, between Admiral
            Asset Group, Inc., and WorldWide Web NetworX Corporation (which is incorporated by reference to Exhibit 10.15 to the Company's Form 10
            Registration No. 000-29479)

10.12       Agreement, dated April 16, 1999, between Alexander, Wescott & Co.,
            Inc., and WorldWide Web NetworX Corporation (which is incorporated by reference to Exhibit 10.16 to the Company's Form 10 Registration
            No. 000-29479)

10.13       Agency Agreement, dated as of May 26, 1999, between D.H. Blair
            Investment Banking Corp. and WorldWide Web NetworX Corporation
            (which is incorporated by reference to Exhibit 10.19 to the Company's Form 10 Registration No. 000-29479)

10.14       Form of Subscription Agreement between WorldWide Web NetworX
            Corporation and Subscribers of a private placement of WWWX common stock (which is incorporated by reference to Exhibit 10.20 to the Company's Form 10 Registration No. 000-29479)

10.15       First Amendment to Stock Issuance Agreement, dated as of July 9,
            1999, between Warren Rothstein and WorldWide Web NetworX Corporation
            (which is incorporated by reference to Exhibit 10.21 to the Company's Form 10 Registration No. 000-29479)

10.16       Employment Agreement, dated July 23, 1999, between ATM Service, Ltd.
            and Thomas Settineri (which is incorporated by reference to Exhibit
            10.23 to the Company's Form 10 Registration No. 000-29479)

10.17       Employment Agreement, dated July 23, 1999, between Intrac
            Acquisition Corporation and Thomas Settineri (which is incorporated by reference to Exhibit 10.24 to the Company's Form 10 Registration
            No. 000-29479)

10.18       Employment Agreement, dated July 23, 1999, between ATM Service, Ltd.
            and Gary Levi (which is incorporated by reference to Exhibit 10.25 to the Company's Form 10 Registration No. 000-29479)

10.19       Employment Agreement, dated July 23, 1999, between Intrac
            Acquisition Corporation and Gary Levi (which is incorporated by reference to Exhibit 10.26 to the Company's Form 10 Registration No.
            000-29479)

10.20       Management Services Agreement, dated as of July 23, 1999, between
            Intrac Acquisition Corp. and Warren Rothstein (which is incorporated by reference to Exhibit 10.20 of the Company's Form 10-K filed on January 16, 2001)

10.21       Management Services Agreement, dated as of July 23, 1999, between
            ATM Service, Ltd. and Warren Rothstein (which is incorporated by reference to Exhibit 10.21 of the Company's Form 10-K filed on January 16, 2001)

10.22       Post-Closing Agreement, dated July 23, 1999, among WorldWide Web
            NetworX Corporation, Intrac Acquisition Corporation, The Intrac
            Group, Thomas Settineri, and Gary Levi (which is incorporated by reference to Exhibit 10.27 to the Company's Form 10 Registration No.
            000-29479).

10.23       Merger and Acquisition Agreement letter, dated as of July 23,
            1999, between WorldWide Web NetworX Corporation and D.H. Blair
            Investment Banking Corp. (which is incorporated by reference to Exhibit 10.28 to the Company's Form 10 Registration No.
            000-29479).

10.24       1999 Equity Compensation Plan (which is incorporated by reference to
            Exhibit 10.29 to the Company's Form 10 Registration No. 000-29479).

10.25 Software License Agreement between ATM Service, Ltd. and entrade.com, Inc. dated September 1999 (which is incorporated by reference to Exhibit 10.30 to the Company's Form 10 Registration No.
            000-29479).

10.26 NAI Direct, Inc. Shareholders' Agreement, dated September 23, 1999, between Real Quest, Inc., Gerald C. Finn, Jeffrey Finn and NAI
            Direct, Inc. (which is incorporated by reference to Exhibit 10.32 to the Company's Form 10 Registration No. 000-29479).

10.27 Real Quest, Inc. Shareholders' Agreement, dated September 23, 1999, between WorldWide Web NetworX Corporation and New America Network,
            Inc. (which is incorporated by reference to Exhibit 10.33 to the Company's Form 10 Registration No. 000-29479).

10.28       Employment Agreement, dated September 23, 1999, between NAI Direct,
            Inc. and Jeffrey Finn (which is incorporated by reference to Exhibit
            10.34 to the Company's Form 10 Registration No. 000-29479).

10.29       Employment Agreement, dated September 23, 1999, between NAI Direct,
            Inc. and Gerald C. Finn (which is incorporated by reference to Exhibit 10.35 to the Company's Form 10 Registration No. 000-29479).

10.30       Escrow Agreement, dated September 23, 1999, between WorldWide Web
            NetworX Corporation, New America Network, Inc. and Weinstein, Goss,
            Schleifer, Eisenberg, Winkler, Rothweiler & Ostroff (which is incorporated by reference to Exhibit 10.36 to the Company's Form 10
            Registration No. 000-29479).

10.31       Agreement dated December 22, 1999, among WorldWide Web NetworX
            Corporation, International Commerce Exchange Systems, Inc.,
            JenCom Digital Technologies, Ltd. and Henry Kauftheil (which is incorporated by reference to Exhibit 10.37 to the Company's
            Form 10 Registration No. 000-29479).

10.32 Amended and Restated Operating Agreement of WWWX-JenCom, LLC, dated as of January 7, 2000, between WorldWide Web NetworX Corporation and
            JenCom Digital Technologies, LLC (which is incorporated by reference to Exhibit 10.38 to the Company's Form 10 Registration No.
            000-29479).

10.33       Amended and Restated Operating Agreement of InterCommerce China,
            LLC, dated as of January 7, 2000, among WorldWide Web NetworX
            Corporation, International Commerce Exchange Systems, Inc., Lester
            Wolff International Investment, Ltd., Henry Kauftheil, Peter
            Zhenxiang Lu, and Uncas Holdings Limited Partnership (which is incorporated by reference to Exhibit 10.39 to the Company's Form 10
            Registration No. 000-29479).

10.34 Distribution and Operating Agreement, dated as of January 7, 2000, between ATM Service, Ltd., and InterCommerce China, LLC (which is incorporated by reference to Exhibit 10.40 to the Company's Form 10
            Registration No. 000-29479).

10.35       Employment Agreement, dated as of January 14, 2000, between
            WorldWide Web NetworX Corporation and John T. Banigan (which is incorporated by reference to Exhibit 10.41 to the Company's Form 10
            Registration No. 000-29479).

10.36       Employment Agreement, dated as of February 14, 2000, between
            WorldWide Web NetworX Corporation and Gerard T. Drumm (which is incorporated by reference to Exhibit 10.42 to the Company's
            Form 10 Registration No. 000-29479).

10.37       Employment Agreement, dated as of March 20, 2000, between WorldWide
            Web NetworX Corporation and Allan M. Cohen (which is incorporated by reference to Exhibit 10.43 to the Company's Form 10 Registration No.
            000-29479).

10.38       Agreement and Protocol dated as of April 22, 1999, among Fundacion
            Primero Mexico, A.C., The Intrac Group, Ltd., ATM Service, Ltd., and
            Fideicomiso De Bital (which is incorporated by reference to Exhibit
            10.44 to the Company's Form 10 Registration No. 000-29479).

10.39       Letter of Agreement dated July 7, 1999, between Warren Rothstein and
            WorldWide Web NetworX Corporation (which is incorporated by reference to Exhibit 10.45 to the Company's Form 10 Registration No.
            000-29479).

10.40       Agreement dated September 30, 1999, between ATM Service, Ltd., and
            Korean Ginseng Products Company, Ltd., as amended October 8, 1999
            (which is incorporated by reference to Exhibit 10.46 to the Company's Form 10 Registration No. 000-29479).

10.41 Israel In-Country Representative Agreement dated March 2, 2000, between ATM Service, Ltd., and MG Capital, Ltd. (which is incorporated by reference to Exhibit 10.48 to the Company's Form 10
            Registration No. 000-29479).

10.42 ATM Contribution Agreement (Textron) (which is incorporated by reference to Exhibit 10.49 to the Company's Form 10 Registration No.
            000-29479).

10.43       Stock Purchase Agreement, dated September 25, 2000, by and among NAI
            Direct, Inc., Real Quest, Inc., WorldWide Web NetworX Corporation,
            New America Network, Inc., Gerald C. Finn and Jeffrey Finn. (which is incorporated by reference to Exhibit 4.1 of the Company's Form
            8-K filed on October 2, 2000).

10.44 Convertible Promissory Note, dated September 25, 2000, in the principal amount of $250,000, executed and delivered by NAI Direct, Inc. to WorldWide Web NetworX Corporation (which is incorporated by reference to Exhibit 4.2 of the Company's Form 8-K filed on October
            2, 2000).

10.45 Unlimited Surety Agreement, dated September 25, 2000, executed and delivered by New America Network, Inc. to WorldWide Web NetworX
            Corporation (which is incorporated by reference to Exhibit 4.3 of the Company's Form 8-K filed on October 2, 2000).

10.46       Commitment Letter, dated August 21, 2000, from D.H. Blair Investment
            Banking Corp. (which is incorporated by reference to Exhibit 4.1 of the Company's Form 8-K filed on August 31, 2000).

10.47 Convertible Promissory Note, dated August 24, 2000, in the principal amount of $3,600,000, executed and delivered by WorldWide Web
            NetworX Corporation to Blair Ventures-Fund I, Inc. (including a Form of Warrant Agreement, Registration Rights Agreement, dated August
            22, 2000, and Form of Warrant) (which is incorporated by reference to Exhibit 4.2 of the Company's Form 8-K filed on August 31, 2000).

10.48       Security Agreement, dated August 22, 2000, between WorldWide Web
            NetworX Corporation and Blair Ventures-Fund I, Inc. (which is incorporated by reference to Exhibit 4.3 of the Company's Form 8-K filed on August 31, 2000)

10.49       Stock Pledge Agreement, dated August 22, 2000, between WorldWide Web
            NetworX Corporation and Blair Ventures-Fund I, Inc. (which is incorporated by reference to Exhibit 4.4 of the Company's Form 8-K filed on August 31, 2000)

10.50       Escrow Agreement, dated August 22, 2000, between WorldWide Web
            NetworX Corporation and Blair Ventures-Fund I, Inc. (which is incorporated by reference to Exhibit 4.5 of the Company's Form 8-K filed on August 31, 2000)

10.51       Separation and Release Agreement with John T. Banigan, dated August
            24, 2000 (which is incorporated by reference to Exhibit 99.1 of the Company's Form 8-K filed on August 31, 2000).

10.52       Consulting and Release Agreement with Allan M. Cohen, dated August
            22, 2000 (which is incorporated by reference to Exhibit 99.2 of the Company's Form 8-K filed on August 31, 2000).

10.53       Confirmation of Employment with Evelyn Cohen, dated August 22, 2000
            (including Non-Qualified Stock Option Grant, dated August 22, 2000)
            (which is incorporated by reference to Exhibit 99.3 of the Company's
            Form 8-K filed on August 31, 2000).

10.54 Mutual Release with Evelyn Cohen, dated August 22, 2000 (which is incorporated by reference to Exhibit 99.4 of the Company's Form 8-K filed on August 31, 2000).

10.55       Separation and Release Agreement with Gerard T. Drumm, dated August
            24, 2000 (which is incorporated by reference to Exhibit 99.5 of the Company's Form 8-K filed on August 31, 2000).

10.56       Separation and Release Agreement with Michael F. Metzger, dated
            August 22, 2000 (which is incorporated by reference to Exhibit 99.6 of the Company's Form 8-K filed on August 31, 2000).

10.57       Separation and Release Agreement with Michael Norton, dated August
            22, 2000 (which is incorporated by reference to Exhibit 99.7 of the Company's Form 8-K filed on August 31, 2000).

10.58 Mutual Release and Indemnification Agreement with Warren Rothstein, dated August 22, 2000 (which is incorporated by reference to Exhibit
            99.8 of the Company's Form 8-K filed on August 31, 2000).

10.59 Mutual Release and Indemnification Agreement with William Weld, dated August 22, 2000 (which is incorporated by reference to Exhibit
            99.9 of the Company's Form 8-K filed on August 31, 2000).

10.60 Mutual Release and Indemnification Agreement with Gary K. Levi, dated August 22, 2000 (which is incorporated by reference to Exhibit
            99.10 of the Company's Form 8-K filed on August 31, 2000).

10.61       Mutual Release and Indemnification Agreement with Thomas A.
            Settineri, dated August 22, 2000 (which is incorporated by reference to Exhibit 99.11 of the Company's Form 8-K filed on August 31, 2000)

10.62       Employment Contract, dated February 14, 2000, between WorldWide Web
            NetworX Corporation and G. David Rosenblum (which is incorporated by reference to Exhibit 10.62 of the Company's Form 10-K filed on January 16, 2001)

10.63       Funding Agreement, dated June 16, 2000, between WorldWide Web
            NetworX Corporation, ATM Service, Ltd., Thomas Settineri and Gary
            Levi (which is incorporated by reference to Exhibit 10.63 of the Company's Form 10-K filed on January 16, 2001)

10.64 Promissory Note, dated June 16, 2000, in the principal amount of $141,000, payable by ATM Service, Ltd. to WorldWide Web NetworX
            Corporation (which is incorporated by reference to Exhibit 10.64 of the Company's Form 10-K filed on January 16, 2001)

10.65       Joint Venture Agreement, dated July 2000, between WorldWide Web
            NetworX Corporation and Juan Torrents & Assoc. (which is incorporated by reference to Exhibit 10.65 of the Company's Form
            10-K filed on January 16, 2001)

10.66       Employment Contract, dated August 29, 2000, between WorldWide Web
            NetworX Corporation and Carol C. Knauff (which is incorporated by reference to Exhibit 10.66 of the Company's Form 10-K filed on January 16, 2001)

10.67       Promissory Note, dated August 24, 2000, payable by ATM Service, Ltd.
            to WorldWide Web NetworX Corporation in the principal amount of $360,000 (which is incorporated by reference to Exhibit 10.67 of the Company's Form 10-K filed on January 16, 2001)

10.68       Consulting Agreement, dated September 1, 2000, between WorldWide Web
            NetworX Corporation and Elminor Portfolio Corp. (which is incorporated by reference to Exhibit 10.68 of the Company's Form
            10-K filed on January 16, 2001)

10.69       Stock Pledge Agreement, dated September 27, 2000, between WorldWide
            Web NetworX Corporation and Blair Ventures-Fund I, Inc. (which is incorporated by reference to Exhibit 10.69 of the Company's Form
            10-K filed on January 16, 2001)

10.70 Amendment to Stock Pledge Agreement, dated September 27, 2000, between WorldWide Web NetworX Corporation and Blair Ventures-Fund I,
            Inc. (which is incorporated by reference to Exhibit 10.70 of the Company's Form 10-K filed on January 16, 2001)

10.71       Agreement, dated as of September 30, 2000, between ATM Service, Ltd.
            and Warren Rothstein (which is incorporated by reference to Exhibit
            10.71 of the Company's Form 10-K filed on January 16, 2001)

10.72 ATM Shareholders Agreement, dated as of September 30, 2000, by and among WorldWide Web NetworX Corporation, Thomas Settineri, Gary Levi and ATM Service, Ltd. (which is incorporated by reference to Exhibit
            10.72 of the Company's Form 10-K filed on January 16, 2001)

10.73 2000 Incentive Stock Plan, dated October 10, 2000 (which is incorporated by reference to Exhibit 10.73 of the Company's Form
            10-K filed on January 16, 2001)

10.74       Promissory Note, dated October 26, 2000, payable by ATM Service,
            Inc. to Marvel Worldwide, Ltd., in the principal amount of $200,000
            (which is incorporated by reference to Exhibit 10.74 of the Company's Form 10-K filed on January 16, 2001)

10.75       Employment Contract, dated November 2000, between WorldWide Web
            NetworX Corporation and R. Bruce Richardson (which is incorporated by reference to Exhibit 10.75 of the Company's Form 10-K filed on January 16, 2001)

10.76       Stock Pledge Agreement, dated November 13, 2000, between WorldWide
            Web NetworX Corporation and ATM Service, Ltd. (which is incorporated by reference to Exhibit 10.76 of the Company's Form 10-K filed on January 16, 2001)

10.77       Promissory Note, dated January 16, 2001, payable by ATM Service,
            Ltd. to Marvel Worldwide, Ltd., in the principal amount of $75,000
            (which is incorporated by reference to Exhibit 10.77 of the Company's Form 10-Q filed on February 20, 2001).

10.78       Security Agreement, dated January 16, 2001, between ATM Service,
            Ltd. and Marvel Worldwide, Ltd. (which is incorporated by reference to Exhibit 10.78 of the Company's Form 10-Q filed on February 20,
            2001).

10.79       Promissory Note, dated February 9, 2001, payable by ATM Service,
            Ltd. to Joyce LaTerre, in the principal amount of $200,000 (which is incorporated by reference to Exhibit 10.79 of the Company's Form
            10-Q filed on February 20, 2001).

10.80       Letter, dated February 5, 2001, from D.H. Blair Investment Banking
            Corp. to Laidlaw Global Securities, concerning the release of the pledge of the shares of Entrade Inc. (which is incorporated by reference to Exhibit 10.80 of the Company's Form 10-Q filed on February 20, 2001).

10.81       Amendment, dated February 16, 2001, to Letter of Intent, dated
            February 12, 2001, by and among WorldWide Web NetworX Corporation,
            International Commerce Exchange Systems, Inc. and eMarketplaces,
            Inc. (which is incorporated by reference to Exhibit 10.81 of the Company's Form 10-Q filed on February 20, 2001).

16.1        Letter regarding change in certifying accountant from Richard
            A. Eisner & Company LLP. (which is incorporated by reference to Exhibit 16 to the Company's Form 10 Registration No.
            000-29479).

21.1 Subsidiaries of the Registrant (which is incorporated by reference to Exhibit 21.1 to the Company's Form 10 Registration No.
            000-29479).

23.1        Consent of Independent Auditors (which is incorporated by reference to Exhibit 23.1 of the Company's Form 10-K filed on January 16,
            2001)

23.2*       Consent of G. David Rosenblum, Esquire (included as part of Exhibit
            5.1).

27.1        Financial Data Schedule (which is incorporated by reference to
            Exhibit 27.1 of the Company's Form 10-K filed on January 16,
            2001)

99.1 Press Release, dated February 16, 2001(which is incorporated by reference to Exhibit 99.1 of the Company's Form 10-Q filed on February 20, 2001).

* Filed with this registration statement.


(b)   Financial Statement Schedules

      Financial statement schedules have been omitted because they either are not required, not applicable, or the information has otherwise been included in the financial statements.


ITEM 17. UNDERTAKINGS.

(a)   The registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs
                  (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
                  Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)   The Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time is was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mt. Laurel, State of New Jersey, on February 26, 2001.


WorldWide Web NetworX Corporation (Registrant)


By:   /s/ Carol C. Knauff
      -------------------
      Carol C. Knauff
      President, Chief Executive Officer
      and Chairman of the Board


Date: February 26, 2001


By:   /s/ R. Bruce Richardson
      -----------------------
      R. Bruce Richardson
      Chief Financial Officer

Date: February 26, 2001


      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


Signature                             Title                               Date
---------                             -----                               ----
 /s/ Carol C. Knauff                  President, Chief Executive          February 26, 2001
---------------------------           Officer and Chairman
Carol C. Knauff                       Of the Board


 /s/ R. Bruce Richardson              Chief Financial Officer             February 26, 2001
---------------------------
R. Bruce Richardson


 /s/ G. David Rosenblum               General Counsel and Director        February 26, 2001
---------------------------
G. David Rosenblum